UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
(RULE 14A-101)
Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed By a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
PLUMTREE SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the Appropriate Box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Plumtree Software, Inc. (“Plumtree common stock”)

	2)	Aggregate number of securities to which transaction applies:

44,457,106 shares of Plumtree common stock (consisting of 33,834,891 shares of outstanding shares of Plumtree common stock, 10,521,051 shares underlying outstanding options to purchase shares of Plumtree common stock, 60,134 shares issuable under Plumtree’s employee stock purchase plan, and 41,030 shares underlying outstanding warrants to purchase shares of Plumtree common stock) (in each case based upon information as of August 31, 2005)

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0001177 by the product of $5.50 and 44,457,106 (aggregate number of shares to which the merger applies)

	4)	Proposed maximum aggregate value of transaction:

$244,514,083

	5)	Total fee paid:

$28,779.31

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PRELIMINARY COPY — SUBJECT TO COMPLETION
Plumtree Software, Inc.
500 Sansome Street
San Francisco, California 94111
[                    ], 2005
Dear Stockholder:
      We cordially invite you to attend a special meeting of stockholders of Plumtree Software, Inc. (also referred to as “Plumtree,” “we” or “us”) to be held on [                    ], 2005 at [          ] a.m., local time, at [                    ].
      At the special meeting, we will ask you to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger we entered into on August 22, 2005 with BEA Systems, Inc. (also referred to as “BEA”) and its wholly owned subsidiary, Baja, Inc., and to approve the merger of Baja, Inc. with and into Plumtree contemplated by the merger agreement. If we complete the merger, each outstanding share of our common stock, par value $0.001 per share, will be converted into the right to receive $5.50 in cash, without interest, and Plumtree will become a wholly owned subsidiary of BEA.
      Our board of directors has unanimously determined that the terms of the merger are fair to and in the best interests of Plumtree and our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and recommends that you vote “for” the proposal to adopt and approve the merger agreement and approve the merger contemplated thereby.
      Your vote is very important. We cannot complete the merger unless the merger agreement is adopted and approved by holders of a majority of our outstanding shares. Whether or not you plan to be present at the special meeting, please complete, sign, date and return the enclosed proxy card or voting instruction card to ensure your shares are represented at the special meeting. If you do not return your proxy or instruct your broker to vote your shares for the merger proposal described in the attached proxy statement, or if you abstain from voting on the merger proposal, it will have the same effect as a vote against the adoption and approval of the merger agreement and approval of the merger contemplated thereby.
      The attached proxy statement provides detailed information about the merger and related matters. We urge you to read the proxy statement carefully, including the annexes.
      If you have any questions about the merger please call The Altman Group, our proxy solicitor, at (866) 304-2061.
      On behalf of the board of directors, I thank you for your support and appreciate your consideration of this matter.

Yours truly,

PLUMTREE SOFTWARE, INC.

John Kunze
Chief Executive Officer
This proxy statement is dated                    , 2005 and is first being mailed to stockholders on or about                     , 2005.

Plumtree Software, Inc.
500 Sansome Street
San Francisco, California 94111
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                        ], 2005
       A Special Meeting of the stockholders of Plumtree Software, Inc. will be held on [                    ], 2005, at [          ] a.m., local time, at [                    ], to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 22, 2005, among Plumtree Software, Inc., BEA Systems, Inc. and Baja, Inc., a wholly owned subsidiary of BEA Systems, Inc., a copy of which Agreement is attached as Annex A to the proxy statement accompanying this notice, and to approve the merger of Baja, Inc. with and into Plumtree contemplated by the merger agreement.
      Only stockholders of record as of the close of business on [                    ], 2005, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on [                    ], 2005, there were [                    ] shares of our common stock outstanding. Each holder of Plumtree common stock is entitled to one vote for each share of our common stock held on the record date. A stockholders’ list will be available at Plumtree’s principal executive office for inspection by any stockholder entitled to vote at the special meeting beginning ten (10) business days before the date of the special meeting and continuing through the special meeting.
      A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, are attached to this notice.
      If a quorum is not present at the special meeting, or a quorum is present but we do not have sufficient votes to approve the proposal described in this notice, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of our common stock represented at the special meeting in person or by proxy. The persons named as proxies will vote those proxies that they are entitled to vote FOR the proposal described herein in favor of an adjournment of the special meeting and will vote those proxies required to be voted AGAINST the proposal described herein against such adjournment.
      Your vote is important. The affirmative vote of a majority of the outstanding shares of Plumtree common stock is required to adopt and approve the merger agreement and approve the merger contemplated thereby. Whether or not you expect to attend the special meeting in person, please date and sign the accompanying proxy card and return it promptly in the enclosed envelope. Returning your proxy card does not deprive you of your right to attend the special meeting and to vote your shares in person. Thank you for acting promptly.

By order of the Board of Directors,

John Kunze
Chief Executive Officer
San Francisco, California
[                    ], 2005

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
      These questions and answers do not, and are not intended to, address all the information that may be important to you. You should read the summary and the remainder of this proxy statement, including all annexes, carefully.
The Merger

Q:	What is the proposed merger?

A:	Under the terms of the Agreement and Plan of Merger dated as of August 22, 2005, referred to in this proxy statement as the merger agreement, among BEA Systems, Inc., or BEA, Baja, Inc., a direct wholly owned subsidiary of BEA, or Merger Sub, and Plumtree Software, Inc., or Plumtree, Merger Sub will be merged with and into Plumtree with Plumtree emerging as the surviving corporation and a wholly owned subsidiary of BEA. The merger agreement is attached to this proxy statement as Annex A. We encourage you to read it carefully.

Q:	Why are you proposing the merger?

A:	We are proposing the merger because our board of directors has determined, in consultation with our management as well as our legal and financial advisors, and after consideration of factors both in support of the merger and those weighing against it, that the merger is advisable and fair to, and in the best interest of, Plumtree and our stockholders. A more complete description of the factors considered by our board of directors is included in the section of this proxy statement entitled “The Merger — Recommendation of Our Board of Directors; Reasons for the Merger” on page 21, and includes the following considerations:

• the increased competition and consequent pricing pressures that we have experienced in recent years as a result of industry consolidation and the market presence of larger, more established software vendors;

• the fact that the merger consideration of $5.50 per share represents a substantial premium to the historic trading prices of our common stock;

• the terms and conditions of the merger agreement, including the limited conditions to BEA’s obligations to complete the merger; and

• the opinion of Jefferies Broadview, a division of Jefferies & Company, Inc. (referred to as Jefferies Broadview) that, as of August 22, 2005, based upon and subject to certain assumptions, qualifications, limitations and factors described in the Jefferies Broadview opinion, the $5.50 in cash per share, as such amount may be adjusted in accordance with the merger agreement, to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, for each share of our common stock that you own, you will be entitled to receive $5.50 in cash, without interest. We sometimes refer in this proxy statement to the aggregate cash that holders of our common stock will receive as the merger consideration.

Q:	What are the United States federal income tax consequences of the merger to me?

A:	The receipt of cash for shares of our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, as a result, you will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash you receive in the merger and your adjusted tax basis in the shares of our common stock you exchange for cash pursuant to the merger. Because the tax consequences of the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the merger.

Q:	What is the vote required to complete the merger?

A:	In order to complete the proposed merger, we must obtain the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date for the special meeting. Each share of our common stock is entitled to one vote.

In order to induce BEA to execute the merger agreement, the directors and executive officers of Plumtree, each in their capacity as a stockholder of Plumtree common stock, agreed to vote the Plumtree common stock they own FOR the proposal to adopt and approve the merger agreement and approve the merger. As of the record date for the special meeting, the directors and officers who executed stockholder voting agreements beneficially owned an aggregate of [ ]% of the outstanding shares of our common stock.

Q:	Is our board of directors recommending that I vote for the merger agreement?

A:	Yes. After considering a number of factors, our board of directors unanimously believes that the terms of the merger agreement are fair to and in the best interests of Plumtree and our stockholders. Our board of directors unanimously recommends that you vote FOR approval of the merger and the adoption and approval of the merger agreement.

Q:	Did our board of directors receive an opinion of our financial advisor in connection with the merger?

A:	On August 22, 2005, Jefferies Broadview rendered its oral opinion, subsequently confirmed in writing, that, as of August 22, 2005, based upon and subject to certain assumptions, qualifications, limitations and factors described in the Jefferies Broadview opinion, the $5.50 in cash per share, as such amount may be adjusted in accordance with the merger agreement, to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Jefferies Broadview’s opinion is attached as Annex C to this proxy statement and is described more fully under “The Merger — Opinion of Our Financial Advisor” beginning on page 24 of this document, and we urge you to read this opinion carefully and in its entirety. Jefferies Broadview’s opinion was directed solely to our board of directors and addresses only the fairness from a financial point of view of the merger consideration as of the date of the Jefferies Broadview opinion. The Jefferies Broadview opinion does not address any other aspect of the transaction and does not constitute a recommendation to any Plumtree stockholder or any other person as to how to vote or act with respect to the merger or any other matter.

Q:	Do our directors and executive officers have any special interests in the merger?

A:	Yes. When considering the recommendation of our board of directors, you should be aware that some of our directors and officers have interests that are different from, or in addition to, yours. These interests include, among others, the potential receipt of severance payments and the accelerated vesting of outstanding stock options of executive officers and directors due to the merger as well as the continued indemnification of, and provision of directors’ and officers’ insurance coverage to, current directors and officers of Plumtree after the merger. Please see the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger” on page 32 for a further description of the special interests of our directors and executive officers in the merger.

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger as quickly as possible. We have agreed with BEA that the merger will be completed no later than the second business day after all closing conditions have been satisfied. However, we cannot predict the exact timing of the merger because it is subject to regulatory approvals and other conditions. Assuming that all the conditions to the merger are satisfied or waived in a timely fashion, we currently expect to complete the merger in the fourth quarter of the 2005 calendar year.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Yes. Under the Delaware General Corporations Law, referred to as the DGCL, record holders of Plumtree common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the merger.

The Special Meeting and Other Information

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of stockholders will be held at [ ], on [ ], [ ] [ ], 2005, at [ ] a.m., local time.

Q:	What matters will be voted on at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on a proposal to adopt and approve the merger agreement and approve the merger.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of Plumtree common stock of record as of the close of business on [ ] [ ], 2005, which we refer to as the record date, will be entitled to notice of, and to vote at, the special meeting.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, consider how the merger would affect you as a stockholder and then vote or provide voting instructions as described below.

Q:	How do I vote?

A:	If you hold a stock certificate in your name for Plumtree’s common stock, you are the owner of record of the shares evidenced by that certificate. If you are a stockholder of record, you may attend the special meeting and vote in person. Alternatively, if you wish to vote by proxy, you may:

1. Call the toll-free telephone number listed in the voting instructions attached to the proxy card and follow the telephone prompts; OR

2. Complete, sign, date and return the enclosed proxy card.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	If you hold shares of Plumtree common stock in the name of a broker or financial institution, you are a beneficial owner, and the broker or the financial institution holding your shares is the record holder of your shares. This is often referred to as holding in “street name.” If you hold your shares of Plumtree common stock in street name, you must follow the voting directions given by the broker or financial institution in order to vote on the proposed merger. If you hold shares in street name and you wish to attend and vote at the special meeting in person, you must bring an executed power of attorney or proxy in your name that has been signed by the record holder of your Plumtree shares. Contact your broker or financial institution for this information.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Plumtree common stock. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What if I want to change my vote after I have voted?

A:	You may revoke your proxy or change your vote at any time before the final vote at the special meeting or any adjournment or postponement of the special meeting. If you are the owner of record, you may do this by:

1. Giving written notice of revocation to the Corporate Secretary, Plumtree Software, Inc., 500 Sansome Street, San Francisco, California 94111;

2. Signing another valid proxy bearing a later date;

3. Voting at a later date by telephone; OR

4. Voting in person at the special meeting.

If you hold stock in street name, you must contact your broker or financial institution for information on how to revoke your proxy or change your vote.

Q:	What happens if I do not send in my proxy, if I do not instruct my broker to vote my shares or if I abstain from voting?

A:	If you do not send in your proxy, if you do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the adoption and approval of the merger agreement and the approval of the merger.

Q:	Should I send in my Plumtree stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Plumtree common stock for the merger consideration.

PLEASE DO NOT SEND YOUR PLUMTREE STOCK CERTIFICATES NOW.

Q:	Where can I find more information?

A:	We file periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available about Plumtree, see the section of this proxy statement entitled “Where You Can Find More Information.”

Q:	Whom should I call if I have questions or want additional copies of documents?

A:	If you have any questions about the proposed merger or this proxy statement or, if you would like additional copies of this proxy statement or the proxy card you should call The Altman Group, our proxy solicitor, at (866) 304-2061, or, alternatively, us at Plumtree Software, Inc., 500 Sansome Street, San Francisco, California 94111, (415) 263-8900, Attention: General Counsel.

SUMMARY TERM SHEET
      The following highlights important information discussed in greater detail elsewhere in this proxy statement. The following includes parenthetical references to pages in other portions of this proxy statement containing a more detailed description of the topics presented in this summary. The following may not contain all of the information you should consider before voting on the merger. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to adopt and approve the merger agreement and approve the merger. All information in this proxy statement was prepared and supplied by Plumtree, except for the descriptions of the businesses of BEA and Baja, Inc. contained in this summary below under the heading “— The Parties to the Merger Agreement,” which descriptions were supplied by BEA.
The Parties to the Merger Agreement (Page 12)

PLUMTREE SOFTWARE, INC.
500 Sansome Street
San Francisco, CA 94111
(415) 263-8900
      Plumtree is primarily engaged in the business of developing and distributing infrastructure software, maintenance and consulting, training and installation services that enable businesses to deploy corporate portals, collaborative communities, and activity based applications. We derive revenue and generate cash from customers from primarily two sources: (i) product license revenue, and (ii) software maintenance, professional services and training revenue. Our common stock is traded on the Nasdaq National Market System under the symbol “PLUM.”

BEA SYSTEMS, INC.
2315 North First Street
San Jose, California 95131
(408) 570-8000
      BEA Systems, Inc. is a world leader in enterprise infrastructure software, providing standards-based platforms to accelerate the secure flow of information and services. BEA product lines — WebLogic®, Tuxedo®, JRockit® help customers reduce IT complexity and successfully deploy Service-Oriented Architectures to improve business agility and efficiency. For more information please visit www.bea.com. BEA’s common stock is traded on the Nasdaq National Market System under the symbol “BEAS.”
      Baja, Inc. is a direct wholly owned subsidiary of BEA, formed solely for the purpose of facilitating the merger.
The Merger Agreement

The Merger (Page 16)
      We have entered into a merger agreement with BEA under which Baja, Inc., a wholly owned subsidiary of BEA, will be merged with and into us, with Plumtree emerging as the surviving corporation. If the merger is completed, we will become a wholly owned subsidiary of BEA.
      Upon completion of the merger, for each issued and outstanding share of our common stock that they hold, our stockholders will be entitled to receive $5.50 in cash, without interest. Based on the number of shares of our common stock outstanding on [                    ] [     ], 2005 and assuming the conversion of all options exercisable for our common stock, the aggregate consideration paid by BEA to our stockholders will be approximately $[          ] million.
      Each vested option to purchase shares of our common stock will be cancelled in exchange for the right to receive a cash payment equal to the excess of the per share merger consideration over the exercise price of the stock option multiplied by the number of shares of our common stock subject to the option, subject to tax withholding. No payment will be made with respect to options that have per share exercise prices equal to or greater than the per share merger consideration of $5.50 in cash, without interest.
      Each unvested option exercisable for our common stock will be converted into an option exercisable for BEA common stock and each unvested option will retain its existing vesting schedule and other existing terms and conditions, except that the number of shares of common stock and the exercise price of the option will be adjusted in accordance with the option exchange ratio.
      Any purchase rights existing under our employee stock purchase plan on the date which is three trading days prior to the closing date of the merger shall be exercised on such date and each participant in our employee stock purchase plan shall accordingly be issued shares of our common stock at that time and, upon completion of the merger, shall be entitled to receive $5.50 in cash, without interest, for each share of our common stock so issued.
      We expect to close the merger promptly after the approval and adoption of the merger agreement by our stockholders and after all other conditions to the merger have been satisfied or waived. At present, we anticipate that the closing will occur promptly following the special meeting of our stockholders.

Conditions to the Merger (Page 49)
      The completion of the merger is conditioned on the satisfaction or waiver, if permissible, of a number of conditions, including, but not limited to, the following:

•	our receipt of the requisite vote of our stockholders approving the proposal to adopt and approve the merger agreement and approve the merger;

•	the absence of any statute, rule, order or injunction prohibiting the merger or otherwise making the merger illegal;

•	the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to in this proxy statement as the HSR Act, and any other antitrust laws;

•	the representations and warranties of each party contained in the merger agreement being true and correct in all material respects, except for changes contemplated by the merger agreement or where the failure to be true and correct would not have a material adverse effect on the representing party;

•	the performance or compliance in all material respects of each party with all covenants, obligations and conditions required to be performed or complied with by each party under the merger agreement; and

•	the absence of any material adverse effect on our business.

Non-Solicitation (Page 46)
      We have agreed that neither we nor any of our subsidiaries will (and we will not authorize or permit any of our officers, directors, employees or agents to) directly or indirectly take any action to solicit, initiate, knowingly facilitate or encourage anyone, other than BEA, to make, submit or announce any takeover proposal of our company. Additionally, we have agreed not to disclose any nonpublic information relating to Plumtree or to engage in any negotiations or discussions regarding any inquiry or proposal that is, or would reasonably be expected to lead to, a takeover proposal of Plumtree. Further, we have agreed not to enter into any letter of intent or similar document, contract, agreement or commitment that contemplates or is related to a takeover proposal of our company.
      However, subject to certain limitations, we are permitted to respond to an unsolicited takeover proposal by furnishing certain information and participating in discussions and negotiations regarding the takeover proposal if our board of directors determines in good faith, after receiving the advice of its financial advisors and outside counsel that the takeover proposal is, or is reasonably likely to result in an offer to acquire our company that is, more favorable from a financial point of view than the terms of the merger with BEA, and that not pursuing the takeover proposal would be a breach of its fiduciary duties to the Plumtree stockholders.

Termination of the Merger Agreement (Page 48)
      The merger agreement may be terminated:

•	by mutual written consent duly authorized by the boards of directors of each of BEA and us;

•	by BEA or us if:

•	the merger is not consummated by January 31, 2006, subject to certain limitations;

•	the required approval of the proposal to adopt and approve the merger agreement and approve the merger by our stockholders is not obtained at the special meeting or adjournment or postponement of the special meeting;

•	a governmental entity has issued a permanent injunction or other order preventing the merger and that order or injunction has become final and nonappealable;

•	any statute, rule, regulation or order has been enacted, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal;

•	the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement, which breach is incurable or is not cured within 20 days of written notice of the breach;

•	by BEA if:

•	we (or any of our subsidiaries, or any of our officers, directors, employees or representatives) materially breach or violate our non-solicitation obligations;

•	our board of directors changes, withdraws or fails to reaffirm its recommendation of the merger, or recommends, endorses, accepts or agrees to a takeover proposal;

•	by us if:

•	our board of directors authorizes us to enter into a definitive agreement in respect of a superior proposal, provided we have not breached the provisions described in the section of this proxy statement entitled “The Merger Agreement — Non-Solicitation” and we have paid to BEA the termination fee of $5.5 million.

Fees and Expenses (Page 48)
      Costs and expenses related to the merger will generally be paid by the party incurring those costs and expenses. We and BEA have agreed to pay up to $2.0 million of the actual, reasonable and documented out-of-pocket costs and expenses incurred by the other party in connection with the merger agreement, including the fees and expenses of its outside advisors, outside accountants and outside legal counsel, if the merger agreement is terminated as a result of that party’s breach of any of its representations, warranties, covenants or agreements in the merger agreement, which breach is incurable or is not cured within 20 business days of written notice of the breach. In addition, we have agreed to pay to BEA a termination fee of $5.5 million if the merger agreement is terminated:

•	by BEA because we materially breach or violate our non-solicitation obligations;

•	by BEA because we change, withdraw or fail to reaffirm our recommendations of the merger, or recommend, endorse, accept or agree to a takeover proposal of our company;

•	by us in order to enter into an agreement with respect to a superior offer, subject to certain prerequisites; or

•	by either us or BEA if the merger is not consummated by January 31, 2006 or if our stockholders fail to approve the merger at a duly convened special meeting, but only if prior to such termination another acquisition proposal for us emerges and within 12 months we either consummate an acquisition proposal or enter into a definitive agreement regarding an acquisition of Plumtree.

Regulatory Matters (Page 39)
      The completion of the merger is subject to expiration or termination of the applicable waiting periods under the HSR Act, and the rules and regulations promulgated thereunder, and under any foreign antitrust law. We and BEA have made the required filings under the HSR Act and the waiting period has not yet expired. In addition, the merger may require filings of notices with competition authorities in other jurisdictions. We and BEA have not made any required filings with the competition authority in any other applicable jurisdictions under their respective antitrust laws, but expect to do so, to the extent applicable, and expect the applicable waiting periods to expire, in each case, prior to the effective time of the merger to the extent required.
Litigation Related to the Merger (Page 39)
      On August 23, 2005, an action titled Globis Partners, L.P. v. Plumtree Software, Inc. et al., CA No. 1577-N was filed in the Delaware Chancery Court naming Plumtree and all members of our board of directors, along with BEA Systems, Inc. as defendants. On August 24, 2005, a second action titled Keitel v. Plumtree Software, Inc. et al., No. CGC 05-444355, was filed in the Superior Court of the State of California for the County of San Francisco, naming Plumtree and all members of our board of directors as defendants. In pursuing these actions, both plaintiffs purport to represent all public stockholders of Plumtree who are similarly situated with the plaintiffs. Among other things, the complaints allege that our directors, in approving the proposed merger of Plumtree with a wholly owned subsidiary of BEA Systems, Inc. involving payments to our stockholders of $5.50 per share, breached fiduciary duties owed to our stockholders because defendants failed to take steps to maximize the value of Plumtree to our public stockholders. The complaints further allege that instead of seeking the highest price reasonably available for our stockholders, the defendants engaged in a process designed to ensure that BEA, and only BEA, acquired Plumtree. The complaints seek, among other things, class certification, and certain forms of equitable relief, including enjoining the consummation of the merger. The plaintiff in the Delaware action also seeks rescissory and compensatory damages. We believe that the allegations are without merit and intend to vigorously contest the actions. There can be no assurance, however, that we will be successful in our defense of these actions.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on various underlying assumptions and expectations of management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Although our management believes these assumptions are reasonable, we cannot assure you that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, we undertake no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in our expectations.
      The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements, including, but not limited to: continued customer demand and interest in our current and new products; our ability to compete with our larger competitors (in an increasingly competitive and consolidating industry environment) that may have longer operating histories, more established product offerings and greater resources; our success in building product pipeline, improving sales execution and achieving growth; risks associated with the ongoing review process of our contract with the U.S. General Services Administration, referred to as the GSA, and our internal investigation into the “Price Reductions” clause of the GSA contract; an uncertain general economic environment; adverse conditions in worldwide IT spending trends; failure to expand our customer base; the length and complexity of Plumtree’s sales cycle; the success of major version releases, new platforms, applications and tools; the ability of our customers to deploy our products successfully and their willingness to act as references; changes in the needs and priorities of existing and potential customers; failure to manage technological change; our ability to expand into and within global markets; our ability to manage costs; our ability to provide a return on investment to our customers; and the impact of geopolitical conflicts and events.
      The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our subsequent Quarterly Reports on Form 10-Q. Our reports on Form 10-K and Form 10-Q are on file with the SEC, and copies are available without charge upon written request to our Manager of Corporate Communications at the address provided in the section of this proxy statement entitled “Where You Can Find More Information.”

RISK FACTORS
      You should carefully consider the following factors and the other information in this proxy statement before voting on the proposal to adopt the merger agreement and approve the merger.

We cannot assure you that the merger will provide greater value to you than you would have received if Plumtree continued as an independent public company.
      Upon completion of the merger, our stockholders will have the right to receive $5.50, without interest, for each share of our common stock they hold at that time. The closing price per share of our common stock on the Nasdaq National Market on August 19, 2005, the last trading day before we entered into the merger agreement with BEA, was $4.67. During the 12-month period ending on [                    ], 2005, the most recent date prior to the mailing of this proxy statement, the closing price of our common stock varied from a low of $[          ] to a high of $[          ] and ended that period at $[          ]. We are unable to predict with certainty our future prospects or the market price of our common stock. Therefore, we cannot assure you that the merger will provide greater value to you than you would have received if Plumtree continued as an independent public company.

The “no solicitation” restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire Plumtree.
      While the merger agreement is in effect, subject to specified exceptions, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than BEA. In addition, in the merger agreement, we agreed to pay a termination fee to BEA in specified circumstances, including:

•	if we or any of our subsidiaries, or our officers, directors, employees or representatives, materially breaches or violates the non-solicitation provisions of the merger agreement and BEA elects to terminate the merger agreement;

•	if BEA terminates the merger agreement because our board of directors (i) changes or withdraws its recommendation regarding the merger in a manner adverse to BEA, (ii) fails to include in this proxy statement its recommendation that our stockholders approve the merger, (iii) recommends, endorses, accepts or agrees to a “takeover proposal,” or (iv) resolves to take any of the actions enumerated in clauses (i) — (iii); or

•	if we terminate the merger agreement prior to entering into a definitive agreement for a “superior proposal,” provided (i) we have not breached the non-solicitation provisions of the merger agreement, (ii) our board of directors has authorized us to enter into a definitive agreement in respect of a superior proposal, and (iii) BEA has not made an offer, within 72 hours of receiving notice from us, that is at least as favorable to our stockholders as the superior proposal.
      These provisions could discourage other parties from trying to acquire our company even though those other parties might be willing to offer greater value to our stockholders than BEA has agreed to pay under the terms of the merger agreement.

Our directors and officers have potential conflicts of interest that may have influenced their decision to support the merger.
      You should be aware of potential conflicts of interest, and the benefits available to directors and officers of Plumtree, when considering our board of directors’ recommendation in favor of the merger. The directors and officers of Plumtree have interests in the merger that are in addition to, or different from, their interests as Plumtree stockholders. Our board of directors was aware of these conflicts of interest when it approved the merger. These interests include, among others, the payment of benefits to some of our officers if their employment is terminated. See also the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger” on page [     ].

If the merger does not occur, we will not benefit from the expenses we have incurred in preparation for the merger.
      If the merger is not consummated, we will have incurred substantial expenses for which no ultimate benefit will have been received by us. We currently expect to incur significant out-of-pocket expenses for services in connection with the merger, consisting of financial advisor, legal and accounting fees and financial printing and other related charges, many of which may be incurred even if the merger is not completed. Moreover, under specified circumstances we may be required to pay a termination fee of either $2.0 million or $5.5 million, depending upon the reason for termination, to BEA in connection with a termination of the merger agreement.

The announced merger with BEA may adversely affect the market price of our common stock and our results of operations.
      If the merger is not completed, the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, in response to the announcement of the merger, our customers and strategic partners may delay or defer decisions which could have a material adverse effect on our business regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of our company may experience uncertainty about their future roles with the combined company. These conditions may adversely affect employee morale and our ability to attract and retain key management, sales, marketing and technical personnel. In addition, focus on the merger and related matters has resulted in, and may continue to result in, the diversion of management attention and resources. To the extent that there is uncertainty about the closing of the merger, or if the merger does not close, our business may be harmed if customers, strategic partners or others believe that we cannot effectively compete in the marketplace without the merger or if there is customer and employee uncertainty surrounding the future direction of our company on a stand-alone basis.

THE PARTIES TO THE MERGER AGREEMENT
Plumtree Software, Inc.
      We are a Delaware corporation that was originally incorporated in California on July 18, 1996 and reincorporated in Delaware on May 31, 2002. We develop, market and sell a suite of software products integrated into a common platform for deploying advanced Web applications. These applications are constructed by assembling, with our platform, independent services that may be hosted on different computers, by different organizations. Applications that combine components in this way are called composite applications. Our product suite combines portal, collaboration, content management, search, workflow and integration software into an integrated environment our customers use to deploy portals, collaborative communities for employees and new composite applications to support user audiences within and between enterprises.
      Our principal executive office is located at 500 Sansome Street, San Francisco, California, 94111, and our telephone number is (415) 263-8900.
      Our common stock is traded on the Nasdaq National Market under the symbol “PLUM.”
BEA Systems, Inc.
      BEA is a world leader in enterprise application infrastructure software. The BEA WebLogic® Enterprise Platformtm delivers a highly reliable, scalable software infrastructure designed to bring new services to market quickly, to help lower operational costs by automating processes, and to help automate relationships with suppliers and distributors. The BEA WebLogic Enterprise Platform consists of BEA WebLogic Server®, a standards-based application server that serves as a platform for development, deployment and integration of enterprise-scale applications and Web services; BEA WebLogic Integrationtm, a standards-based solution for application integration, business process management, business-to-business integration and Web services; BEA WebLogic Portaltm, a sophisticated rules-based infrastructure for building and deploying robust personalized enterprise portals; BEA Liquid Data for WebLogic®, a solution for providing information integration and data aggregation from various sources in distributed computer systems, enabling visibility from a variety of data sources and BEA WebLogic Workshoptm, a rich, easy to use framework for development and deployment of Web services and Java-based applications. Also included as integral parts of BEA’s product line are BEA WebLogic JRockittm, a highly flexible Java Virtual Machine, or JVM, offering superior application performance, reliability, and manageability for mission-critical Java applications running on Intel platforms; BEA Tuxedotm, a proven, extremely reliable and scalable multi-language enterprise platform for enterprise applications; and BEA WebLogic Enterprise Securitytm, an application security infrastructure solution that uses a service-oriented approach to enable applications to leverage shared enterprise security services. BEA recently shipped BEA WebLogic SIP Servertm, the first product in the WebLogic Communications Platform, an integrated, standards-based suite of products and technologies being developed to help enable telecommunications companies gain the ability to increase revenues by creating, delivering and managing converged voice, data, video and mobile services like voice-over-internet protocol, or VOIP, email, calendaring, peer-to-peer services and a wide variety of digital content and video services over wireless and wireline networks. BEA WebLogic Network Gatekeeper is the second product, following the release of BEA WebLogic SIP Servertm to be delivered on the BEA WebLogic Communications Platformtm, a key component of the BEA WebLogic Service Delivery Solutiontm. BEA WebLogic Network Gatekeeper enables carriers to enhance network quality with security. In addition, BEA offers associated customer support, training and consulting services.
      BEA’s products have been adopted in a wide variety of industries, including telecommunications, commercial and investment banking, securities trading, government, manufacturing, retail, airlines, pharmaceuticals, package delivery, and insurance.

      The principal executive office of BEA is located at 2315 North First Street, San Jose, California, 95131, and its telephone number is (408) 570-8000.
      BEA’s common stock is traded on the Nasdaq National Market under the symbol “BEAS.”
Merger Sub
      Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of BEA Systems, Inc. Merger Sub was formed solely for the purpose of facilitating the merger.
      The mailing address of Merger Sub’s principal executive office is c/o BEA Systems, Inc., 2315 North First Street, San Jose, California, 95131, and its telephone number is (408) 570-8000.

THE SPECIAL MEETING
Date, Time and Place
      The special meeting will be held on [                    ], 2005, [          ] [a.m.], local time, at [                    ].
Matters to be Considered
      At the special meeting, holders of record of our common stock as of the close of business on [                    ], 2005, will consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger dated as of August 22, 2005, among Plumtree, BEA and Merger Sub, referred to in this proxy statement as the merger agreement, and approve the related merger contemplated thereby, pursuant to which, each share of common stock, par value $0.001 per share, of Plumtree will be converted into the right to receive $5.50 in cash, without interest. No other business will be transacted at the special meeting other than possible postponements or adjournments of the special meeting.
Record Date and Shares Entitled to Vote; Procedures for Voting
      Our board of directors has fixed the close of business on [                    ], 2005, as the record date for determining the holders of shares of our common stock who are entitled to notice of, and to vote at, the special meeting. A stockholders’ list will be available at the principal executive office of Plumtree for inspection by any stockholder entitled to vote at the special meeting beginning ten (10) business days before the date of the special meeting and continuing through the special meeting. As of the record date, [                    ] shares of our common stock were issued and outstanding. You are entitled to one vote for each share of our common stock that you hold as of the record date.
      If you are a record holder of shares of our common stock on the record date, you may vote those shares of our common stock in person at the special meeting or by proxy as described below in the section of this proxy statement entitled “— Voting of Proxies.” If you hold shares of our common stock in “street name” through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares.
Quorum
      The presence, in person or by proxy, of shares representing at least a majority of all the votes entitled to be cast on the proposal to adopt and approve the merger agreement and approve the merger is necessary to constitute a quorum for the transaction of business at the special meeting.
Vote Required
      We cannot complete the merger unless the holders of a majority of all the outstanding Plumtree common stock entitled to vote affirmatively vote FOR the proposal to adopt and approve the merger agreement and approve the merger contemplated thereby. If you do not send in your proxy, if you do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the adoption and approval of the merger agreement and approval of the merger contemplated thereby.
      The directors and executive officers of Plumtree, each in his or her capacity as a stockholder of Plumtree, entered into stockholder voting agreements with BEA agreeing to vote the shares of Plumtree common stock that he or she owns FOR the proposal to adopt and approve the merger agreement and approve the merger contemplated thereby. The execution and delivery of the stockholder voting agreements was a material condition to BEA’s willingness to enter into the merger agreement. As of August, 31, 2005, the directors and executive officers of Plumtree who are party to the stockholder voting agreements beneficially owned an aggregate of 8.4% of the outstanding shares of our common stock. A form of the stockholder voting agreement is attached as Annex B to this proxy statement.

Voting of Proxies
      Whether or not you plan to attend the special meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that your shares are voted. Shares of our common stock represented by properly executed proxies received at or prior to the special meeting, that have not been revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies as to the proposal to adopt and approve the merger agreement and approve the merger contemplated thereby and in accordance with the judgment of the persons named in the proxies on all other matters that may properly come before the special meeting. Shares of our common stock represented by properly executed proxies for which no instruction is given on the proxy card will be voted FOR the proposal to adopt and approve the merger agreement and approve the merger contemplated thereby.
      If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the special meeting (except for any proxies that previously have been revoked or withdrawn effectively), notwithstanding that they may have been effectively voted on the same or any other matter at a previous special meeting.
Revocability of Proxies
      You may revoke your proxy or change your vote at any time before the final vote at the special meeting. If you are the owner of record, you may do this by:

(1) giving written notice of revocation to the Corporate Secretary, Plumtree Software, Inc., 500 Sansome Street, San Francisco, California 94111;

(2) signing another valid proxy bearing a later date;

(3) voting at a later date by telephone; OR

(4) voting in person at the special meeting.
      If you hold stock in street name, you must contact your broker or financial institution for information on how to revoke your proxy or change your vote.
Proxy Solicitation
      This proxy solicitation is being made on behalf of our board of directors. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail, Internet or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock they hold of record. We have retained The Altman Group to assist us in the solicitation of proxies from brokers, nominees, institutions and individuals. We have budgeted $20,000 in the aggregate (not including reimbursement of out-of-pocket expenses) for fees charged by the The Altman Group in connection with its proxy solicitation services.
Plumtree Stock Certificates
      Please do not send your Plumtree common stock certificates to us now. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal to you. You should send your Plumtree common stock certificates only in compliance with the instructions that will be provided in the letter of transmittal.

THE MERGER
Background of the Merger
      Our board of directors and senior management regularly review and assess our business strategy, the various trends and conditions impacting our business generally, and a variety of strategic alternatives as part of our long term strategy to maximize stockholder value.
      In late December, 2004, John Kunze, our chief executive officer, received a call from Alfred Chuang, chairman and chief executive officer of BEA, regarding a possible meeting between them. Messrs. Kunze and Chuang met for lunch on January 4, 2005 in San Francisco, California. During the meeting, Mr. Chuang told Mr. Kunze that BEA had been studying the possibility of a business combination with Plumtree and that BEA’s senior management believed such a transaction would benefit both companies. During this meeting, Messrs. Kunze and Chuang did not discuss valuation, pricing, structure or any of the specific terms of a possible transaction. After their discussion, Messrs. Kunze and Chuang agreed to schedule an additional exploratory meeting to further discuss a business combination of the two companies.
      On January 10, 2005, we entered into an agreement with BEA requiring the two companies to preserve the confidentiality of business information shared in connection with these discussions.
      In response to the meeting with Mr. Chuang, in mid January, 2005, our senior management authorized Jefferies Broadview to conduct informal inquiries with selected third parties to gauge their interest in a possible strategic transaction with Plumtree. Plumtree and Jefferies Broadview did not enter into a formal engagement at this time.
      In late January and February, 2005, Jefferies Broadview contacted representatives of several companies on behalf of Plumtree about a possible strategic transaction with Plumtree. None of the parties that were contacted expressed interest in commencing discussions with Plumtree regarding a strategic transaction.
      In late January and February, 2005, Mr. Kunze and other members of our management team met on separate occasions with senior executives of several other companies, but no party expressed interest in pursuing a strategic transaction with Plumtree.
      In late March, 2005, Mr. Kunze, Eric Borrmann, our chief financial officer, and Eric Zocher, our vice president of engineering, met with William Klein, BEA’s executive vice president, business planning and development, and other members of BEA’s executive team to discuss BEA’s interest in exploring a transaction with Plumtree. BEA expressed continued interest in a transaction with Plumtree. Shortly after this meeting, BEA communicated to Mr. Kunze that they would be prepared to offer a price per share in cash within a range of $5.35 to $5.50, subject to satisfactory due diligence and contractual negotiations.
      On March 31, 2005, our board of directors held a special telephonic board meeting to consider BEA’s indication of interest. At this meeting, Mr. Kunze reported on his meeting with Mr. Klein and subsequent telephone conversations with Mr. Klein. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, referred to as WSGR, Plumtree’s outside corporate counsel, outlined the fiduciary duties of our board of directors when considering a possible business combination transaction or other strategic alternatives. Representatives of Jefferies Broadview described Jefferies Broadview’s discussions with BEA’s financial advisor, Goldman, Sachs & Co., referred to as Goldman Sachs, regarding a possible business combination transaction between Plumtree and BEA, and summarized the history of preliminary discussions with other potential partners in a possible business combination transaction. Representatives of Jefferies Broadview also presented a preliminary financial analysis of Plumtree based on the latest proposed per share purchase price range discussed by the parties. At this meeting, our board of directors formed a mergers and acquisitions committee, comprised of directors Rupen Dolasia, James Richardson and Mr. Kunze, to further explore a possible business combination transaction between Plumtree and BEA, as well as other third parties that presented a strategic complement to Plumtree’s business. Members of the mergers and acquisitions committee were authorized to meet and hold discussions with BEA and other third parties regarding potential business combination transactions between Plumtree and third parties, but were not authorized to take any formal action on behalf of our board of directors.

      From late March through mid April, 2005, BEA conducted a preliminary due diligence investigation of Plumtree.
      On March 31, 2005, Jefferies Broadview was engaged as exclusive financial advisor to our board of directors on the terms and conditions set forth in a letter agreement dated March 31, 2005.
      On April 4, 2005, Mr. Klein and representatives of Goldman Sachs met with Mr. Kunze, Mr. Borrmann and a representative of Jefferies Broadview near San Bruno, California to discuss valuation. Following this meeting, both parties agreed to continue their discussions.
      On April 6, 2005, Jefferies Broadview contacted representatives of another company on behalf of Plumtree about a possible strategic transaction, but no discussions were initiated as a result.
      On April 11, 2005, representatives of Goldman Sachs and Jefferies Broadview had a telephone conversation and discussed the potential for BEA to increase its price above $5.50 per share in cash. Goldman Sachs indicated on behalf of BEA that additional due diligence may enable BEA to improve its offer.
      On April 14, 2005, the mergers and acquisitions committee met to discuss the status of the discussions with BEA. Mr. Kunze provided the committee, with assistance from representatives of Jefferies Broadview, Mr. Borrmann and Paul Ciandrini, our then chief operating officer (and now president and chief operating officer), with an update of his conversations with certain members of BEA management. Representatives of Jefferies Broadview and Messrs. Ciandrini and Borrmann discussed the April 4, 2005 meeting between certain members of Plumtree and BEA management teams. In addition, a representative of Jefferies Broadview reviewed with the mergers and acquisitions committee the conversations he had with BEA’s financial advisors. Following these discussions, the committee also reviewed other potential partners for a possible business combination.
      Later that same day, Mr. Kunze instructed a representative of Jefferies Broadview to speak with a representative of Goldman Sachs to inform BEA that Plumtree would be willing to proceed with a business combination transaction if the proposed acquisition price was increased to $6.50 per share in cash. The representative of Goldman Sachs communicated that offer to Mr. Klein who rejected the offer.
      On April 15, 2005, Mr. Klein and Mark Carges, BEA’s chief technology officer, met with Messrs. Borrmann and Ciandrini at the offices of Jefferies Broadview in Foster City, California for a due diligence meeting. Representatives of Jefferies Broadview and Goldman Sachs were also present at this meeting. The meeting was productive and both parties agreed to continue their discussions.
      On April 19, 2005, the mergers and acquisitions committee met to discuss the developments since the April 14, 2005 meeting. Among other topics, Mr. Kunze updated the committee on his communications with BEA and representatives of Jefferies Broadview provided an updated preliminary financial analysis of Plumtree based on the latest proposed per share price discussed by the parties.
      Shortly after April 19, 2005, Mr. Klein had a telephone conversation with Mr. Kunze and informed him that BEA was unwilling to increase its price beyond $5.50 per share. Discussions between Plumtree and BEA regarding a possible business combination transaction ceased at this point.
      On June 2, 2005, a representative of Goldman Sachs telephoned a representative of Jefferies Broadview to express potentially renewed interest on behalf of BEA in continuing discussions with Plumtree regarding a possible business combination transaction.
      Between June 2, 2005 and June 7, 2005, a representative of Jefferies Broadview and Mr. Kunze exchanged messages to review BEA’s interest level.
      On June 8, 2005, Mr. Kunze and Mr. Borrmann met with representatives of Jefferies Broadview and confirmed to them that Plumtree would be interested in renewing discussions with BEA provided that the proposed acquisition price was increased. Later that same day, a representative of Jefferies Broadview telephoned a representative of Goldman Sachs to convey on behalf of Plumtree that Plumtree would be interested in renewing discussions with BEA at an increased price.

      On June 17, 2005, Mr. Chuang telephoned Mr. Kunze to express BEA’s renewed interest in pursuing a business combination transaction at a price of $6.00 per share in cash. Mr. Chuang communicated a desire to sign a definitive agreement within an accelerated timeframe. Later that same day, Mr. Klein provided a preliminary indication of interest to Mr. Kunze reflecting the terms of a proposed business combination transaction at a price of $6.00 per share in cash.
      Between June 17, 2005 and June 20, 2005, representatives of Goldman Sachs and Jefferies Broadview continued to have discussions regarding a possible transaction between us and BEA.
      On June 20, 2005, our board of directors held a special telephonic board meeting to discuss BEA’s latest indication of interest. Mr. Kunze reported on recent developments and the chronology of discussions with BEA regarding a possible business combination transaction between Plumtree and BEA, and noted that BEA had presented Plumtree with a preliminary indication of interest on June 17, 2005. Representatives of WSGR outlined the fiduciary duties of our board of directors when considering a possible business combination transaction or other strategic alternatives. Representatives of Jefferies Broadview described discussions with Goldman Sachs regarding a possible business combination transaction between Plumtree and BEA, and presented a preliminary financial analysis of Plumtree in light of the term sheet presented by BEA on June 17, 2005. Representatives of Jefferies Broadview also presented a summary of other potential partners in a possible business combination transaction with Plumtree. After discussion among the members of our board of directors, our board of directors determined to authorize our management to renew negotiations with BEA as well as other third parties regarding a possible business combination transaction and re-establish a mergers and acquisitions committee to further explore a possible business combination transaction between Plumtree and BEA, as well as other third parties that presented a strategic complement to Plumtree’s business.
      Between June 20, 2005 and June 24, 2005, Messrs. Kunze and Klein engaged in a series of telephone calls to discuss BEA’s renewed expression of interest in a business combination transaction with Plumtree.
      Between June 20, 2005 and June 29, 2005, representatives of Jefferies Broadview contacted a number of prospective merger partners on behalf of Plumtree but none of the parties that were contacted expressed interest in pursuing a transaction with Plumtree.
      On June 22, 2004, the mergers and acquisitions committee held a special telephonic meeting at which Mr. Kunze informed the committee of his conversations with Mr. Klein. Representatives of Jefferies Broadview updated the committee on the status of Jefferies Broadview’s efforts to contact selected third parties to determine their interest in exploring a business combination transaction with Plumtree. Representatives of WSGR outlined again the fiduciary duties of our board of directors when considering a possible business combination transaction or other strategic alternatives, and the significance of Jefferies Broadview’s efforts to contact selected third parties to determine their interest in exploring a business combination transaction with Plumtree in light of those fiduciary duties.
      On June 24, 2005, Mr. Kunze telephoned Mr. Klein and informed him that our board of directors was willing to proceed with a business combination transaction at a price of $6.10 per share in cash. Later that same day, Mr. Klein telephoned Mr. Kunze and informed him that a price of $6.10 per share in cash was acceptable to BEA, subject to satisfactory due diligence and contractual negotiations.
      On June 24, 2005, our board of directors held a special telephonic board meeting. Mr. Kunze reported to our board of directors on recent developments regarding a possible business combination transaction between Plumtree and BEA, including the outcome of the mergers and acquisitions committee meeting held on June 22, 2005 and BEA’s revised indication of interest. Representatives of Jefferies Broadview presented a financial analysis of Plumtree in light of BEA’s revised offer price of $6.10 per share in cash. Representatives of Jefferies Broadview also updated our board of directors on the results of Jefferies Broadview’s efforts to contact selected third parties on behalf of Plumtree to determine their interest in exploring a business combination transaction with Plumtree. Representatives of WSGR described the fiduciary duties of our board of directors when considering a possible business combination transaction or other strategic alternatives, in light of BEA’s revised indication of interest and Jefferies Broadview’s efforts on Plumtree’s behalf. After discussion among the members of our board of directors, our board of directors determined to authorize our management to continue negotiations with BEA regarding a possible business combination transaction.
      On June 26, 2005, we received a draft merger agreement from BEA’s legal counsel. Our legal counsel communicated from time to time with BEA’s legal counsel through July 15, 2005 for the purpose of negotiating terms of the draft merger agreement and discussing related acquisition matters.
      During the period from June 28, 2005 to July 15, 2005, various telephone calls and meetings took place between BEA and us, and between our respective professional and legal advisors, regarding BEA’s due diligence process.
      On June 29, 2005, members of our management team and representatives of Jefferies Broadview had a telephonic meeting with representatives of another company about a possible strategic transaction but such company declined to pursue further discussions.
      On June 29, 2005, we entered into an agreement with BEA requiring the two companies to preserve the confidentiality of business information shared in connection with these discussions and a separate agreement requiring us to maintain exclusive negotiations with BEA for a period of 21 days following the date of such agreement or such earlier time that the two companies mutually agreed to terminate their discussions.
      On July 6, 2005, our board of directors held a special telephonic board meeting. Members of our management updated the board of directors with a summary of our financial results for the quarter ended June 30, 2005 and prospects for the quarter ending September 30, 2005. Representatives of WSGR outlined the material terms of, and outstanding disagreements relating to, the draft merger agreement. Representatives of Jefferies Broadview summarized the results of Jefferies Broadview’s efforts prior to entering into exclusive negotiations with BEA to contact selected third parties to determine their interest in exploring a business combination transaction with Plumtree.
      On July 7, 2005, members of our management team briefed members of BEA’s management team with a summary of our preliminary financial results for the quarter ended June 30, 2005 and prospects for the quarter ending September 30, 2005.
      Later that same day, members of our management team briefed members of BEA’s management team with a summary of developments related to our ongoing internal investigation into compliance with the “Price Reductions” clause in our contract with the GSA.
      On July 8, 2005, the mergers and acquisitions committee held a special telephonic meeting at which Mr. Kunze provided the committee with an update of developments since the July 6, 2005 board of directors meeting.
      Later that same day, Mr. Klein telephoned Mr. Kunze and indicated that, in light of our preliminary financial results for the quarter ended June 30, 2005 and our ongoing internal investigation into the GSA matter, BEA was reducing the price at which it was prepared to proceed with a business combination transaction to $5.50 per share in cash.
      On July 10, 2005, our board of directors held a special telephonic board meeting. Mr. Kunze reported on recent developments regarding a possible business combination transaction between Plumtree and BEA, including the outcome of the due diligence meetings between Plumtree and BEA which had occurred during the preceding week, the mergers and acquisitions committee meeting on July 8, 2005, certain conversations that Mr. Kunze had with members of BEA management on July 8, 2005 and the revised indication of interest made by BEA on July 8, 2005. Representatives of Jefferies Broadview presented a financial analysis of Plumtree in light of BEA’s revised indication of interest. Representatives of WSGR revisited with the board of directors its fiduciary duties when considering a possible business combination transaction with BEA, in light of BEA’s revised indication of interest. Representatives of WSGR also highlighted for the board of directors’ attention certain material terms of the latest draft of the merger agreement and updated the board of directors regarding the resolution of certain disagreements in respect of the merger agreement previously discussed at the board of directors’ meeting on July 6, 2005. After discussion among the members of the board of directors, the board of directors determined to authorize our management to continue negotiations with BEA regarding a possible business combination transaction.
      Later that same day, Mr. Kunze telephoned Mr. Klein and expressed Plumtree’s willingness to pursue a business combination transaction at a price of $5.60 per share in cash, which price was accepted by Mr. Klein on behalf of BEA, subject to satisfactory due diligence related to the GSA matter.
      Between July 10 and July 16, 2005, BEA and its advisors carried out an extensive due diligence investigation related to the GSA matter.
      On July 12, 2005, our board of directors held a special telephonic board meeting at which Messrs. Kunze and Ciandrini reported on recent developments regarding the possible business combination transaction with BEA, including the outcome of ongoing due diligence meetings between the two companies regarding the GSA matter, and transaction status and timing.
      On July 13, 2005, the mergers and acquisitions committee held a special telephonic meeting at which Mr. Kunze provided the committee with an update of developments since the July 12, 2005 board of directors meeting, including the outcome of ongoing due diligence meetings between the two companies regarding the GSA matter, and transaction status and timing.
      On July 16, 2005, Mr. Klein telephoned Mr. Kunze and informed him that BEA was unwilling to proceed with a business combination transaction absent further resolution of the GSA matter, including its potential impact on our financial position. BEA withdrew its offer of $5.60 per share in cash.
      Later that same day, our board of directors held a special telephonic board meeting at which Mr. Kunze informed our board of directors of BEA’s decision to withdraw its offer of $5.60 per share in cash.
      On July 18, 2005, Plumtree announced its preliminary financial results for the quarter ended June 30, 2005 and that it was carrying out an internal investigation into the GSA matter. Plumtree also announced that it expected to take a charge or disclose a contingent liability range associated with the GSA matter.
      From late July through early August, Mr. Kunze and Mr. Klein continued to engage in periodic conversations regarding a possible business combination transaction.
      On August 8, 2005, Plumtree announced its financial results for the quarter ended June 30, 2005 and disclosed that it would take a contingent contract reserve of $1.5 million related to the GSA matter for the quarter ended June 30, 2005.
      On August 12, 2005, representatives of Plumtree and BEA and their respective advisors met at the offices of WSGR in Palo Alto, California to discuss the GSA matter and Plumtree’s financial results for the quarter ended June 30, 2005.
      Between August 12 and August 17, 2005, the two companies and their legal and financial advisors continued to hold telephonic meetings regarding the GSA matter.
      On August 17, 2005, Mr. Klein contacted Mr. Kunze by telephone and indicated that BEA was prepared to proceed with a business combination transaction at a price of $5.45 per share in cash. Mr. Kunze informed Mr. Klein that he would communicate that revised indication of interest to our board of directors but that he expected our board of directors would not be willing to approve a transaction at that price.
      Later that same day and on August 18, 2005, representatives of Jefferies Broadview held telephone conversations with representatives of Goldman Sachs to discuss the revised offer. Representatives of Jefferies Broadview updated Mr. Kunze on the status of their discussions with Goldman Sachs. Mr. Kunze then held informal telephone conversations with members of our board of directors who communicated their willingness to approve a transaction at a price of $5.50 per share in cash. Mr. Kunze informed representatives of Jefferies Broadview that our board of directors was willing to approve a transaction at a price of $5.50 per share in cash, and instructed Jefferies Broadview to communicate this to Goldman Sachs. Representatives of Jefferies Broadview communicated this information to representatives of Goldman Sachs later that day.

      On August 19, 2005, Mr. Klein informed Mr. Kunze by telephone that BEA would be willing to enter into a transaction at a price of $5.50 per share in cash.
      On August 20, 2005, representatives of BEA’s legal counsel, Morrison & Foerster LLP, referred to as MoFo, contacted representatives of WSGR to schedule a meeting to finalize the outstanding issues related to the merger agreement and due diligence.
      On August 21, 2005, representatives of Plumtree, WSGR, BEA and MoFo participated in a meeting at the offices of MoFo in Palo Alto, California to finalize the outstanding issues related to the merger agreement and due diligence. The parties reached agreement on the material outstanding issues related to the merger agreement and due diligence at such time.
      On August 22, 2005, our board of directors held a special telephonic board meeting. Mr. Kunze updated our board of directors on the status of the negotiations with BEA. Representatives of Jefferies Broadview then gave a presentation to our board of directors regarding the financial analyses of Plumtree performed by Jefferies Broadview. Jefferies Broadview then rendered its oral opinion that, as of August 22, 2005, based upon and subject to certain assumptions, qualifications, limitations and factors described in the Jefferies Broadview opinion, the $5.50 in cash per share, as such amount may be adjusted in accordance with the merger agreement, to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The oral opinion of Jefferies Broadview was confirmed in a written opinion, dated August 22, 2005, a copy of which is attached as Annex C to this proxy statement. Representatives from WSGR then gave a presentation regarding the applicable legal considerations, including the fiduciary duties to be considered by our board of directors in its deliberations, the structure of the proposed transaction and the material terms of the proposed merger agreement with BEA. After due deliberations and consideration of various issues related to the merger, our board of directors deemed it advisable and in the best interest of Plumtree and our stockholders to enter into the merger agreement, and resolved to unanimously approve the merger and adopt and approve the merger agreement.
      Following the board meeting on August 22, 2005, Plumtree and BEA executed the merger agreement and issued a joint press release announcing the proposed merger.
Recommendation of Our Board of Directors; Reasons for the Merger
      Our board of directors has unanimously (i) determined that the merger is advisable and fair to, and in the best interest of, Plumtree and our stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) recommended that our stockholders adopt and approve the merger agreement and approve the merger.
      In reaching its determination, our board of directors consulted with our management, as well as our legal and financial advisors, and considered the following material factors.

Factors Relating to Our Company and Our Business:

•	We have experienced increased competition in recent years as a result of several factors, including industry consolidation and the increasing market presence of larger, more established software vendors like IBM, Oracle, Microsoft and SAP.

•	Our sales force and distribution infrastructure is smaller than the sales forces and distribution infrastructures of most of our competitors. As a result, we have a disproportionately lower share of influence in the portals and composite applications software industry.

•	As a result of industry consolidation and increased competition, we have experienced increased pricing pressures and other competitive pressures in recent years that require us to offer better products and have a stronger product pipeline than our competitors and introduce new products to the market faster than our competitors.

•	In recent years, our customers have tended to reduce the number of information technology vendors and reduce information technology spending.

•	Our major competitors have increasingly used their size and portfolio breadth as leverage for competitive advantage in the market today.

•	The environment for acquisitions in the portals and composite applications software industry is very competitive. As a result, we currently represent a valuable strategic opportunity for potential buyers such as BEA, given our distinctive, diversified portfolio of products and services, our long standing experience in the portals and composite applications software industry, and the diversified mix of our customer base. Accordingly, our board of directors concluded that this was a favorable time to undertake a sale of the company.

Factors Relating to the Merger Agreement and the Merger:

•	The merger consideration of $5.50 per share to be received by our stockholders represents a substantial premium to the historic trading prices of Plumtree common stock. The merger consideration represents a 17.8% premium over the closing price of Plumtree common stock on August 19, 2005 (the trading day immediately preceding the day prior to the date of execution of the merger agreement) and a 48.2% premium over the closing price of Plumtree common stock on July 25, 2005 (20 trading days prior to the date of execution of the merger agreement).

•	The merger consideration consists solely of cash, which provides certainty of value to our stockholders.

•	BEA has, and has represented in the merger agreement that it has, adequate capital resources to pay the merger consideration.

•	The merger agreement, subject to the limitations and requirements contained in the agreement, allows our board of directors to furnish information to and conduct negotiations with a third party in certain circumstances and, upon the payment to BEA of a termination fee of $5.5 million, to terminate the merger agreement to accept a superior offer.

•	The merger agreement provides reasonable certainty of consummation, because it includes limited conditions to BEA’s obligation to complete the merger, including:

•	BEA is generally obligated to close the merger notwithstanding any breaches of Plumtree’s representations and warranties, unless those breaches would have a material adverse effect on Plumtree; and

•	Although BEA has the right not to complete the merger if changes, among other things, occur that have a material adverse effect on Plumtree as a whole, the effects of changes in the U.S. economy as a whole and industry conditions to the extent such changes do not have a materially disproportionate effect on Plumtree, changes directly or indirectly attributable to the announcement or pendency of the merger, and changes related to Plumtree’s ongoing internal investigation into the GSA matter that will not result in probable and reasonably estimable liabilities to Plumtree for periods prior to the execution of the merger agreement that exceed $10,000,000 (inclusive of any reserves previously disclosed in Plumtree’s filings with the SEC), are excluded in determining whether any material adverse effect has occurred.

•	The merger agreement must be adopted and approved and the merger must be approved by a vote of the holders of a majority of our shares of common stock outstanding on the record date for the special meeting.

•	Our board of directors considered the analyses prepared by Jefferies Broadview presented to our board of directors, and the oral opinion of Jefferies Broadview, subsequently confirmed in writing, that, as of August 22, 2005, based upon and subject to certain assumptions, qualifications, limitations and factors described in the Jefferies Broadview opinion, the $5.50 in cash per share, as such amount may be adjusted in accordance with the merger agreement, to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Jefferies Broadview’s opinion is attached as Annex C to this proxy statement and is described more fully under

“The Merger — Opinion of Our Financial Advisor” beginning on page 24 of this document, and we urge you to read this opinion carefully and in its entirety;

•	Our board of directors considered the number of prospective merger partners contacted by us or our financial advisor, and the failure of those partners so contacted to express any meaningful interest in pursuing an acquisition opportunity of our company.

•	Our board of directors considered the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the agreement and our board of directors’ evaluation of the likely time period necessary to close the transaction.

Potential Negative Factors Relating to the Transaction:
      In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	The merger agreement precludes us from actively soliciting alternative proposals to acquire Plumtree.

•	We are obligated to pay to BEA a termination fee of $5.5 million if we terminate the merger agreement under certain circumstances. It is possible that these provisions could discourage a competing proposal to acquire us or reduce the price in an alternative transaction.

•	The merger consideration consists solely of cash and will be taxable to our stockholders for U.S. federal income tax purposes. In addition, because our stockholders are receiving cash for their stock, they will not participate after the closing in any future growth or the benefits of synergies resulting from the merger.

•	Certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger.”

•	We may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise.
      The above discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by our board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.
      Our board of directors has unanimously approved the merger agreement and unanimously recommends that our stockholders vote for adoption and approval of the merger agreement and approval of the merger.

Opinion of Our Financial Advisor
      Pursuant to a letter agreement dated as of March 31, 2005, our board of directors engaged Jefferies Broadview to act as the financial advisor to our board of directors. Our board of directors selected Jefferies Broadview based on Jefferies Broadview’s reputation and experience in providing investment banking services, including merger and acquisition advisory services, to information technology, communications, healthcare technology and media companies. At the meeting of our board of directors on August 22, 2005, Jefferies Broadview rendered its oral opinion, subsequently confirmed in writing, that, as of August 22, 2005, based upon and subject to certain assumptions, qualifications, limitations and factors described in the Jefferies Broadview opinion, the $5.50 in cash per share, as such amount may be adjusted in accordance with the merger agreement, to be received by holders of Plumtree common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      Jefferies Broadview’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Jefferies Broadview, is attached as Annex C to this proxy statement. You are urged to, and should, read the Jefferies Broadview opinion carefully and in its entirety. Jefferies Broadview’s opinion was directed solely to our board of directors and addresses only the fairness from a financial point of view of the merger consideration as of the date of the Jefferies Broadview opinion. The Jefferies Broadview opinion does not address any other aspect of the transaction and does not constitute a recommendation to any stockholder or any other person as to how to vote or act with respect to the merger or any other matter. The summary of the Jefferies Broadview opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.
      In rendering its opinion, Jefferies Broadview, among other things:

•	reviewed the terms of the merger agreement in the form of the draft furnished to Jefferies Broadview by our legal counsel on August 22, 2005, which, for the purposes of this opinion, Jefferies Broadview assumed, with our board of directors’ permission, to be identical in all material respects to the agreement to be executed;

•	reviewed our annual report on Form 10-K for the fiscal year ended December 31, 2004, including the audited financial statements included therein and Plumtree’s quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005, including the unaudited financial statements included therein;

•	reviewed certain internal financial and operating information for Plumtree, including quarterly financial projections through December 31, 2005, prepared and furnished to Jefferies Broadview by our management;

•	participated in discussions with our management concerning the operations, business strategy, current financial performance and prospects for Plumtree;

•	discussed with our management its view of the strategic rationale for the merger;

•	reviewed the recent reported closing prices and trading activity for Plumtree common stock;

•	compared certain aspects of our financial performance with those of public companies Jefferies Broadview deemed comparable;

•	analyzed available information, both public and private, concerning other mergers and acquisitions Jefferies Broadview believed to be comparable in whole or in part to the merger;

•	reviewed recent equity research analyst reports covering Plumtree, including quarterly projections through December 31, 2006, contained therein;

•	assisted in negotiations and discussions related to the merger among Plumtree, BEA and their respective financial and legal advisors; and

•	conducted other financial studies, analyses and investigations as Jefferies Broadview deemed appropriate for purposes of its opinion.

      In rendering its opinion, Jefferies Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the merger agreement) that was publicly available or furnished to Jefferies Broadview by us or our advisors. With respect to the financial projections examined by Jefferies Broadview, Jefferies Broadview assumed, with our board of directors’ permission, that they were reasonably prepared and reflected the best available estimates and good faith judgments of our management as to the future performance of Plumtree. Jefferies Broadview also assumed, with our board of directors’ permission, that in the course of obtaining the regulatory and third party approvals, consents and releases necessary for the consummation of the merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the merger and that the merger will be consummated in accordance with applicable laws and regulations and the terms of the merger agreement as set forth in the August 22, 2005 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Jefferies Broadview’s opinion does not address the relative merits of the merger as compared to other business strategies that might be available to Plumtree, nor does it address the underlying business decision of Plumtree to proceed with the merger. Jefferies Broadview has not made or taken into account any independent appraisal or valuation of any of our assets or liabilities, contingent or otherwise. Jefferies Broadview expressed no view as to the federal, state or local tax consequences of the merger.
      For purposes of its opinion, Jefferies Broadview assumed that we were not currently involved in any material transaction other than the merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting our business. Jefferies Broadview’s opinion was necessarily based upon market, economic, financial and other conditions as they existed as of August 22, 2005 and could be evaluated as of that date. It should be understood that, although subsequent developments may affect Jefferies Broadview’s opinion, Jefferies Broadview has no obligation to update, revise or reaffirm its opinion.
      The following is a summary explanation of the various sources of information and valuation methodologies employed by Jefferies Broadview in rendering its opinion. These analyses were presented to our board of directors at its meeting on August 22, 2005. This summary includes the financial analyses used by Jefferies Broadview and deemed by it to be material, but does not purport to be a complete description of the analyses performed by Jefferies Broadview in arriving at its opinion. Except as otherwise expressly noted below, Jefferies Broadview did not explicitly assign any relative weights to the various factors and analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Jefferies Broadview, the tables must be read together with the text of each corresponding summary. The tables alone do not constitute a complete description of the financial analyses performed.

Plumtree Stock Performance Analysis
      Jefferies Broadview examined the weekly historical volume and trading prices of Plumtree common stock. Jefferies Broadview also compared the recent stock performance of Plumtree with that of the Nasdaq Composite Index and an index constructed by Jefferies Broadview, referred to as the Plumtree Comparable Index. The Plumtree Comparable Index comprises public companies that Jefferies Broadview deemed comparable to Plumtree. Jefferies Broadview selected nine public company comparables categorized as Integration and Content Management Software Companies, with Trailing Twelve Month Revenues (which we refer to as TTM Revenue) between $50MM and $250MM. The Plumtree Comparable Index consists of the following companies: Autonomy Corporation plc; Hummingbird Ltd.; Vignette Corporation; Stellent, Inc.; Verity, Inc.; Interwoven, Inc.; WebMethods, Inc.; IONA Technologies PLC; and Vitria Technology, Inc.

Public Company Comparables Analysis
      Jefferies Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when appropriate, to selected historical and projected operating metrics in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Jefferies Broadview compared financial information of Plumtree, including Revenue and Earnings Before Interest and Taxes (which we refer to as EBIT) with publicly available information for the companies included in the Plumtree Comparable

Index. For this analysis, as well as other analyses, Jefferies Broadview examined publicly available information, as well as a range of estimates based on equity research analyst reports.
      The following table presents, as of August 19, 2005, the median multiples and the range of multiples for the Plumtree Comparable Index of Total Market Capitalization (which we refer to as TMC), which is defined as equity market capitalization plus total debt minus cash and cash equivalents, divided by selected operating metrics:

	Median Multiple		Range of Multiples

TMC/ TTM Revenue	1.14	x	0.77x	-	7.62x
TMC/ Projected 12/31/05 Revenue	1.10	x	0.82x	-	5.59x
TMC/ Projected 12/31/06 Revenue	0.99	x	0.62x	-	4.39x
TMC/ Projected 12/31/05 EBIT	24.45	x	10.72x	-	66.33x
TMC/ Projected 12/31/06 EBIT	18.77	x	8.33x	-	34.87x
      The following table presents, as of August 19, 2005, the median implied per-share values and the range of implied per-share values for Plumtree common stock, calculated by using the multiples shown above and the appropriate Plumtree metric. (Note: For analyses employing Plumtree TTM financials, Jefferies Broadview utilized figures for the TTM ended June 30, 2005).

	Median
	Implied Value	Range of Implied Values

TMC/ TTM Revenue	$4.69	$3.75 - $20.97
TMC/ Projected 12/31/05 Revenue	$4.83	$4.05 - $17.14
TMC/ Projected 12/31/06 Revenue	$4.73	$3.64 - $14.72
TMC/ Projected 12/31/05 EBIT	$3.04	$2.35 - $5.14
TMC/ Projected 12/31/06 EBIT	$4.12	$2.84 - $6.10
      No company included in the Plumtree Comparable Index is identical to Plumtree. In evaluating such comparables, Jefferies Broadview made numerous assumptions with respect to the software industry’s performance and general economic conditions, many of which are beyond the control of Plumtree. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable company data.

Transaction Comparables Analysis
      Jefferies Broadview considered ratios of equity purchase price, adjusted for the seller’s cash and debt when appropriate, to selected historical operating metrics in order to indicate the value strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Jefferies Broadview reviewed a number of transactions, including those involving companies deemed by Jefferies Broadview to be comparable to Plumtree based on financial performance, market focus, business model and size. Jefferies Broadview reviewed thirteen comparable merger and acquisition transactions, excluding equity investments, from July 1, 2003 through August 19, 2005 involving sellers within the integration and content management software market segments, with seller TTM revenue greater than $10 million, from a financial point of view, including each transaction’s: Adjusted Price (defined as the consideration paid for the seller’s equity plus the seller’s debt minus the seller’s cash); seller TTM revenue; and ratio of Adjusted Price to the seller’s TTM revenue. Transactions were selected from Jefferies Broadview’s proprietary database of published and confidential mergers and acquisition transactions in the information technology, communications, healthcare technology and media industries. These transactions consisted of the acquisitions of:

•	Arbortext, Inc. by Parametric Technology Corporation;

•	Data Junction Corporation by Pervasive Software, Inc.;

•	iManage, Inc. by Interwoven, Inc.;

•	Staffware Plc by TIBCO Software Inc.;

•	RedDot Solutions AG by Hummingbird Ltd.;

•	Optika, Inc. by Stellent, Inc.;

•	Cardiff Software, Inc. by Verity, Inc.;

•	SeeBeyond Technology Corporation by Sun Microsystems, Inc.;

•	IXOS Software AG by Open Text Corporation;

•	Primus Knowledge Solutions, Inc. by Art Technology Group, Inc.;

•	Mercator Software, Inc. by Ascential Software Corporation;

•	Gauss Interprise AG by Open Text Corporation; and

•	BroadVision, Inc. by Vector Capital.
      The following table presents, as of August 19, 2005, the median multiple and the range of multiples of Adjusted Price divided by the seller’s TTM revenue for the transactions listed above:

	Median Multiple		Range of Multiples

Adjusted Price/ TTM Revenue	1.90	x	0.38x - 4.75x
      The following table presents, as of August 19, 2005, the median implied per-share value and the range of implied per-share values of Plumtree common stock, calculated by multiplying the multiples shown above by the appropriate Plumtree operating metric:

	Median
	Implied Value	Range of Implied Values

Adjusted Price/ TTM Revenue	$6.59	$2.77 - $13.75
      No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparable transactions, Jefferies Broadview made numerous assumptions with respect to the software industry’s performance and general economic conditions, many of which are beyond the control of Plumtree. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Transaction Premiums Paid Analysis
      Jefferies Broadview considered the premiums paid above a seller’s share price in order to determine the additional value that strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Jefferies Broadview reviewed a number of transactions involving publicly held North American software vendors from July 1, 2003 to August 19, 2005 with equity purchase price between $50 million and $500 million. Transactions were selected from Jefferies Broadview’s proprietary database of published and confidential mergers and acquisition transactions in the information technology, communications, healthcare technology and media industries. These transactions consisted of the acquisitions of:

•	Nuance Communications, Inc. by ScanSoft, Inc.;

•	Netegrity, Inc. by Computer Associates International, Inc.;

•	Mercator Software, Inc. by Ascential Software Corporation;

•	Lightspan, Inc. by PLATO Learning, Inc.;

•	Digital Impact, Inc. by Acxiom Corporation;

•	Concord Communications, Inc. by Computer Associates International, Inc.;

•	Niku Corporation by Computer Associates International, Inc.;

•	FreeMarkets, Inc. by Ariba, Inc.;

•	Sanchez Computer Associates, Inc. by Fidelity National Financial, Inc.;

•	Group 1 Software, Inc. by Pitney Bowes Inc.;

•	ON Technology Corporation by Symantec Corporation;

•	AD OPT Technologies Inc. by Kronos Inc.;

•	Brio Software, Inc. by Hyperion Solutions Corporation;

•	Novadigm, Inc. by Hewlett-Packard Company;

•	Blue Martini Software, Inc by Golden Gate Capital Management, LLC;

•	Verisity, Ltd. by Cadence Design Systems, Inc;

•	Financial Models Company Inc. by SS&C Technologies, Inc.;

•	SeeBeyond Technology Corporation by Sun Microsystems, Inc.;

•	Rogue Wave Software, Inc. by Quovadx, Inc.;

•	Marimba, Inc. by BMC Software, Inc.;

•	Extended Systems Inc. by Sybase, Inc.;

•	Latitude Communications, Inc. by Cisco Systems, Inc.;

•	Timberline Software Corporation by Sage Group plc (Best Software);

•	Speedware Corporation by Activant Solutions, Inc.;

•	iManage, Inc. by Interwoven, Inc.;

•	MAPICS, Inc. by Infor Global Solutions;

•	Concerto Software, Inc. by Melita International, Ltd.;

•	Vastera, Inc. by JPMorgan Chase & Company;

•	Pivotal Corporation by Chinadotcom Corporation (CDC Software Holdings Inc.);

•	E.piphany, Inc. by SSA Global Technologies, Inc.;

•	QRS Corporation by Inovis International Inc.;

•	Ross Systems, Inc. by Chinadotcom Corporation (CDC Software Holdings Inc.);

•	Practiceworks, Inc. by Eastman Kodak Company;

•	Cedara Software Corporation by Merge Technologies Inc. (Merge eFilm);

•	Landacorp, Inc. by SHPS Holdings, Inc.; and

•	Optika Inc. by Stellent, Inc.
      The following table presents, as of August 19, 2005, the median premium and the range of premiums (discounts) for these transactions calculated by dividing:

1. the offer price per share minus the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

2. the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction:

	Median Premium	Range of Premiums

Premium Paid to Seller’s Share Price One Trading Day Prior to Announcement	27.2%	0.3% - 83.5%
Premium Paid to Seller’s Share Price 20 Trading Days Prior to Announcement	42.4%	(8.6)% - 108.4%
      The following table presents, as of August 19, 2005, the median implied value and the range of implied values of Plumtree common stock, calculated by using the premiums shown above and the share price of Plumtree common stock twenty trading days and one trading day prior:

	Median
	Implied Value	Range of Implied Values

Premium Paid to Seller’s Share Price One Trading Day Prior to Announcement	$5.94	$4.68 - $8.57
Premium Paid to Seller’s Share Price 20 Trading Days Prior to Announcement	$5.28	$3.39 - $7.73
      No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparable transactions, Jefferies Broadview made numerous assumptions with respect to the software industry’s performance and general economic conditions, many of which are beyond the control of Plumtree. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Present Value of Future Share Price Analysis
      Jefferies Broadview calculated the present value of the projected share price of shares of Plumtree common stock on a standalone basis using our management estimates for twelve months ending December 31, 2005 and analysts’ estimates for the twelve months ending December 31, 2006. The implied share price calculated using the median ratio of TMC to TTM revenue for the public company comparables, our revenue for the twelve months ended December 31, 2006 and discounted based on the Capital Asset Pricing Model using the median capital-structure adjusted beta for the public company comparables is $3.99.
      The analysis implies the following medians and ranges for per share value:

	Median
	Implied Value	Range of Implied Values

Projected 12/31/06 TTM Revenue	$3.99	$2.36 - $4.98

Discounted Cash Flow Valuation Analysis
      While discounted cash flow is a commonly used valuation methodology, Jefferies Broadview did not employ such an analysis for the purposes of its opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. For a company such as Plumtree, with very limited intermediate and long-term visibility, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the inability to develop reliable long-term forecasts and the uncertainty in forecasting the product mix, operating performance, future cash flows and sustainable long-term growth rate for Plumtree, Jefferies Broadview considered a discounted cash flow analysis inappropriate for valuing Plumtree.
      The preparation of a fairness opinion is a complex process involving determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Jefferies Broadview. In arriving at its opinion, Jefferies Broadview considered the results of all of its analyses as a whole and, except as expressly noted above, did not attribute any particular weight to any analysis or factor considered by it; rather, Jefferies Broadview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Certain Jefferies Broadview analyses are based upon forecasts of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Jefferies Broadview. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.
      The analyses performed by Jefferies Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The cash consideration amount pursuant to the merger agreement and other terms of the merger agreement were determined through arm’s-length negotiations between Plumtree and BEA, and were approved by our board of directors subsequent to the determinations and recommendation of our board of directors. Jefferies Broadview did not recommend any specific consideration to our board of directors or that any specific consideration constituted the only appropriate consideration with respect to the merger agreement and the transactions contemplated thereby, including the merger. In addition, Jefferies Broadview’s opinion and presentation to our board of directors was one of many factors taken into consideration by our board of directors in making its decision to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the Jefferies Broadview analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the value of Plumtree or whether our board of directors would have been willing to agree to different consideration.
      Based upon and subject to the foregoing qualifications and limitations and those set forth below, Jefferies Broadview was of the opinion that, as of August 22, 2005, the $5.50 in cash per share, as such amount may be adjusted in accordance with the merger agreement, to be received by holders of Plumtree common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      Jefferies Broadview acted as financial advisor to our board of directors, received a customary fee from Plumtree upon delivery of its opinion and will receive an additional customary fee upon the successful conclusion of the merger. Jefferies Broadview will also be reimbursed for its reasonable and customary expenses, and it and related parties will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection therewith. Jefferies Broadview was not requested to provide, or to identify potential sources of, financing to Plumtree or to explore strategic alternatives other than a sale of Plumtree. Except as set forth in the preceding sentence, no limitations were imposed on Jefferies Broadview by us with respect to the investigations made or procedures followed by it in rendering its opinion.
      Jefferies Broadview and its affiliates in the past have provided, currently are providing, or in the future may provide investment banking, financial and advisory services to Plumtree, BEA, or their affiliates unrelated to the proposed merger, for which services they have received, or expect to receive, compensation.
      In the ordinary course of their businesses, Jefferies and its affiliates may publish research reports regarding the securities of Plumtree and its affiliates or affiliates of BEA may actively trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.
Material United States Federal Income Tax Consequences

General
      The following is a summary of the material United States federal income tax consequences of the merger to our stockholders whose shares are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effects that could affect the continuing validity of this discussion. The discussion applies only to stockholders that hold shares of our common stock which are capital assets within the meaning of Section 1221 of the Code (generally speaking, stock held for investment purposes) and who neither own (directly or indirectly) nor are deemed to own 5% or more of our stock. This discussion does not apply to shares of common stock received pursuant to the exercise of employee stock options or otherwise as compensation, to stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, retirement plans, financial institutions, broker-dealers, traders and persons that mark-to-market their securities) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences of the merger to any stockholder who, for United States federal income tax purposes, is a United States expatriate, a non-resident alien individual who uses a “functional currency” other than the United States dollar, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax or any United States federal tax other than income tax. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the merger (whether or not such transactions are in connection with the merger) including, without limitation, the exercise of options or rights to purchase our capital stock in anticipation of the merger, and it also does not address the tax consequences of the merger to holders of our warrants or options.
      Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the merger on a beneficial holder of shares of our common stock, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

Consequences of the Merger to Plumtree Stockholders
      The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares of common stock is more than one year at the time of completion of the merger. For non-corporate stockholders, including individuals, long-term capital gain is generally subject to a maximum rate of 15% under current law. Certain limitations apply to the use of a stockholder’s capital losses. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Stockholders that hold separate blocks of stock should consult their tax advisors with respect to these rules.

Dissenting Holders
      A stockholder who receives payment for shares in cash in connection with their exercise of appraisal rights will recognize gain or loss, for federal income tax purposes, measured by the difference between the stockholder’s basis in such shares and the amount of cash received.

Information Reporting and Backup Tax Withholding
      Under the “backup withholding” provisions of United States federal income tax law, the exchange agent for the merger may be required to withhold and pay over to the Internal Revenue Service, referred to as the IRS, a portion of the amount of any payments you receive in connection with the merger unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your Social Security number) and any other required information to the exchange agent, or (2) are a corporation or come within certain exempt categories and, when required, demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules. The current backup withholding rate is 28%. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.
      If you are a United States person (as defined for United States federal income tax purposes), you may prevent backup withholding by completing the IRS Form W-9 (or substitute form) that will be included with the letter of transmittal mailed to you by the exchange agent and submitting the completed IRS Form W-9 (or substitute form) to the exchange agent when you submit your stock certificate(s) following the effective time of the merger. Foreign stockholders should complete and sign the appropriate IRS Form W-8 (a copy of which may be obtained from the exchange agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate. Please see the instructions in the letter of transmittal for more details.
      You are urged to consult your tax advisor with respect to the tax consequences of the merger given your particular circumstances, including the effects of applicable state, local, foreign or other tax laws.
Interests of Certain Persons in the Merger
      In considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders. Our board of directors was aware of these interests and considered them, among other matters, in making their recommendation.
      The interests related to or arise from, among other things:

•	the potential receipt of severance payments by executive officers;

•	the accelerated vesting of outstanding stock options of directors and executive officers due to the merger; and

•	the continued indemnification of, and provision of directors’ and officers’ insurance coverage to, current directors and officers of Plumtree after the merger.

Employment Contracts and Cash and Equity Based Change in Control Arrangements
      We have entered into offer letters or employment agreements, as the case may be, with the executive officers of Plumtree that, in conjunction with our standard severance and benefits policies, will provide for certain severance payments upon termination and certain cash payments, stock option vesting acceleration and other benefits upon completion of the merger.
      BEA has indicated that it does not intend to offer equivalent positions after the merger to Messrs. Borrmann, Ciandrini, Klintworth, Kunze, Pollack and Zocher or to Ms. Chiocchi. Consequently, following the merger, each of these individuals will be entitled to receive the benefits described and quantified below in accordance with their respective offer letter or employment agreement, or with company policy.

Date of
Offer Letter or
	Employment	Cash Severance	Option Acceleration upon	Other Benefits upon
Name:	Agreement:	Benefit:	Change of Control:	Change of Control:

Eric Borrmann Chief Financial Officer	June 23, 2000	6 months of base salary	50% of unvested shares subject to options	6 months company paid health and welfare benefits coverage

Adriana Chiocchi General Counsel and Secretary	July 5, 2004	6 months of base salary	100% of unvested shares subject to options	6 months company paid health and welfare benefits coverage

Gary Klintworth Corporate Controller	July 1, 2004	3 months of base salary	50% of unvested shares subject to options	3 months company paid health and welfare benefits coverage

John Kunze Chief Executive Officer and Director	July 27, 1998	6 months of base salary	50% of unvested shares subject to options	6 months company paid health and welfare benefits coverage

Eric Zocher Vice President of Engineering	August 29, 2003	50% of annual base salary	100% of unvested shares subject to options	6 months company paid health and welfare benefits coverage

Paul Ciandrini President and Chief Operating Officer	March 16, 2004	6 months of base salary and initial minimum bonus	100% of unvested shares subject to options	6 months company paid health and welfare benefits coverage

Ira Pollack Vice President of Worldwide Sales	March 16, 2004	6 months of base salary	100% of unvested shares subject to options	6 months company paid health and welfare benefits coverage
      Outstanding unvested stock options of Plumtree will be converted to BEA stock options upon the consummation of the merger.

Cash and Equity-Based Change in Control Payments for Executive Officers(1)

	Aggregate Shares
	Subject to Unvested	Dollar Value of Unvested
	Options to be	Options to be	Current Dollar Value
	Accelerated in the	Accelerated in the	of Severance
	Merger	Merger ($)(2)	Payments ($)

Eric Borrmann	36,459	$69,229	$115,000
Adriana Chiocchi	102,083	$234,791	$95,000
Paul Ciandrini	822,915	$1,152,081	$300,000
Gary Klintworth	18,229	$45,573	$37,500
John Kunze	67,709	$145,356	$150,000
Ira Pollack	324,999	$471,249	$150,000
Eric Zocher	327,083	$521,354	$115,000

(1)	This table assumes completion of the merger on August 31, 2005.

(2)	The dollar value of accelerated stock options is calculated based upon $5.50 per share minus the exercise price, rounded to the nearest dollar.
     Under the terms of the merger agreement, all unvested stock options held by non-employee directors will become fully vested, and each of these individuals will be entitled to receive the following:
Equity-Based Change in Control Payments for Non-Employee Directors(1)

	Aggregate Shares
	Subject to Unvested	Dollar Value of Unvested
	Options to be	Options to be
	Accelerated in the	Accelerated in the
	Merger	Merger ($)(2)

John Dillon	15,000	17,700
Rupen Dolasia	15,000	17,700
David Pratt	48,333	32,700
James Richardson	21,945	36,729
Bernard Whitney	15,000	17,700

(1)	This table assumes completion of the merger on August 31, 2005.

(2)	The dollar value of accelerated stock options is calculated based upon $5.50 per share minus the exercise price, rounded to the nearest dollar.

Indemnification of Directors and Officers
      BEA has agreed that it will, and will cause the surviving corporation to, honor and fulfill Plumtree’s obligations under its indemnification agreements with its current or former directors and officers. All rights to indemnification for acts or omissions occurring prior to the merger as provided in Plumtree’s certificate of incorporation and bylaws will be continued in at least as favorable a form in the certificate of incorporation and bylaws of the surviving corporation, and the relevant provisions in the certificate of incorporation and bylaws of the surviving corporation may not be amended, repealed or modified unless required by applicable law for a period of six years following the effective time of the merger.
      Additionally, for a period of six years after the effective time of the merger, BEA will (or will cause the surviving corporation to) maintain in effect Plumtree’s current officers’ and director’s liability insurance policy covering acts or omissions occurring prior to the effective time with respect to directors and officers of Plumtree, except that it will not be required to pay more than 150% of the annual premium currently paid by Plumtree for such coverage (this amount is referred to below in this section as the maximum premium). If the premiums for this policy exceed the maximum premium BEA will or will cause the surviving corporation to purchase as much officers’ and directors’ liability insurance as can be obtained for the maximum premium for the remainder of such period. Further, BEA agreed that we may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program that will cover the six-year period from the effective time of the merger and provide coverage for acts or omissions occurring on or prior to the effective time with at least the same annual aggregate coverage limits as under our current policy, but BEA does not have to maintain such coverage if the premium would exceed four times our current annual policy premium.

Employment of Plumtree Executive Officers by BEA after the Merger
      Although no executive officer of Plumtree entered into an employment arrangement with BEA prior to executing the merger agreement, prior to or effective upon completion of the merger, BEA is expected to make offers of employment to certain officers of Plumtree and these officers are expected to become “at will” employees of BEA.
Equity Awards
      Each vested option to purchase shares of Plumtree common stock will be cancelled in exchange for the right to receive a cash payment equal to the excess of the per share merger consideration over the exercise price of the stock option multiplied by the number of shares of Plumtree common stock subject to the option, subject to withholding for applicable taxes. No payment will be made with respect to options that have per share exercise prices equal to or greater than the per share merger consideration ($5.50 in cash, without interest).
      Each unvested option exercisable for Plumtree common stock will be converted into an option exercisable for BEA common stock and each unvested option will retain its existing vesting schedule and other existing terms and conditions, except that the number of shares of common stock and the exercise price of the option will be adjusted in accordance with the option exchange ratio, as discussed in the section of this proxy statement entitled “The Merger — Plumtree Stock Options, ESPP and Warrants”.
      Based on equity compensation holdings as of August 31, 2005, the following table sets forth a summary of shares of vested and unvested stock options held by our officers and directors:

			Weighted
			Average
			Exercise
			Price per
	Vested	Unvested	Share
Name	Options (#)	Options (#)	($)

Non-employee Directors
John Dillon	85,000	15,000	3.87
Rupen Dolasia	105,000	15,000	4.73
David Pratt	40,667	48,333	4.56
James Richardson	83,055	21,945	3.26
Bernard Whitney	135,000	15,000	5.58
Current Executive Officers
John Kunze	1,378,079	135,417	1.36
Eric Borrmann	341,872	72,917	3.35
Paul Ciandrini	177,085	822,915	4.10
Ira Pollack	75,001	324,999	4.05
Eric Zocher	172,917	327,083	4.01
Appraisal Rights
      Holders of record of Plumtree common stock who do not vote in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, which we refer to throughout this proxy statement as the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Plumtree common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex D and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “shareholder,” “stockholder” or “holder” are to the record holder of the shares of Plumtree common stock as to which appraisal rights are asserted.
      Under Section 262 of the DGCL, holders of shares of Plumtree common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Plumtree common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares of Plumtree common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.
      Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by Plumtree stockholders, the company, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.
      This proxy statement constitutes the required notice to the holders of these shares of Plumtree common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex D. Any Plumtree stockholder who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified in Annex D will result in the loss of appraisal rights under the DGCL.
      A holder of Plumtree common stock wishing to exercise appraisal rights must not vote in favor of the approval and adoption of the merger agreement and must deliver to Plumtree before the taking of the vote on the merger agreement and the transactions contemplated by the merger agreement, including the merger, at special meeting a written demand for appraisal of their Plumtree common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from the vote on the merger or against the merger. This demand must reasonably inform Plumtree of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. A holder of Plumtree common stock wishing to exercise appraisal rights must be the record holder of these shares of Plumtree common stock on the date the written demand for appraisal is made and must continue to hold these shares of Plumtree common stock through the effective date of the merger. Accordingly, a holder of Plumtree common stock who is the record holder of Plumtree common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares of Plumtree common stock prior to consummation of the merger, will lose any right to appraisal in respect of these shares of Plumtree common stock.
      A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or abstain from voting on the merger agreement.
      Only a holder of record of Plumtree common stock on the record date for the special meeting is entitled to assert appraisal rights for the shares of Plumtree common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares of Plumtree common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Plumtree common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds Plumtree common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Plumtree common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Plumtree common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Plumtree common stock as to which appraisal is sought. When no number of shares of Plumtree common stock is expressly mentioned, the demand will be presumed to cover all Plumtree common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      All written demands for appraisal should be sent or delivered to Plumtree Software, Inc., 500 Sansome Street, San Francisco, California 94111, Attention: Corporate Secretary.
      Within ten days after the effective date of the merger, Plumtree, or its successor in interest, which we refer to generally as the surviving company, will notify each former Plumtree stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, of the date the merger became effective.
      Within 120 days after the effective date of the merger, but not thereafter, the surviving company or any former Plumtree stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Plumtree common stock that are entitled to appraisal rights. None of BEA, the surviving company or Plumtree is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of Plumtree common stock. Accordingly, it is the obligation of Plumtree stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.
      Within 120 days after the effective date of the merger, any former Plumtree stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares of Plumtree common stock not voted in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of Plumtree common stock. These statements must be mailed within ten days after a written request therefore has been received by the surviving company or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.
      If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Plumtree stockholder and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all former Plumtree stockholders who have demanded appraisal of their shares of Plumtree common stock and with whom agreements as to value have not been reached. After notice to such former Plumtree stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former Plumtree stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Plumtree stockholders who demanded appraisal of their shares of Plumtree common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.
      After determining which, if any, former Plumtree stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Plumtree common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Plumtree stockholders considering seeking appraisal should be aware that the fair value of their shares of Plumtree common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Plumtree common stock.
      The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Plumtree stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Plumtree stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Plumtree common stock entitled to appraisal.
      Any holder of Plumtree common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Plumtree common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Plumtree common stock (except dividends or other distributions payable to holders of record of Plumtree common stock as of a record date prior to the effective date of the merger).
      If any stockholder who properly demands appraisal of their Plumtree common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Plumtree common stock will be converted into the right to receive the consideration payable with respect to those shares of Plumtree common stock in accordance with the merger agreement (without interest). A Plumtree stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to Plumtree or the surviving company, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.
      Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Plumtree stockholder will be entitled to receive the consideration payable with respect to their shares of Plumtree common stock in accordance with the merger agreement (without interest).
      Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.
Stockholder Voting Agreements
      The directors and executive officers of Plumtree, each in his or her capacity as a stockholder of Plumtree, entered into stockholder voting agreements with BEA agreeing to vote the shares of Plumtree common stock that he or she owns FOR the proposal to adopt and approve the merger agreement and approve the merger contemplated thereby. The execution and delivery of the stockholder voting agreements was a material condition to BEA’s willingness to enter into the merger agreement. As of August, 31, 2005, the directors and executive officers of Plumtree who are party to the stockholder voting agreements beneficially owned an aggregate of 8.4% of the outstanding shares of our common stock. A form of the stockholder voting agreement is attached as Annex B to this proxy statement.
Accounting Treatment
      The merger will be accounted for by BEA using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the assets acquired and the liabilities assumed. The excess purchase price over the net of the amounts assigned to the assets acquired and the liabilities assumed will be allocated to goodwill.
Regulatory Matters
      The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the specified waiting period has expired or has been terminated. We and BEA have made the required filings under the HSR Act and the waiting period has not yet expired.
      Prior to the expiration of the HSR waiting period, the Federal Trade Commission and the Department of Justice may extend such waiting period by requesting from us and/or BEA additional information or documentary material relevant to the merger. If this request is made, the waiting period will be extended until the 30th day after substantial compliance by us and BEA with the request. Thereafter, the waiting period can be extended only by court order or by agreement of the parties to the merger agreement.
      In addition, the merger may require filings of notices with competition authorities in other jurisdictions. We and BEA have not made any required filings with the competition authority in any other applicable jurisdictions under their respective antitrust laws, but expect to do so, to the extent applicable, and expect the applicable waiting periods to expire, in each case, prior to the effective time of the merger to the extent required.
      It is possible that other state, local or foreign governmental entities or third parties may seek to challenge the merger. In addition, it is possible that governmental entities having jurisdiction over BEA and us may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, we have both agreed to use our reasonable efforts to take all actions to obtain all necessary regulatory and governmental approvals necessary to complete the merger and to defend any lawsuits or other legal proceedings challenging the merger agreement. BEA is not required to divest or enter into any licensing or similar arrangement with respect to any assets or any portion of the business of BEA, Plumtree or their subsidiaries. While we do not expect the closing of the merger to be prevented or materially delayed by any challenge by regulatory authorities within or outside the United States, we can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to completion of the merger or within the time frame contemplated by BEA and us.
Litigation Related to the Merger
      On August 23, 2005, an action titled Globis Partners, L.P. v. Plumtree Software, Inc. et al., CA No. 1577-N was filed in the Delaware Chancery Court naming Plumtree and all members of our board of directors, along with BEA Systems, Inc. as defendants. On August 24, 2005, a second action titled Keitel v. Plumtree Software, Inc. et al., No. CGC 05-444355, was filed in the Superior Court of the State of California for the County of San Francisco, naming Plumtree and all members of our board of directors as defendants. In pursuing these actions, both plaintiffs purport to represent all public stockholders of Plumtree who are similarly situated with the plaintiffs. Among other things, the complaints allege that Plumtree’s directors, in approving the proposed merger of Plumtree with a wholly owned subsidiary of BEA Systems, Inc. involving payments to Plumtree’s stockholders of $5.50 per share, breached fiduciary duties owed to Plumtree stockholders because defendants failed to take steps to maximize the value of Plumtree to our public stockholders. The complaints further allege that instead of seeking the highest price reasonably available for Plumtree stockholders, the defendants engaged in a process designed to ensure that BEA, and only BEA, acquired Plumtree. The complaints seek, among other things, class certification, and certain forms of equitable relief, including enjoining the consummation of the merger. The plaintiff in the Delaware action also seeks rescissory and compensatory damages. We believe that the allegations are without merit and intend to vigorously contest the actions. There can be no assurance, however, that we will be successful in our defense of these actions.
THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this section of the proxy statement. We urge you to read carefully the full text of the merger agreement.
Structure and Effective Time
      The merger agreement provides that, following the approval of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, including receipt of requisite regulatory approvals, Merger Sub will be merged with and into us, and we will survive the merger as the surviving corporation and become a wholly owned subsidiary of BEA. The merger will become effective upon the filing of certificate of merger with the Secretary of State of the State of Delaware or at a later time agreed to by the parties and specified in the certificate of merger.
      We intend to complete the merger as promptly as practicable subject to receipt of stockholder approval and all requisite regulatory approvals. While we anticipate that the merger will be completed during the fourth quarter of 2005, we cannot specify when, or assure you that, we and BEA will satisfy or waive all conditions to the merger.
Merger Consideration
      Under the terms of the merger agreement between BEA and Plumtree, each share of Plumtree common stock, par value $0.001 per share, will be exchanged for $5.50 in cash, without interest. Each holder of a certificate representing shares of our common stock will cease to have any voting or other rights with respect to those shares, except the right to receive merger consideration.
      BEA has designated Computershare Limited to act as exchange agent for the payment of merger consideration. As soon as reasonably practicable after the effective time of the merger, BEA will make available to the exchange agent funds necessary for the payment of the merger consideration. Any funds deposited by BEA with the exchange agent are referred to as the exchange fund.
      As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal to you. The letter of transmittal will tell you how to surrender your Plumtree common stock certificates in exchange for $5.50 per share merger consideration. Please do not send your Plumtree common stock certificates to us now. You should send them only in compliance with the instructions that will be provided in the letter of transmittal. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.
      Holders of Plumtree common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by the exchange agent, to post a bond in a reasonable amount as directed by BEA and to indemnify against any claim that may be made against BEA with respect to the certificates.
      None of BEA, Merger Sub, Plumtree or the exchange agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
      BEA, Plumtree and the exchange agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to holders of shares of our common stock such amounts as are required to be withheld under any tax laws.

Plumtree Stock Options, ESPP and Warrants

Stock Options.
      At the effective time, each vested option to purchase shares of Plumtree common stock will be cancelled in exchange for the right to receive a cash payment equal to the excess of the per share merger consideration over the exercise price of the stock option multiplied by the number of shares of Plumtree common stock subject to the option, subject to withholding for applicable taxes. No payment will be made with respect to options that have per share exercise prices equal to or greater than the per share merger consideration of $5.50 in cash, without interest. As of [                    ] [     ], 2005, we had a total of [                    ] vested stock options granted under our stock option plans with an exercise price of less than $5.50 per share.
      Further, at the effective time, the Plumtree stock option plans will be assumed by BEA and each unvested option will be assumed by BEA and converted from an option to purchase Plumtree common stock into an option to purchase shares of BEA common stock. Except as otherwise provided by existing contractual agreements (see for example the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger”), the merger will not cause any unvested options to have their vesting schedules accelerated. Each unvested Plumtree option assumed by BEA will retain its vesting schedule and will continue to be subject to the same terms and conditions, except that the number of shares for which the option will be exercisable and the exercise price will be adjusted as follows:

•	Each assumed unvested Plumtree option will become exercisable for a number of whole shares of BEA common stock equal to the product obtained by multiplying (i) the number of shares of Plumtree common stock that would have been issuable upon exercise of the unvested portion of the Plumtree option prior to the effective time by (ii) the quotient (referred to in this proxy statement as the option exchange ratio) obtained by dividing (A) the per share common stock consideration of $5.50, by (B) the average closing price of BEA’s common stock for the five trading days preceding the closing date; and

•	The per share exercise price, for the new number of shares of BEA common stock for which the option will be exercisable, will be equal to the quotient obtained by dividing (i) the per share exercise price applicable when the option was exercisable for Plumtree common stock by (ii) the option exchange ratio.
      As soon as practicable following the completion of the merger, BEA will prepare and file a registration statement with the Securities and Exchange Commission registering the shares of BEA common stock subject to the assumed Plumtree stock options. That registration statement will be kept effective for so long as any of the original Plumtree stock options that will be assumed remain outstanding.

Employee Stock Purchase Plan.
      Under the merger agreement, we must terminate our employee stock purchase plan, or ESPP, before the effective time of the merger. Additionally, we have to take all necessary actions to cause outstanding purchase rights to be exercised by the next scheduled purchase date under our ESPP on February 1, 2006 or three trading days prior to the closing date, whichever is sooner.

Warrants.
      At the effective time, each Plumtree warrant will be cancelled in exchange for the right to receive a cash payment, if any, equal to the excess of the per share merger consideration over the exercise price of the warrant multiplied by the number of shares of Plumtree common stock subject to the warrant, subject to withholding for applicable income, employment and other taxes.
Certificate of Incorporation and Bylaws
      When the merger becomes effective, the certificate of incorporation and bylaws of Plumtree, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of the surviving corporation, as amended at the effective time, until thereafter changed or amended as provided therein or by applicable law.
Directors and Officers
      The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation until their respective successors are duly elected and qualified.
Representations and Warranties
      The merger agreement contains customary representations and warranties, subject to exceptions set forth in the disclosure schedule delivered by us to BEA concurrently with the execution of the merger agreement. The contents of the disclosure schedule are highly confidential and are not discussed in this proxy statement. The representations and warranties in the merger agreement, with respect to us and our subsidiaries relate to, among other things:

•	due organization, corporate power and standing and other corporate matters of us and our subsidiaries;

•	the capital structure of us and our subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	compliance with the reporting and filing requirements of the SEC and the accuracy of information contained in the forms, reports and documents filed with the SEC, including our financial statements;

•	corporate governance matters, including our compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and matters related to our disclosure controls and procedures and our internal controls over financial reporting;

•	the absence of material changes, transactions or events since December 31, 2004 through August 22, 2005 concerning us or our subsidiaries;

•	the absence of liabilities required to be disclosed on a balance sheet under U.S. generally accepted accounting principles other than those set forth on the balance sheet dated December 31, 2004, incurred in the ordinary course of business since December 31, 2004 and those incurred in connection with the execution of the merger agreement;

•	pending or threatened material litigation;

•	required consents, licenses, permits or other authorization of governmental entities;

•	validity of our title to our personal properties and material assets;

•	matters relating to our intellectual property;

•	our compliance with applicable environmental laws;

•	tax matters;

•	employment and labor matters, including matters relating to our employee benefit plans;

•	absence of excess parachute payments, increase in any benefits or acceleration of the time of payment or vesting of any such benefits to our officer, directors, agents or employees;

•	insurance matters;

•	our compliance with federal, state, local and foreign statutes, laws and regulations;

•	our engagement and payment of fees for financial advisors in connection with the merger agreement;

•	the required vote of our stockholders;

•	the approval and recommendation by our board of directors of the merger agreement and the merger;

•	our customers and suppliers;

•	our material contracts and absence of our breach of such contracts;

•	third party consents or novations;

•	real property leases;

•	the accuracy and completeness of the information we supplied for inclusion in this proxy statement;

•	our receipt from Jefferies Broadview of an opinion that in Jefferies Broadview’s opinion the merger consideration to be received by our stockholders is fair from a financial point of view to such holders;

•	the inapplicability of state takeover statutes; and

•	matters relating to government contracts.
      The merger agreement also contains customary representations and warranties by BEA and Merger Sub relating to, among other things:

•	their organization, standing, corporate power and similar corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters, including approval by the BEA board of directors;

•	the absence of any violation of, or conflicts with, organizational documents, laws or contracts, judgments, orders, laws and regulations as a result of entering into the merger agreement or completing the merger;

•	the accuracy and completeness of the information supplied by BEA and Merger Sub for inclusion in this proxy statement; and

•	the sufficiency of capital resources available to BEA to pay the merger consideration and to consummate, on the terms contemplated by the merger agreement, the merger and the other transactions contemplated thereby.
      The representations and warranties in the merger agreement are subject, in some cases, to specified exceptions and qualifications, including a “material adverse effect” standard. See the section of this proxy statement entitled “— Material Adverse Effect” for more information on this important qualification. All of the representations and warranties will expire at the effective time of the merger.
Covenants Relating to the Conduct of Our Business
      Except as contemplated by the merger agreement or unless BEA provides its prior written consent, until the effective time of the merger, we have agreed that we will (and will cause our subsidiaries to) carry on business in the usual, regular and ordinary course in substantially the same manner as in past practice. We have also agreed that we will (and will cause our subsidiaries to) pay all debts and taxes when due, and pay or perform other material obligations when due. Further, we have also agreed to (and will cause our subsidiaries to) also use commercially reasonable efforts to preserve intact our present business organizations, keep available the services of our officers, key employees and preserve our relationships with customers, suppliers, distributors, licensors and licensees. We have agreed to promptly notify BEA of any material adverse event involving our business or operations. In addition, we have agreed that we will not (and will not permit any of our subsidiaries to) take any of the following actions, subject to certain exceptions, without BEA’s prior written consent:

•	amend our certificate of incorporation or bylaws;

•	declare or pay any dividends or other distributions or repurchase or otherwise acquire any shares of our capital stock, except from former employees, directors and consultants in accordance with existing agreements;

•	enter into or violate any material contract or commitment, or amend or otherwise modify or waive any of the terms of any material contracts other than in the ordinary course of business;

•	enter into any contract, commitment or agreement (i) which grants any person exclusive rights or “most favored party” rights of any type or scope, (ii) which provides any person with equity, as compensation or otherwise, (iii) with any third party which could reasonably be deemed to be a competitor of BEA; or (iv) which contains any non-competition clauses or other material restrictions relating to our or any of our affiliates’ business activities;

•	issue, deliver, sell, authorize or purchase any shares of our capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating us to issue any shares or other convertible securities;

•	transfer, license or otherwise convey any of our intellectual property or any rights to our intellectual property, other than in the ordinary course of business;

•	enter into or amend in any material respect any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of our products or technology or amend any such agreement, except in either case any marketing agreements entered into or amended in the ordinary course of business;

•	sell, lease, license or otherwise dispose of or encumber any of our properties or assets which are material to our business, except for sales, leases, licenses or other dispositions of products in the ordinary course of business;

•	incur any indebtedness for borrowed money under existing credit lines or otherwise, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business;

•	enter into any material operating lease;

•	pay, discharge or satisfy in an amount in excess of $250,000, any claim, liability or obligation arising other than in the ordinary course of business, except for payment of legal, accounting and banking fees in connection with the merger agreement and the merger;

•	make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, but in no case make any such expenditures, additions or improvements in excess of $500,000;

•	except in the ordinary course of business, commit to or incur any other expenses in an amount in excess of $250,000, and except for payment of legal, accounting and banking fees in connection with the merger agreement and the merger;

•	materially reduce the amount of any insurance coverage provided by existing insurance policies;

•	terminate or waive any right of any material value, except in the ordinary course of business;

•	adopt or amend any employee benefit or stock purchase or option plan, hire any new officer level employee, increase the compensation (including salary, bonuses, commission and all other forms of remuneration) of any employee, consultant or contractor, or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director, consultant or contractor, except in the ordinary course of business;

•	grant any severance or termination pay to any director, officer or any employee, except payments made pursuant to our existing severance policies and practices and written agreements outstanding as of the date of the merger agreement;

•	subject to certain exceptions, commence a lawsuit;

•	acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material to our business;

•	other than in the ordinary course of business, or as required by GAAP or other applicable law or regulation, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of tax;

•	revalue any of our assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP; or

•	take or agree in writing or otherwise to take, any of the actions described above or otherwise take any action which would make any of our representations or warranties contained in the merger agreement untrue or incorrect in any material respect or prevent us from performing or cause us not to perform our obligations.
Additional Agreements
      In addition to our agreement to conduct our business in accordance with the covenants described in the section of this proxy statement entitled “— Covenants Relating to the Conduct of Our Business,” the merger agreement contains agreements by us or by us and BEA to take several other actions in anticipation of the merger as described below.

•	Proxy Statement. We have agreed to prepare and file this proxy statement with the SEC and agreed to include the recommendation of our board of directors that our stockholders vote in favor of the proposal to adopt and approve the merger agreement and approve the merger contemplated thereby. We have also agreed to amend or supplement the proxy statement to reflect material information discovered prior to the effective time of the merger, and to notify BEA of any such amendment or supplement. We will arrange for the proxy statement to be mailed to our stockholders at the earliest practicable time after the definitive proxy statement is filed with the SEC.

•	Stockholder Meeting. We have agreed to make arrangements for and hold a special stockholders’ meeting as promptly as reasonably practicable after the date of the merger agreement for the purpose of obtaining stockholder approval of the proposal to adopt and approve the merger agreement and approve the merger contemplated thereby. We have further agreed that we will, through our board of directors, recommend that our stockholders approve the merger agreement. We may adjourn or postpone the special stockholders’ meeting if, as of the time the special meeting is originally scheduled, there are insufficient shares of our common stock represented at the special meeting to constitute a quorum necessary to conduct business at the special meeting.

•	Confidentiality; Access to Information; Notice of Certain Matters. We have previously entered into a confidentiality agreement with BEA, and in the merger agreement, we and BEA each reaffirmed and acknowledged our respective obligations under that agreement. We have agreed to afford to BEA and its representatives reasonable access to our properties, books, records, personnel, and all other information concerning our business, properties and personnel that BEA reasonably requests, which access will in each case be subject to certain restrictions. Further, we have agreed to provide BEA with written notice in the event we discover, for example, any event or condition that causes or constitutes a breach of one or our representations or warranties solely to the extent that the breach would cause a condition to closing to not be met. See the section of this proxy statement entitled “— Conditions to the Merger.”

•	Public Statements and Disclosure. We, on the one hand, and BEA and Merger Sub, on the other hand, are required to obtain prior written approval of the other prior to issuing any press release or making other public statements or disclosures with respect to the terms of the merger agreement and the transactions contemplated by the merger agreement, except as may be required by law, or by any national securities exchange or the National Association of Securities Dealers, Inc.

•	Consents; Cooperation. We and BEA have agreed that each of us will (and will cause our subsidiaries to) use our reasonable efforts to complete the merger, including using commercially reasonable efforts to accomplish the following:

•	apply for or otherwise seek all consents and approvals required for the consummation of the merger, including, without limitation, filing the Notification and Report Form pursuant to the HSR Act and any relevant filings pursuant to the antitrust laws of other applicable jurisdictions;

•	obtain all necessary consents, waivers and approvals under any material contracts; and

•	resolve objections asserted by governmental entities with respect to the merger under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act or any other federal, state or foreign antitrust statute or rule

•	FIRPTA Notification Letter. We have agreed to provide a FIRPTA Notification Letter to BEA stating that the shares of capital stock do not constitute a “United States real property interest.”

•	Third Party Consents. We have agreed to use commercially reasonable efforts to obtain such third party consents or approvals required to be obtained in connection with the merger.

•	Form S-8. BEA has agreed to file a registration statement on Form S-8 for the shares of BEA’s common stock issuable with respect to assumed Plumtree options within 10 days after the effective time of the merger.

•	Novation of Governmental Contracts. We have agreed to execute documentation for the novation of contracts for any governmental entity, to the extent requested by a contracting officer of such governmental entity.

•	Indemnification of Directors and Officers. See the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger — Indemnification of Directors and Officers.”

•	Employee Benefits Matters. In addition to the arrangements described in the section of this proxy statement entitled “— Plumtree Stock Options, ESPP and Warrants,” the merger agreement also provides for the termination of all employee stock purchase plans and all 401(k) plans of Plumtree prior to the effective time of the merger.
Non-Solicitation
      We have agreed that neither we nor any of our subsidiaries will (and we will not authorize or permit any of our officers, directors, employees or agents to) directly or indirectly take any action to solicit, initiate, knowingly facilitate or encourage anyone to make, submit or announce any takeover proposal. Additionally, we have agreed not to disclose any nonpublic information relating to Plumtree or to engage in any negotiations or discussions regarding any inquiry or proposal that is, or would reasonably be expected to lead to, a “takeover proposal.” Further, we have agreed not to enter into any letter of intent or similar document, contract, agreement or commitment that contemplates or is related to a takeover proposal.
      However, subject to certain prerequisites, the prohibitions on communications with respect to takeover proposals described above may be inapplicable and we may furnish information with respect to us and our subsidiaries and participate in discussions and negotiations regarding a takeover proposal. In order to do so, first we must have received an unsolicited written takeover proposal or a written expression of interest that could be expected to lead to a takeover proposal. Second, our board of directors must have determined in good faith both (a) after receiving the advice of its financial advisors, that the takeover proposal (or written expression of interest) is or could reasonably be expected to lead to a “superior proposal” and (b) after receiving the advice of its outside legal counsel, that the failure to take action on the takeover proposal would be a breach of its fiduciary duties to the Plumtree stockholders. Prior to providing any confidential information or participating in discussions or negotiations with a third party regarding a takeover proposal, we must first:

•	notify BEA in writing of the determination of our board of directors;

•	provide BEA with a true and complete copy of the takeover proposal (or written expression of interest);

•	provide BEA with all information provided to the third party; and

•	enter into a non-disclosure agreement with the third party that is at least as restrictive as the confidentiality agreement between Plumtree and BEA.
      A “takeover proposal” means any written or oral offer, tender offer or proposal for, or any indication of interest in (other than the merger with BEA) (a) a merger or other business combination involving Plumtree or any of its subsidiaries, (b) the acquisition of any significant equity interest (15% of more) in Plumtree or any of its subsidiaries, or (c) the acquisition of a significant portion (15% or more on a consolidated basis) of the assets of Plumtree and its subsidiaries.
      A “superior proposal” means a bona fide written proposal made by a third party to acquire all or substantially all of the assets of Plumtree or a majority of the voting securities on terms that are more favorable to our stockholders from a financial point of view than the merger with BEA and which is not subject to a financing contingency.
      We have further agreed that, until the effective time of the merger or the earlier termination of the merger agreement, our board of directors will continue to recommend the merger and will not recommend any takeover proposal, unless our board of directors:

•	has determined that it has received a superior proposal; and

•	has determined, after consultation with our outside legal counsel, that continuing to recommend the merger or failing to change or withdraw its recommendation in favor of the merger or failing to recommend the superior proposal would be a breach of its fiduciary duties to the Plumtree stockholders.
If our board of directors makes these determinations, it may then change or withdraw its recommendation in favor of the merger or recommend the superior proposal, but before doing so, we must first:

•	provide BEA with 72 hours advance notice;

•	provide BEA with the most current version of the superior proposal or a description of the material terms and conditions of the superior proposal; and

•	provide BEA with 72 hours from its receipt of the notice to make an offer that is (in our board of directors’ good faith judgment after consultation with its financial advisors) at least as favorable to the Plumtree stockholders from a financial point of view as the superior proposal, which offer BEA must fail to make.
      Additionally, we have agreed to hold the Plumtree special stockholders meeting and allow the Plumtree stockholders to vote on the merger unless (a) BEA has terminated the merger agreement because we did not obtain stockholder approval of the merger and we have paid to BEA the termination fee described below in the section of this proxy statement entitled “— Fees and Expenses” or (b) the merger agreement has otherwise been terminated in accordance with Article VII of the merger agreement.
      Prior to entering into a definitive agreement with respect to a superior proposal, if our board of directors determines in good faith, after consultation with our financial and legal advisors, in response to an unsolicited takeover proposal, that the proposal is a superior proposal, we can at any time prior to the approval of the merger by our stockholders terminate the merger agreement provided the following are true:

•	we have not otherwise breached the non-solicitation provisions of the merger agreement with respect to the superior proposal;

•	our board of directors has authorized us to enter into a definitive agreement with respect to the superior proposal;

•	BEA has not made an offer that our board of directors has determined in good faith, after consultation with our financial and legal advisors, to be at least as favorable to the Plumtree stockholders as the superior proposal; and

•	we have paid the termination fee described below in the section of this proxy statement entitled “— Fees and Expenses” and we enter into a definitive agreement with respect to the superior proposal.
Termination of the Merger Agreement
      The merger agreement may be terminated:

•	by mutual written consent duly authorized by the boards of directors of each of BEA and us;

•	by BEA or us if:

•	the merger is not consummated by January 31, 2006, subject to certain limitations;

•	the required approval of the proposal to adopt and approve the merger agreement and approve the merger by our stockholders is not obtained at the special meeting or adjournment or postponement of the special meeting;

•	a governmental entity has issued a permanent injunction or other order preventing the merger and that order or injunction has become final and nonappealable;

•	any statute, rule, regulation or order has been enacted, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal; or

•	the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement, which breach is incurable or is not cured within 20 days of written notice of the breach;

•	by BEA if:

•	we (or any of our subsidiaries, or any of our officers, directors, employees or representatives) materially breach or violate our non-solicitation obligations; or

•	our board of directors changes, withdraws or fails to reaffirm its recommendation of the merger, or recommends, endorses, accepts or agrees to a takeover proposal;

•	by us if:

•	our board of directors authorizes us to enter into a definitive agreement in respect of a superior proposal, provided we have not breached the provisions described in the section of this proxy statement entitled “— Non-Solicitation” and we have paid to BEA of the termination fee of $5.5 million.
      In the event of termination of the merger agreement by either party under the merger agreement provisions described above, the merger agreement will become void and have no effect; provided, however, that this will not relieve any breaching party from liability for any prior willful breach of any of its representations, warranties, covenants or agreements under the merger agreement.
Fees and Expenses
      Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will generally be paid by the party incurring those costs or expenses. We and BEA have agreed to pay up to $2 million of the actual, reasonable and documented out-of-pocket costs and expenses incurred by the other party in connection with the merger agreement, including the fees and expenses of its outside advisors, outside accountants and outside legal counsel if the merger agreement is terminated as a result of the such party’s breach any of representations, warranties, covenants or agreements in the merger agreement, which breach is incurable or is not cured within 20 business days of written notice of the breach.
      In addition, we have agreed to pay to BEA a termination fee of $5.5 million if the merger agreement is terminated:

•	by BEA because we materially breach or violate our non-solicitation obligations;

•	by BEA because we change, withdraw or fail to reaffirm our recommendations of the merger, or recommend, endorse, accept or agree to a takeover proposal;

•	by us in order to enter into an agreement with respect to a superior offer, provided that (i) we have not breached the non-solicitation provisions of the merger agreement with respect to the superior proposal, (ii) our board of directors has authorized us to enter into a definitive agreement with respect to the superior proposal, and (iii) BEA has not made an offer that our board of directors has determined in good faith, after consultation with our financial and legal advisors, to be at least as favorable to the Plumtree stockholders as the superior proposal;

•	by either us or BEA if the merger is not consummated by January 31, 2006, but only if prior to such termination another acquisition proposal for us emerges and within 12 months we either consummate an acquisition proposal or enter into a definitive agreement regarding an acquisition of Plumtree; or

•	by either us or BEA because our stockholders fail to approve the merger at a duly convened special meeting, but only if prior to such termination another acquisition proposal for us emerges and within 12 months we either consummate an acquisition proposal or enter into a definitive agreement regarding an acquisition of Plumtree.
Conditions to the Merger
      Each party’s obligation to complete the merger is conditioned on the satisfaction (or waiver, if permissible) of a number of conditions, including the following:

•	the proposal to adopt and approve the merger agreement and approve the merger shall have been approved by the requisite vote under applicable law by our stockholders;

•	there are no statutes, rules, regulations, orders, injunctions or other orders enacted, issued, promulgated, or enforced or entered by any governmental entity which is in effect and has the effect of making the merger illegal or otherwise prohibiting or preventing consummation of the merger; and

•	waiting periods under the HSR Act must have expired or been terminated, and any material consents or approvals required to consummate the merger under any foreign antitrust laws must have been obtained.
      The obligations of BEA to complete the merger are subject to additional conditions, including the following:

•	as of closing, the representations and warranties made by us must be true and correct in all material respects, except for changes contemplated by the merger agreement or where the failure to be true and correct would not have a material adverse effect on us;

•	we must have performed or complied in all material respects with all covenants, obligations and conditions required to be performed or complied with by us under the merger agreement; and

•	no material adverse effect on Plumtree has occurred.
      Our obligation to complete the merger is subject to additional conditions, including:

•	as of closing, the representations and warranties made by BEA must be true and correct in all material respects, except for changes contemplated by the merger agreement or where the failure to be true and correct does not result in a material adverse effect on BEA; and

•	BEA must have performed or complied in all material respects with all covenants, obligations and conditions required to be performed or complied with by BEA under the merger agreement.
Amendment; Waiver
      The merger agreement may be amended by written instrument among BEA, Merger Sub and us, by action taken or authorized by our respective boards of directors, provided, after approval of the merger by our stockholders, such amendment shall not alter or change the amount or kind of merger consideration.
Material Adverse Effect
      Under the merger agreement, a material adverse effect means any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Plumtree and its subsidiaries as a whole, or the ability of Plumtree to perform its obligations under the merger agreement, other than any effect primarily resulting from:

•	changes in the market price or trading volume of our stock after the signing of the merger agreement (although the underlying effect that may have caused the change could still be deemed to be a material adverse effect);

•	any adverse change directly or indirectly attributable to the announcement or pendency of the merger (including cancelled or delayed customer orders, reduced sales, disruptions in supplier, distributor, partner or similar relationships, or loss of employees);

•	any adverse change affecting the industries in which we participate, the U.S. economy as a whole or the foreign economies where we have material operations or sales so long as the change does not have a materially disproportionate impact on us;

•	any adverse change resulting from any action we are required to take under the merger agreement;

•	any adverse change brought about by stockholder litigation against us or our board of directors relating to the merger agreement and the merger; or

•	any change arising out of certain matters set forth in our disclosure schedules so long as the liabilities resulting from such matters do not exceed $10.0 million.
BENEFICIAL OWNERSHIP OF PLUMTREE COMMON STOCK
      The following table and footnotes thereto set forth the beneficial ownership of common stock of Plumtree as of August 31, 2005, by (a) each director of Plumtree, (b) each of the executive officers of Plumtree, (c) all directors and executive officers of Plumtree as a group, and (d) each person known by Plumtree to be the beneficial owner of more than 5% of the outstanding shares of Plumtree common stock.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2005 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
      Unvested options granted from the Plumtree’s inception through July 2000 were immediately exercisable upon grant, provided that upon the optionee’s cessation of service, any unvested shares would be subject to repurchase by Plumtree at the original exercise price paid per share. In computing the number of shares beneficially owned by a person, shares that are subject to options that are not exercisable and will not be vested for at least 60 days after August 31, 2005 are not included.

      The percentages in the table below are based on shares of our common stock outstanding as of the August 31, 2005. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has had sole voting and investment power with respect to the shares set forth opposite such stockholders’ name.
      The address for each of the directors and officers of Plumtree listed in the table below is: Plumtree Software, Inc., 500 Sansome Street, San Francisco, California 94111.

	Number of Shares of		Percentage of
Name and Address of Beneficial Owner	Common Stock		Common Stock Owned

Ashford Capital Management, Inc.	2,084,815	(1)	6.2%
P.O. Box 4172 Wilmington, DE 19807
Kennedy Capital Management, Inc.	3,545,979	(2)	10.5%
10829 Olive Blvd. St. Louis, MO 63141
Artis Capital Management, LLC	1,848,690	(3)	5.5%
One Market Plaza Spear Street Tower, Suite 1700 San Francisco, CA 94105
John Kunze	1,400,301	(4)	4.1%
Eric Borrmann	352,290	(5)	1.0%
Paul Ciandrini	197,918	(6)	*
Ira Pollack	83,335	(7)	*
Eric Zocher	194,584	(8)	*
John Dillon	143,334	(9)	*
Rupen Dolasia	194,384	(10)	*
David Pratt	49,001	(11)	*
James Richardson	99,467	(12)	*
Bernard Whitney	138,334	(13)	*
All executive officers and directors as a group (10 persons)	2,852,948	(14)	8.4%

*	Amount represents less than 1% of outstanding shares of Plumtree common stock.

(1)	Shares reported for Ashford Capital Management, Inc. are based on an amended Schedule 13G filed by Ashford Capital Management, Inc. on February 28, 2005.

(2)	Shares reported for Kennedy Capital Management, Inc. are based on an amended Schedule 13G filed by Kennedy Capital Management, Inc. on May 10, 2005.

(3)	Shares reported for Artis Capital Management, LLC are based on a Schedule 13G filed by Artis Capital Management, LLC on February 3, 2005.

(4)	Includes 1,400,301 shares of common stock issuable pursuant to stock options exercisable within 60 days after August 31, 2005.

(5)	Includes 352,290 shares of common stock issuable pursuant to stock options exercisable within 60 days after August 31, 2005.

(6)	Includes 197,918 shares of common stock issuable pursuant to stock options exercisable within 60 days after August 31, 2005.

(7)	Includes 83,335 shares of common stock issuable pursuant to stock options exercisable within 60 days after August 31, 2005

(8)	Includes 189,584 shares of common stock issuable pursuant to stock options exercisable within 60 days after August 31, 2005. Also includes 5,000 shares of common stock Mr. Zocher purchased independently.

(9)	Includes 88,334 shares of common Stock issuable pursuant to stock options exercisable within 60 days after August 31, 2005. Also includes 17,500 shares of common stock Mr. Dillon purchased independently. Also includes 37,500 shares from stock options that have been previously exercised.

(10)	Includes 108,334 shares of common stock issuable pursuant to stock options exercisable as of within 60 days after August 31, 2005. Also includes 86,050 shares of common stock received by Mr. Dolasia upon pro rata distribution by H&Q Plumtree Investors, L.P. In addition, 143, 783 shares of common stock are held by Todd U.S. Ventures LLC. Mr. Dolasia is a member of H&Q Todd Ventures Management LLC, the general partner of Todd U.S. Ventures LLC, and disclaims beneficial ownership of such shares to the extent of his pecuniary interest.

(11)	Includes 44,001 shares of common stock issuable pursuant to stock options exercisable within 60 days after August 31, 2005. Also includes 5,000 shares of common stock which are held in trust by Pratt Trust DTD 10-15-92, David B and Marilyn M Pratt, TTEES.

(12)	Includes 89,167 shares of common stock issuable pursuant to stock options exercisable within 60 days after August 31, 2005. Includes 10,300 shares of common stock Mr. Richardson purchased independently.

(13)	Includes 138,334 shares of common stock issuable pursuant to stock options exercisable within 60 days after August 31, 2005.

(14)	Includes 2,691,598 shares of common stock issuable pursuant to stock options exercisable within 60 days after August 31, 2005.
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
      Our common stock is traded on the Nasdaq National Market under the symbol “PLUM”. The table below sets forth by quarter, since the beginning of our fiscal year 2003, the high and low closing per-share sale price for our common stock on the Nasdaq National Market.

	Market Prices

	High	Low

Fiscal Year 2003
First Quarter	4.00	2.63
Second Quarter	4.51	3.09
Third Quarter	4.65	3.63
Fourth Quarter	5.67	4.08
Fiscal Year 2004
First Quarter	5.61	3.93
Second Quarter	4.21	3.14
Third Quarter	3.58	2.95
Fourth Quarter	4.52	3.17
Fiscal Year 2005
First Quarter	5.35	4.11
Second Quarter	5.08	4.15
Third Quarter through [ ]
      On August 19, 2005, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing price for our common stock on the Nasdaq National Market was $4.67 per share. On [                    ], 2005, the most recent practicable date prior to the printing of this proxy statement, the closing price of our common stock on the Nasdaq National Market was $[          ] per share.
      We have never declared or paid any dividends.
      The market price for our common stock is subject to fluctuation and stockholders are urged to obtain current market quotations. We cannot give you any assurances as to the future price of or market for our common stock.

FUTURE STOCKHOLDER PROPOSALS
      If the merger is completed, there will be no public stockholders of Plumtree and no public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2006 annual meeting of stockholders. In that event:

•	Rule 14a-8 under the Exchange Act requires that a stockholder proposal intended to be included in the proxy statement for the 2006 annual meeting be received at our executive offices no later than December 23, 2005. The proposal may be omitted from the annual meeting proxy statement if the submitting stockholder does not meet the applicable requirements under Rule 14a-8; and

•	stockholder proposals for new business or suggestions for nominees to our board of directors submitted outside of Rule 14a-8 must be delivered to our Secretary at our principal executive offices no earlier than February 19, 2006 and no later than March 21, 2006.
HOUSEHOLDING OF PROXY STATEMENT
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a copy of the proxy statement to you if you write to us at the following address or call the following phone number: 500 Sansome Street, San Francisco, California, Attention: Corporate Secretary, (415) 263-8900. If you would like to receive separate copies of proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding Plumtree that we file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.
ADDITIONAL INFORMATION
      You may vote your shares in advance of the special meeting using the telephone or the enclosed proxy card. Please call The Altman Group, at (866) 304-2061, if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.
      Requests for additional copies of this proxy statement or proxy cards should be directed to us at the following address:

Plumtree Software, Inc.
500 Sansome Street
San Francisco, California
Attention: Corporate Secretary
Telephone: (415) 263-8900
      If you would like to request additional copies from us, please do so by [                    ], 2005 in order to receive them before the special meeting.
      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                    ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of the proxy statement to stockholders shall not create any implication to the contrary.

EXECUTION COPY
ANNEX A
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about BEA or Plumtree. The terms and other information in the merger agreement should not be relied upon as disclosure about BEA or Plumtree without consideration of the entirety of the public disclosure as set forth in the public filings of each of BEA and Plumtree with the SEC. Such information can be found elsewhere in this proxy statement/ prospectus and in the other public filings of each of BEA or Plumtree makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties BEA and Plumtree made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that BEA and Plumtree have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. Neither BEA nor Plumtree believe that the disclosure schedules contain information that the securities laws require either or both of them to publicly disclose. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in each of BEA or Plumtree’s public disclosures.
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BEA SYSTEMS, INC.
BAJA, INC.
AND
PLUMTREE SOFTWARE, INC.
August 22, 2005

Page

ARTICLE 1 THE MERGER		A-1
1.1	The Merger	A-1
1.2	Closing; Effective Time	A-1
1.3	Effect of the Merger	A-1
1.4	Certificate of Incorporation; Bylaws	A-2
1.5	Directors and Officers	A-2
1.6	Effect on Capital Stock	A-2
1.7	Surrender of Certificates	A-3
1.8	No Further Ownership Rights in Company Capital Stock	A-4
1.9	Withholding Rights	A-4
1.10	Taking of Necessary Action; Further Action	A-5
1.11	Appraisal Rights	A-5

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF COMPANY		A-5
2.1	Organization, Standing and Power	A-6
2.2	Capital Structure	A-7
2.3	Authority	A-8
2.4	SEC Documents, Financial Statements	A-8
2.5	Absence of Certain Changes	A-10
2.6	Absence of Undisclosed Liabilities	A-10
2.7	Litigation	A-10
2.8	Governmental Authorization	A-10
2.9	Title to Personal Property	A-11
2.10	Intellectual Property	A-11
2.11	Environmental Matters	A-12
2.12	Taxes	A-13
2.13	Employee Benefit Plans	A-14
2.14	Certain Agreements Affected by the Merger	A-16
2.15	Employee Matters	A-17
2.16	Insurance	A-17
2.17	Compliance With Laws	A-17
2.18	Brokers’ and Finders’ Fees	A-17
2.19	Vote Required	A-18
2.20	Board Approval	A-18
2.21	Customers and Suppliers	A-18
2.22	Material Contracts	A-18
2.23	No Breach of Material Contracts	A-19
2.24	Material Third Party Consents	A-19
2.25	Real Property Leases	A-19
2.26	Proxy Statement/ Proxy	A-20
2.27	Opinion of Financial Advisor	A-20
2.28	Takeover Statutes	A-20
2.29	Government Contracts	A-20

A-i

Page

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-21
3.1	Organization, Standing and Power	A-22
3.2	Authority	A-22
3.3	Board and Stockholder Approval	A-22
3.4	Proxy Statement/ Proxy	A-22
3.5	Funds	A-23
3.6	Litigation	A-23

ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME		A-23
4.1	Conduct of Business of Company	A-23
4.2	Restriction on Conduct of Business of Company	A-23
4.3	No Solicitation	A-25

ARTICLE 5 ADDITIONAL AGREEMENTS		A-27
5.1	Proxy Statement	A-27
5.2	Meeting of Stockholders	A-27
5.3	Access to Information; Notice of Certain Matters	A-27
5.4	Confidentiality	A-28
5.5	Public Statements and Disclosure	A-28
5.6	Consents; Cooperation	A-28
5.7	FIRPTA	A-29
5.8	Legal Requirements	A-29
5.9	Employee Benefit Plans	A-29
5.10	Indemnification; Directors’ and Officers’ Insurance	A-31
5.11	Form S-8	A-33
5.12	Takeover Statutes	A-33
5.13	Notices	A-33
5.14	Further Assurances	A-33
5.15	Novation of Contracts or Subcontracts for any Governmental Entity	A-33

ARTICLE 6 CONDITIONS TO THE MERGER		A-34
6.1	Conditions to Obligations of Each Party to Effect the Merger	A-34
6.2	Additional Conditions to Obligations of Company	A-34
6.3	Additional Conditions to the Obligations of Parent	A-35

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		A-35
7.1	Termination	A-35
7.2	Effect of Termination	A-36
7.3	Expenses and Termination Fees	A-36
7.4	Amendment	A-37
7.5	Extension; Waiver	A-37

ARTICLE 8 GENERAL PROVISIONS		A-38
8.1	Non-Survival at Effective Time	A-38
8.2	Notices	A-38
8.3	Interpretation; Certain Definitions	A-38

A-ii

Page

8.4	Counterparts; Facsimile Delivery	A-39
8.5	Entire Agreement; Nonassignability; Parties in Interest	A-39
8.6	Severability	A-39
8.7	Remedies Cumulative	A-39
8.8	Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL	A-39
8.9	Rules of Construction	A-39
8.10	Assignment	A-39
8.11	Attorneys’ Fees	A-39
SCHEDULES
Company Disclosure Schedule
EXHIBITS

Exhibit A	—	Form of Voting Agreement
Exhibit B	—	Form of Certificate of Merger
Exhibit C	—	Form of FIRPTA Notice
Exhibit D	—	Form of IRS Notice

A-iii

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of August 22, 2005 (the “Execution Date”) by and among BEA SYSTEMS, INC., a Delaware corporation (“Parent”), BAJA, INC., a Delaware corporation (“Merger Sub”), and PLUMTREE SOFTWARE, INC., a Delaware corporation (“Company”). An index of the defined terms used in this Agreement can be found in Appendix I hereto.
RECITALS
      A. The Boards of Directors of Parent, Merger Sub and Company each have determined that the business combination between Parent and Company through the merger of Merger Sub with and into Company pursuant to the terms and subject to the conditions set forth herein (the “Merger”) is in the best interests of their respective companies and stockholders.
      B. Merger Sub is a wholly-owned subsidiary of Parent.
      C. Pursuant to the Merger, among other things, each outstanding share of capital stock of Company shall be converted into cash at the rate set forth herein.
      D. Company and Parent desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
      E. As an inducement to Parent to enter into this Agreement, certain officers, directors and stockholders of Company have concurrently herewith entered into an agreement to vote the shares of Company Capital Stock owned by such persons to approve the Merger and this Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”).
      NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:
ARTICLE 1
THE MERGER
      1.1     The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain “Plumtree Software, Inc.” The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law (“Delaware Law”).
      1.2     Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable and in any event not later than two business days after the satisfaction or waiver of each of the conditions set forth in Article 6 hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, in the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware being the “Effective Time” and the date of such filing being the “Effective Date”).
      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      1.4     Certificate of Incorporation; Bylaws.
      (a) Subject to the terms of Section 5.10(a), at the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, that as of the Effective Time, Company’s Certificate of Incorporation shall be amended as set forth in Exhibit A to the Certificate of Merger.
      (b) Subject to the terms of Section 5.10(a), the Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Bylaws.
      1.5     Directors and Officers. At the Effective Time, the directors of Merger Sub, serving in such capacity immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, holding office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.
      1.6     Effect on Capital Stock.
      (a) Certain Definitions.
      “Company Capital Stock” shall mean all outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of any other capital stock of Company as of the Effective Time.
      “Company Common Stock” shall mean shares of the common stock of Company, par value $0.001 per share.
      “Company ESPP” shall mean the 2002 Employee Stock Purchase Plan of the Company.
      “Company Options” shall mean any and all options or other rights to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the (i) 1997 Equity Incentive Plan, (ii) 2002 Stock Plan; and (iii) 2002 Director Option Plan (each, a “Company Stock Option Plan,” and collectively, the “Company Stock Option Plans”).
      “Company Preferred Stock” shall mean shares of the preferred stock of Company.
      “Company Warrants” shall mean all issued and outstanding warrants to purchase shares of Company Capital Stock.
      “Per Share Common Stock Consideration” shall mean cash in the amount of $5.50 as may be adjusted pursuant to Section 1.6(e) hereof.
      “Unvested Company Option” shall mean any Company Option that, by its terms, is not vested and exercisable by the holder thereof as of the Effective Time.
      “Vested Company Option” shall mean any Company Option that is not an Unvested Company Option.
      (b) Conversion of Company Common Stock. By virtue of the Merger and without any further action on the part of Parent, Company, the Merger Sub or the holders of any of Company’s securities, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares canceled pursuant to Section 1.6(c) and any Dissenting Shares, will be automatically canceled, extinguished and converted into the right to receive the Per Share Common Stock Consideration, without interest.
      (c) Cancellation of Company Capital Stock Owned by Company, Parent and Subsidiaries. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock (including any Company Preferred Stock) and each share of Company Capital Stock owned by any direct or indirect wholly-owned subsidiary of Company shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore. At the Effective Time, any shares of Company Capital Stock that are owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled and retired and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.
      (d) Treatment of Company Options and Company Warrants.

(i) At the Effective Time, the Company Stock Option Plans and all Unvested Company Options then outstanding shall be assumed by Parent and converted into Parent Options in accordance with Section 5.9(a) hereof.

(ii) Immediately prior to the Effective Time, each Vested Company Option will be canceled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Per Share Common Stock Consideration over the exercise price for each share of Company Common Stock under such Vested Company Option subject to withholding for applicable income, employment and other taxes. No later than fifteen (15) days prior to the Effective Time, Company agrees to give notice to the holders of Vested Company Options as to the cancellation of the Vested Company Options in accordance with this Section 1.6(d), subject to reasonable review and approval of the notice by Parent.

(iii) Immediately prior to the Effective Time, each Company Warrant will be canceled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Per Share Common Stock Consideration over the exercise price for each share of Company Common Stock issuable upon the exercise of such Company Warrant, multiplied by the total number of shares of Company Common Stock issuable upon the exercise in full of such Company Warrant, in each case subject to withholding for applicable income, employment and other taxes. Company agrees to use commercially reasonable efforts to (a) enable each holder of Company Warrants to fully exercise such Company Warrants before the Closing; (b) effect the termination of all Company Warrants outstanding at the Effective Time in accordance with their terms, and (c) give any notice required under any agreements relating to Company Warrants as to such termination.
      (e) Adjustments to Per Share Common Stock Consideration. The Per Share Common Stock Consideration shall only be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reclassification, reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the Execution Date and prior to the Effective Time, so as to provide holders of Company Common Stock the same economic effect, in the aggregate, as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.
      (f) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
      1.7     Surrender of Certificates.
      (a) Exchange Agent. Parent’s transfer agent, Computershare Limited, shall act as the exchange agent (the “Exchange Agent”) in the Merger.
      (b) Parent to Provide Cash. As soon as reasonably practicable (and in no event more than five (5) business days) after the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article 1, through such reasonable procedures as Parent may adopt, cash in an amount sufficient to permit payment pursuant to Section 1.6(b) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, less any amounts required to be withheld from such cash under foreign, federal, state or local laws. Parent shall, from time to time, deposit with the Exchange Agent any additional funds necessary to pay any amounts payable pursuant to this Article 1 that have not been theretofore deposited with the Exchange Agent.
      (c) Exchange Procedures.

(i) As soon as reasonably practicable (and in no event more than five (5) business days) after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive cash pursuant to Section 1.6(b) hereto, (1) a letter of transmittal in customary form as Parent and the Company may reasonably specify prior to the Closing (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent), and (2) instructions for use in effecting the surrender of the Certificates in exchange for cash.

(ii) Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (A) the holder of such Certificate shall be entitled to receive in exchange therefor a cash payment pursuant to Section 1.6(b) hereof, without interest, and (B) the Certificate so surrendered shall forthwith be canceled.

(iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder of the Company (the “Company Stockholder”) claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will pay such Person in exchange for such lost, stolen or destroyed Certificate, that amount of cash which such Person shall be entitled to receive pursuant to Section 1.6(b). When authorizing such payment in exchange therefor, the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Exchange Agent a reasonable form of bond as indemnity, as it shall direct in accordance with (and amounts prescribed by) its customary practices, policies and procedures, against any claim that may be made against the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. As a further condition to payment with respect to any Certificate that shall have been lost, stolen or destroyed, Parent may require the Company Stockholder to whom payment is to be made to agree in writing to indemnify and hold harmless Parent with respect to any loss or expense incurred by Parent as a result of the loss, theft or destruction of such Certificate.
      (d) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
      1.8     No Further Ownership Rights in Company Capital Stock. After the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged and canceled as provided in this Article 1. Until Certificates representing shares of Company Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 1.7, such Certificates will be deemed, for all purposes, to evidence only ownership of the right to receive cash in the amounts determined in accordance with Section 1.6(b).
      1.9     Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be paid over to the appropriate Tax Authority (defined below) as required by applicable law and shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.
      1.10     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
      1.11     Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company Stockholder who has properly demanded and perfected such stockholder’s appraisal rights and demanded to be paid the fair value of such shares in accordance with Section 262 of Delaware Law (the “Dissenting Shares”), shall not be converted into the right to receive cash pursuant to Section 1.6(b), but the holder thereof shall be entitled to such rights as are granted by Delaware Law and the Surviving Corporation shall make all payments to the holders of such Dissenting Shares with respect to such demands in accordance with Delaware Law; provided, that if any such holder shall, prior to or after the Effective Time, have failed to perfect or shall have lost its appraisal right under Delaware Law, each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted into, as of the Effective Time, solely the right to receive the cash pursuant to Section 1.6(b). Company shall give prompt written notice to Parent and Merger Sub of any demands received by the Company for payment under Section 262 of the Delaware Law, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, settle, or offer to settle, or offer to make any payment to settle, any such demands.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF COMPANY
      In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole, taking into consideration all other conditions, properties, assets, liabilities, business, operations and results of operations of such entity and its subsidiaries.
      In this Agreement, any reference to a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Company and its subsidiaries, taken as a whole, or the ability of Company to perform its obligations under this Agreement and timely consummate the transactions contemplated hereby; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company’s stock after the Execution Date (provided that such exclusion shall not apply to any underlying effect that may have caused or contributed to such change in market price or trading volume); (b) any adverse change, effect, event, occurrence, state of facts or developments to the extent directly or indirectly attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Company or any of its subsidiaries has material operations or sales, so long as such change, effect, event, occurrence, state of facts or development does not have a materially disproportionate effect on the Company;

(d) any adverse change, effect, event, occurrence, state of facts or development resulting from the taking of any action required by this Agreement; (e) any adverse change, effect, event, occurrence, state of facts or developments to the extent attributable to stockholder litigation against the Company and/or its board of directors relating to this Agreement and the transactions contemplated hereby; or (f) any adverse change, effect, event, occurrence, state of facts or development arising out of the matter set forth in Schedules 2.3(c), 2.7, 2.23, 2.24 (as to Section 8 only) and 2.29 of the Company Disclosure Schedule that will not result in probable and reasonably estimable liabilities to the Company for periods prior to the date hereof that exceed $10,000,000 (inclusive of any reserves or other liabilities disclosed in respect thereof in any Company SEC Documents), the likelihood and amount of such liabilities to be determined in good faith by the Company (and with concurrence of its independent auditors) in accordance with U.S. generally accepted accounting principles (“GAAP”), including Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss” and the published rules and regulations of the Securities Exchange Commission (“SEC”) (it being understood and agreed that any such change, effect, event, occurrence, state of facts or development arising out of the matter set forth in Schedules 2.3(c), 2.7, 2.23, 2.24 (as to Section 8 only) and 2.29 of the Company Disclosure Schedule that is reasonably likely to exceed $10,000,000 shall not, by itself, be conclusive evidence of a Company Material Adverse Effect).
      In this Agreement, any reference to a party’s “knowledge” means actual knowledge of such party’s officers and directors, provided, that officers shall have made reasonable due and diligent inquiry of those employees of such party whom such officers reasonably believe would have actual knowledge of the matters represented.
      In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the “ordinary course of business” means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the “ordinary course of business” unless such action is taken in the ordinary course of such party’s normal operations and is similar in nature and magnitude to actions customarily taken by other companies of equivalent size operating in the same industry in which the Company operates, without any separate or special authorization.
      In this Article 2, unless the context otherwise requires, any reference to the Company shall be deemed to include the Company as well as any subsidiary of the Company whether or not so specified in the particular representation or warranty.
      Except as disclosed in a document of even date herewith and delivered by Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the “Company Disclosure Schedule”) (provided, that any disclosure shall qualify the disclosure under the section number referred to in the Company Disclosure Schedule as well as all other sections in this Agreement when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections), Company hereby represents and warrants to Parent as follows:
      2.1     Organization, Standing and Power. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept). Each of Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. Company has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date, to Parent. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Company SEC Documents, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company or any of its subsidiaries in accordance with and pursuant to the Company’s formal investment policy and comprising less than 1% of the outstanding stock of such company.
      2.2     Capital Structure.
      (a) The authorized capital stock of Company consists of (i) 100,000,000 shares of Common Stock, $0.001 par value per share, of which there were 33,696,581 shares issued and outstanding as of the close of business on the day two days prior to the Execution Date; and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value per share, of which there were zero shares issued and outstanding as of the close of business on the day two days prior to the Execution Date. There are no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of Company Options under the Company Stock Option Plans or the Company ESPP, in each case as outstanding as of the Execution Date, or as otherwise specifically allowed pursuant to Section 4.2(e) hereof.
      (b) All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance in all material respects with all applicable federal and state securities laws. As of the Execution Date, Company has reserved:

(i) 12,700,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Company 1997 Equity Incentive Plan, of which 3,291,856 shares are subject to outstanding, unexercised options, and 4,249,435 shares are available for issuance thereunder;

(ii) 12,354,722 shares of Common Stock for issuance to directors, employees and consultants pursuant to the 2002 Stock Plan, of which 7,203,873 shares are subject to outstanding, unexercised options, and 4,624,005 shares are available for issuance thereunder;

(iii) 609,000 shares of Common Stock for issuance to directors pursuant to the 2002 Director Option Plan, of which 309,000 are subject to outstanding, unexercised options, and 300,000 shares are available for issuance thereunder;

(iv) 250,000 shares of Common Stock for issuance to outside directors pursuant to the 2004 Outside Director Stock in Lieu of Fees Plan, of which no shares have been issued, and 250,000 shares are available for issuance thereunder; and

(v) 3,860,888 shares of Common Stock for issuance to employees pursuant to the Company ESPP, of which 1,739,607 shares have been issued.
      (c) On the Execution Date, except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans and the Company ESPP, (ii) Company’s right to repurchase any unvested shares under the Company Stock Option Plans or the stock option agreements thereunder, there are no, and as of the Effective Time there will be no, other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, except as may be permitted under Section 4.2(e) hereof. Schedule 2.2(c) hereto sets forth a true and complete list as of the Execution Date of all holders of outstanding Company Options under each of the Company Stock Option Plans, including the number of shares of Company Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to the voting of Company Capital Stock (i) between or among Company and any of its securityholders and (ii) to Company’s knowledge, between or among any of Company’s securityholders.

      (d) The terms of the Company Stock Option Plans permit the assumption of the Company Options by Parent as provided for in this Agreement, without the consent or approval of the holders of the Company Stock Options, the Company Stockholders, or otherwise, without any acceleration of the exercise schedule or vesting provisions with respect to those options. None of the outstanding Company Options provide for any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plans, or otherwise relating to the issuance of Company Options, have been provided or made available to Parent and such forms of agreements and instruments have not been amended, modified or supplemented, and, except as otherwise expressly contemplated herein, there are no agreements to amend, modify or supplement such forms of agreements or instruments in any case from the forms provided to Parent.
      2.3     Authority.
      (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to receipt of the Requisite Stockholder Approval (as defined below). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, other than approval by the Company Stockholders.
      (b) This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company enforceable against Company by Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. Assuming compliance with HSR (defined below) and any foreign or other antitrust or combination laws, any applicable state securities or “blue sky” laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution and delivery of this Agreement by Company does not, and the execution of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any violation of, any provision of the Certificate of Incorporation or Bylaws of Company, as amended, (ii) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Company Authorization, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not be reasonably expected to have a Company Material Adverse Effect.
      (c) Except as would not otherwise have a Company Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign, federal, state or local (each, a “Governmental Entity”) is required with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the SEC and the National Association of Securities Dealers, Inc. (“NASD”) of the Proxy Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) and any other applicable antitrust, merger control or anti-competition laws of any foreign country; (v) the filing of current reports by Company on Form 8-K with the SEC in accordance with applicable federal securities laws; (vi) any notice described in Section 5.13; and (viii) such other consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.
      2.4     SEC Documents, Financial Statements.
      (a) As of their respective filing or furnishing dates, each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended

(the “Securities Act”)), definitive proxy statement, and other filings filed with the SEC by Company since June 4, 2002 (collectively, the “Company SEC Documents”) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act and, to Company’s knowledge, each of the Company SEC Documents was timely filed and did not contain any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, supplemented or superseded by a subsequently filed Company SEC Document. To the Company’s knowledge, as of the date hereof, none of the Company SEC Documents is subject to ongoing SEC review or outstanding SEC comment.
      (b) The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”) and the audited balance sheet of Company, dated as of December 31, 2004 (the “Company Balance Sheet Date”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial condition and results of operations of Company as of the respective dates and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). The Company does not intend to correct or restate, and there is not any basis to restate, any of the Company Financial Statements, except for any restatement that would not otherwise cause or result in the representations and warranties of the Company in the preceding sentence to be or become inaccurate.
      (c) Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and, to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the foregoing sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Company nor any of its subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
      (d) Neither Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its subsidiaries in Company’s or such subsidiary’s published financial statements or other of the Company SEC Documents.
      (e) Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
      (f) Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the chief executive officer and chief financial officer of Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Company required under the Exchange Act with respect to such reports.
      (g) Since June 4, 2002, Company has not received from its independent auditors any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in Company’s internal controls. For purposes hereof, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.
      2.5     Absence of Certain Changes. Except as expressly contemplated by this Agreement, since the Company Balance Sheet Date through the Execution Date, there has not occurred: (i) any Company Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Company of any Company Capital Stock; (v) any action to amend or change the Certificate of Incorporation or Bylaws of Company; or (vi) any negotiation or agreement by Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).
      2.6     Absence of Undisclosed Liabilities.
      (a) The Company has no liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP and in compliance with the rules and regulations of the SEC, other than (i) those set forth or adequately provided for in the balance sheet included in the Company Financial Statements in Company’s Annual Report on Form 10-K for the period ended on the Company Balance Sheet Date, (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date, and (iii) those incurred in connection with the execution of this Agreement.
      (b) Schedule 2.6(b) sets for the a list of all expenses, costs or other fees (including all accountant, attorney and investment banker fees) incurred or expected to be incurred by the Company in connection with the execution of this Agreement and the transactions contemplated hereby.
      2.7     Litigation. Except as set forth in the Company SEC Documents, as of the date of this Agreement, there is no material private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of Company, any private investigation, pending before any agency, court or tribunal, foreign or domestic (each a “Proceeding”), or, to the knowledge of Company, threatened against Company, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Company or any of its subsidiaries, or, to the knowledge of Company, any of the Company’s or its subsidiaries respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect. Schedule 2.7 of the Company Disclosure Schedule also lists all material litigation that Company has pending as of the date of this Agreement against other parties which is not disclosed in the Company SEC Documents.
      2.8     Governmental Authorization. Company and each of its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, franchise, variance, exemption or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties (including all real property leased or owned by Company or its subsidiaries and all buildings and improvements on such property) or (ii) that is required for the operation of Company’s or any of its subsidiaries’ business or the holding of any such interest ((i) and

(ii) herein collectively called the “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations would not reasonably be expected to have a Company Material Adverse Effect.
      2.9     Title to Personal Property. Company and each of its subsidiaries has good, valid and marketable title to all of their respective material personal properties, interests in material personal properties and material assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date, which properties and assets with a book value of $250,000 or above are listed on Schedule 2.9 (except Intellectual Property and any properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) a lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) mortgages, liens, pledges, charges or encumbrances of any kind securing debt which are reflected on the Company Balance Sheet, and (iv) mortgages, liens, pledges, charges or encumbrances of any kind that in the aggregate would not have a Company Material Adverse Effect. To Company’s knowledge, the material plants, property and equipment of Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.
      2.10     Intellectual Property.
      (a) Company and its subsidiaries own (free and clear of all liens and encumbrances, other than licenses), or are licensed or have valid rights to use (or otherwise possess legally enforceable rights to use) all the U.S. or foreign patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, domain name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered and whether or not relating to a published work), copyright registration application, maskwork, maskwork registration application, trade secret, know how, rights in data or databases, invention, or other intellectual property right, all licenses, sublicenses and agreements related to the foregoing, and any other intellectual property right (“Intellectual Property”) that is used or necessary for the conduct of the business of Company and its subsidiaries as currently conducted by Company and its subsidiaries.
      (b) Neither Company nor its subsidiaries has (i) licensed or otherwise transferred any of its software Products (defined below) in source code form to any party (other than the source code disclosures described in the following sentence), (ii) granted any exclusive licenses or other exclusive rights under its Intellectual Property to any party, or (iii) entered into any source code escrow agreements (other than in the ordinary course of business). The source code and system documentation of any software Products have at all times been maintained in reasonable confidence and have been disclosed only to employees, contractors, consultants and third parties in connection with their duties to the Company or its subsidiaries and such employees, contractors, consultants and third parties have executed appropriate confidentiality agreements (or are otherwise under a duty of confidentiality) in connection therewith. As used in this Agreement, “Products” shall mean products of Company marketed, sold or distributed by Company during the thirty-six (36) month period immediately preceding the Closing Date.
      (c) Schedule 2.10(c) lists (i) all issued patents, all registered trademarks, all registered trade names, all registered service marks, all registered copyrights, all registered maskworks, and all pending applications relating to any of the foregoing included in the Intellectual Property owned by Company (“Company Registered Intellectual Property”), including the jurisdictions in which each such Company Registered Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Company or its subsidiaries is a party and pursuant to which any Person is authorized to use any Intellectual Property owned by Company, and (iii) all material licenses, sublicenses and other agreements as to which Company or its subsidiaries is a party and pursuant to which Company or any subsidiary is authorized to use any material third party Intellectual Property, other than end-user licenses entered into in the ordinary course of business relating to off-the-shelf “shrink-wrap” software (“Third Party Intellectual Property Rights”).
      (d) To the Company’s knowledge, there is no, nor has there been any unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its subsidiaries by any third party, including any employee or former employee of Company or any subsidiary. Neither Company nor any subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license, purchase, distribution or other commercial agreements arising in the ordinary course of business, containing such terms as are typical for the business, services and products of Company.
      (e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement described in Section 2.10(c)(ii) or 2.10(c)(iii) or subject to any termination of any such license, sublicense or other agreement as a result of the execution of this Agreement or the performance of its obligations under this Agreement.
      (f) All patents and registered trademarks, registered service marks and registered copyrights held by Company or any of its subsidiaries are subsisting and in force and effect. To the Company’s knowledge, neither Company nor any of its subsidiaries are infringing (either through the conduct of its business or by the manufacturing, marketing, licensing, use or sale of its products and services) any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property of any other Person or third party. Neither Company nor any of its subsidiaries has received any notice or other communication (in writing) of any actual, alleged, possible or potential infringement of any Intellectual Property owned or licensed to any other Person or third party. Neither Company nor any of its subsidiaries has been sued or threatened in writing to be sued in any suit, action or Proceeding that involves a claim of infringement or violation of any Intellectual Property of any third party. Neither Company nor any of its subsidiaries has brought any action, suit or proceeding for infringement of Intellectual Property of Company or any of its subsidiaries or breach of any license or agreement involving Intellectual Property of Company or any of its subsidiaries against any third party which is not disclosed in the Company SEC Documents.
      (g) Company has secured written assignments, from all consultants and employees who contributed to the creation or development of the Intellectual Property of Company embodied in the Products, of the rights to such contributions that Company does not already own by operation of law.
      (h) Company has taken reasonable and appropriate steps to protect and preserve the confidentiality of its material confidential Intellectual Property not otherwise protected by patents, patent applications or copyrights (“Confidential Information”), including obtaining, when appropriate in connection with the disclosure of such Confidential Information to a third party, a written confidentiality agreement between Company and such third party.
      (i) Schedule 2.10(i) of the Company Disclosure Schedule, sets forth all registration, maintenance or renewal fees that must be paid by Company by September 1, 2005 to, and all documents or certificates (including any responses to office actions) that must be filed by Company by September 1, 2005 with the relevant patent, copyright, trademark or similar authority in the United States or international or foreign jurisdictions, that, if not taken, will result in the abandonment of any existing Company Registered Intellectual Property.
      (j) Neither the Company nor any of its subsidiaries has incorporated any “open source” software into any of the Products in a manner that requires Company to provide public disclosure or general availability of the source code for such Products (other than the unmodified version of such “open source” software itself and immaterial portions of source code of such Products designed to interface other portions of such Products with such “open source” software). The Company has not published the source code of any of the Products in the public domain.
      2.11     Environmental Matters. To the Company’s knowledge, neither the Company nor any of its subsidiaries is, and at no time has been, in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, where such violation would have Company Material Adverse Effect, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. As used herein, “Environmental Laws” means all applicable federal, state and local laws, rules, regulations, codes, ordinances, judgments, decrees and the common law governing, regulating or otherwise affecting the environment, or occupational health or safety, including the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Toxic Substances Control Act and their state and local counterparts. The term “Hazardous Materials” means the existence in any form of polychlorinated biphenyls, asbestos or asbestos containing materials, urea formaldehyde foam insulation, oil, gasoline, petroleum, petroleum products and petroleum-derived substances (other than in vehicles operated in the ordinary course of business), pesticides and herbicides, and any other chemical, material or substance regulated under any Environmental Laws. Company and its subsidiaries has operated all facilities and properties owned, leased or operated by it in material compliance with the Environmental Laws; and no Hazardous Materials have been stored, used, disposed of, treated, released or discharged by the Company in material violation of Environmental Laws. To the knowledge of Company, neither the Company nor any of its subsidiaries has received any notice from any governmental body claiming any material violation of any Environmental Law, or requiring any material work, repairs, construction, investigation, alterations, noise reduction, cleanup or installation, which has not been fully complied with; and neither Company nor any of its subsidiaries has received any notice claiming that a release of Hazardous Materials has occurred or exists on, in or under any facility or property owned, leased or operated currently or in the past by the Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has in its possession any reports of environmental consultants relating to the properties of the Company.
      2.12     Taxes.
      (a) Company and each of its subsidiaries has timely filed all material Tax Returns (as defined below) that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other material Taxes are payable by Company or any subsidiary with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Company Financial Statements or amounts payable with respect to periods or portions of periods after the Company Balance Sheet Date. Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. Neither Company nor any subsidiary has any material liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. Except as disclosed in the Company SEC Documents, there are no liens for Taxes on the properties of Company or any of its subsidiaries, other than liens for Taxes not yet due and payable.
      (b) Except as disclosed in the Company SEC Documents, no Tax Returns of Company or any of its subsidiaries have been audited. Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Company or any of its subsidiaries for the last five (5) years. Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.
      (c) Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax shelter vehicle or similar contract. Neither Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

      (d) Neither Company nor any of its subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.
      (e) Neither Company nor any of its subsidiaries has been or, to its knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its subsidiaries has engaged in a “reportable transaction” within the meaning of the Treasury Regulations under Section 6011 of the Code. Neither Company nor any of its subsidiaries is currently or has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.
      (f) Neither Company nor any of its subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.
      (g) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person. As used herein, “Tax Return” shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) filed or required to be filed with respect to Taxes, including any amendments thereto.
      2.13     Employee Benefit Plans.
      (a) The following terms shall be defined as follows:

(i) “Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

(ii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(iii) “Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(iv) “Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.
      (b) Schedule 2.13(b) lists (i) all material “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Company or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which

Company or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the “Plans”).
      (c) None of the Plans is a Defined Benefit Plan, and neither Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.
      (d) None of the Plans is a Multiemployer Plan, and neither Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.
      (e) Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.
      (f) Each Plan which is an “employee benefit plan,” as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.
      (g) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.
      (h) Each Plan which is intended to be qualified under Section 401(a) of the Code (and any related trust intended to be exempt from tax under Section 501(a) of the Code) is the subject of a favorable determination letter by the Internal Revenue Service (“IRS”) issued after January 1, 1997, or the plan sponsor is entitled to rely on a favorable advisory or opinion letter issued with respect to such plan document in accordance with IRS Announcement 2001-77. Each applicable Plan has been administered in substantial compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof, and Section 501 of the Code. To the knowledge of the Company, nothing has occurred since the date of the IRS’s favorable determination letter (or opinion letter, if applicable) that could adversely affect the qualification of such Plan or the tax exempt status of its related trust.
      (i) All required employer contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Company or have been reserved against on the Company Financial Statements.
      (j) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.
      (k) Except as otherwise provided in this Agreement, the consummation of the Merger will not (in and of itself) entitle any employee of the Company to any material severance pay or material acceleration of the time of payment or vesting of any compensation or benefits from the Company or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or trigger any other material obligation pursuant to, any Plan.
      (l) No Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company or any ERISA Affiliate is a party has been operated in a manner that fails to comply with the requirements of Sections 409A(a)(2), (a)(3), and (a)(4) by its terms and the applicable provisions of IRS Notice 2005-1.
      (m) With respect to each Plan: (i) to Company’s knowledge, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available; (ii) no action or claims (other than routine claims for benefits made in the ordinary course of

Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the knowledge of Company, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan; (iii) neither Company, nor to Company’s knowledge, any fiduciary has any knowledge of any facts that could give rise to any such action or claim; and (iv) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Company at any time without liability other than ordinary administrative expenses.
      (n) Neither Company nor, to the knowledge of Company, any Member of the Controlled Group has any material liability or is, to the knowledge of Company, threatened with any material liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.
      (o) All of the Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.
      (p) True, correct and complete copies of each Plan listed in the Company Disclosure Schedule, and, in each case, to the extent applicable, (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all IRS determination, opinion, notification and advisory letters; (iii) all material written communications to any employee or employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its subsidiaries received by employees in the last three (3) years; (iv) all correspondence to or from any governmental agency relating to any Plan since January 1, 2002; (v) nondiscrimination test reports for each applicable Plan for the last three (3) years; and (vi) all reports, forms and other documents required to be filed with any Governmental Body in the last three (3) years (including, without limitation, Forms 5500 and summary annual reports for all plans subject to ERISA) have been delivered or made available to Acquirer. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered by the type of agreements listed in the Company Disclosure Schedule. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 2.13(b).
      (q) Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees.
      (r) All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be fully and properly accrued on Company’s books and records and disclosed in accordance with GAAP and in Plan financial statements.
      (s) Each of the Plans provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code. None of the Plans will be subject to any surrender fees, deferred sales charges, commissions, or other fees upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.
      2.14     Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of Company or any of its subsidiaries or any other third party, (ii) materially increase any benefits otherwise payable by Company or any of its subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
      2.15     Employee Matters.
      (a) Company and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance with such laws and practices or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect. Company and each of its subsidiaries have in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.
      (b) To Company’s knowledge, neither Company nor any of its subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company or any of its subsidiaries under any workers’ compensation plan or policy or for long term disability that are not covered by insurance. Neither Company or any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except obligations that would not have a Company Material Adverse Effect. There are no controversies pending or, to the knowledge of Company or any of its subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in a Proceeding against Company before any Governmental Entity except for such Proceeding that would not have a Company Material Adverse Effect. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Company know of any activities or proceedings of any labor union or organization of any such employees.
      (c) To Company’s knowledge, no employees of Company or its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or any of its subsidiaries because of the nature of the business conducted by Company or its subsidiaries or to the use of trade secrets or proprietary information of others. No employees which are considered key to the operations or the business of Company or any of its subsidiaries have given notice to Company or its subsidiaries, nor to Company’s knowledge does any such employee intend to terminate his or her employment with Company or its subsidiaries.
      2.16     Insurance. Company have made available to Parent all material policies of insurance for Company and each of its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and to Company’s knowledge, Company and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Company does not have knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
      2.17     Compliance With Laws. Each of Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Company Material Adverse Effect.
      2.18     Brokers’ and Finders’ Fees. Except for its engagement letter dated March 31, 2005 with Broadview International, a division of Jefferies & Company, Inc., Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’

fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby. Company has furnished to Parent accurate and complete copies of all agreements under which any such finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Broadview International, a division of Jefferies & Company, Inc.
      2.19     Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting in favor of the adoption of this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any of Company’s Capital Stock necessary to approve this Agreement and the transactions contemplated hereby under applicable law and the Certificate of Incorporation and Bylaws of the Company.
      2.20     Board Approval. The Board of Directors of Company has unanimously (i) approved and declared advisable this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders, and (iii) recommended that the stockholders of Company adopt this Agreement and approve the Merger. The actions taken by the Board of Directors of Company constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of Company under the provisions of Section 203 of the Delaware Law such that the restrictions on “business combinations” as set forth in Section 203 of the Delaware Law do not apply to this Agreement or the transactions contemplated hereby.
      2.21     Customers and Suppliers. Schedule 2.21 lists the top 10 customers of Company in terms of gross billings during the eighteen (18) months prior to the Execution Date; and no such customer and no supplier of Company or any of its subsidiaries has canceled or otherwise terminated or, to Company’s knowledge, made any written threat to Company or any of its subsidiaries to cancel or otherwise terminate its relationship with Company or any of its subsidiaries, or at any time on or after the Company Balance Sheet Date has decreased materially its services or supplies to Company or any of its subsidiaries in the case of any such supplier, or its usage of the services or products of Company in the case of such customer, and to Company’s knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Company or any of its subsidiaries or to decrease materially its services or supplies to Company or any of its subsidiaries or its usage of the services or products of Company or any of its subsidiaries, as the case may be. Neither Company nor any of its subsidiaries has knowingly breached, so as to provide a benefit to Company or any of it subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company or any of its subsidiaries.
      2.22     Material Contracts. Except (i) as set forth in the Company SEC Documents filed prior to the date of this Agreement; (ii) as set forth in Schedule 2.10, Schedule 2.13 or Schedule 2.29; (iii) as set forth in this Schedule 2.22 (the contracts in (i), (ii), and (iii) being collectively referred to herein as the “Material Contracts”); and (iv) for this Agreement, and other contracts and agreements which individually or in the aggregate are not material to Company’s or any of its subsidiaries’ businesses, as of the date of this Agreement, Company is not a party to or bound by:

(a) any distributor, sales, agency or manufacturer’s representative, consulting, joint-venture, or partnership contract or joint R&D or technology sharing arrangements involving in the case of any such contract or arrangement payments of more than $250,000 over any twelve (12) consecutive month period;

(b) any continuing contract with vendors for the purchase of materials, supplies, equipment or services involving in the case of any such contract payments of more than $250,000 over any twelve (12) consecutive month period;

(c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, except as may be entered into in the ordinary course of business;

(d) any contract for capital expenditures in excess of $250,000 in the aggregate;

(e) any contract materially limiting the freedom of Company to engage in any line of business in any material respect, to acquire any product or asset from any other Person, to sell any product or asset to, or to perform any service for, any Person, or to compete with any other Person (as that term is defined in the Exchange Act), except as may be entered into in the ordinary course of business;

(f) any confidentiality, secrecy or non-disclosure contract, which individually or in the aggregate, materially affects or could be reasonably anticipated to materially affect the business or operations of Company, except as may be entered into in the ordinary course of business;

(g) any contract pursuant to which Company is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contact more than $250,000 over the life of the contract;

(h) any contract with any Person with whom Company does not deal at arm’s length;

(i) any contract which provides for the indemnification of any officer, director, employee or agent, except as may be entered into in the ordinary course of business with persons other than officers and directors of the Company; or

(j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, except as may be entered into in the ordinary course of business.
      2.23     No Breach of Material Contracts. All Material Contracts are in the written form previously provided or made available to Parent. Except for such Material Contracts that remain executory, Company has performed all of the material obligations required to be performed by it as of the Execution Date and is entitled to all benefits under, and, to Company’s knowledge, is not alleged to be in material breach or default in respect of any Material Contract. To Company’s knowledge, each of the Material Contracts is in full force and effect, unamended except as provided or made available to Parent, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company’s knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract or would give any Person the right to exercise any remedy, or the right to any rebate, chargeback, refund, penalty or change in delivery schedule, except to the extent such defaults, events of default, remedies, rebates, chargebacks, refunds, penalties or changes have not had and would not be reasonably expected to have a Material Adverse Effect on Company.
      2.24     Material Third Party Consents. Schedule 2.24 lists all contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such contracts may remain in full force and effect after the Closing which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a Material Adverse Effect on Parent’s ability to operate the business in the same manner as the business was operated by Company prior to the Effective Time.
      2.25     Real Property Leases.
      (a) The Company does not own any real property. To the extent not disclosed in the Company SEC Documents, Schedule 2.25(a) sets forth a list of all material leases, licenses or similar agreements to which Company or any of its subsidiaries is a party, that are for the use or occupancy of real estate owned by a third party (“Leases”) (copies of which have previously been furnished to Parent), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date and term of each of the Leases, and (ii) the street address or legal description of each property covered thereby (the “Leased Premises”). The Leases are in full force and effect in all material respects, and to the knowledge of Company, have not been amended except as disclosed in the Company SEC Documents, and Company is not and, to the knowledge of Company, no other party thereto, is in default or breach under any such Lease and no event has occurred by Company that, with the passage of time or the giving of notice or both, would cause a breach of or default of Company under any of such Leases, except to the extent such default would not have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents, either Company or its subsidiaries have valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any liens, covenants and easements or title defects of any nature whatsoever.
      (b) With respect to the Leased Premises,

(i) there are no pending or, to the knowledge of Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof,

(ii) to the knowledge of Company, all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use,

(iii) to the knowledge of Company, there are no contracts or agreements (whether oral or written) granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than Company) in possession of any such parcel,

(iv) to the knowledge of Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein,

(v) all buildings and improvements located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by Company, and to the knowledge of Company, all of these services are adequate in accordance with all applicable laws, ordinances, rules and regulations, and

(vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of Company, threatened termination of such access.
      2.26      Proxy Statement/ Proxy. The information relating to Company which is provided by Company (including any information previously provided by Company in the Company SEC Documents) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of Company, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub and relating to Parent or Merger Sub which is contained in the Proxy Statement.
      2.27     Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Broadview International, a division of Jefferies & Company, Inc., that in such advisor’s opinion, as of the date hereof, the consideration to be received by the stockholders of Company is fair from a financial point of view, to the stockholders of Company.
      2.28     Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute in Delaware Law (each, a “Takeover Statute”) is applicable to the Merger, except for such statutes or regulations as to which all necessary actions have been taken by Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.
      2.29     Government Contracts.
      (a) The Company and each subsidiary of the Company have not been suspended or debarred from bidding on contracts or subcontracts for any Governmental Entity, nor, to the Company’s knowledge, has any suspension or debarment action been commenced.
      (b) To the Company’s knowledge, except as noted above, and other than routine contract audits by the General Services Administration (“GSA”), which also has stated by letter dated June 28, 2005 the intent to perform a pre-award audit conducted by the GSA Regional Inspector General for Auditing, in connection with the GSA’s consideration of an extension of its Multiple Award Schedule (“MAS”) contract or contract audits by the Defense Contract Audit Agency (“DCAA”), if any, the Company and each subsidiary of the Company have not within the preceding three years been, nor to the Company’s knowledge, is it now being, audited or investigated by any Government Entity, including without limitation the Government Accountability Office, the DCAA, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the Company’s knowledge, is any such audit or investigation threatened.
      (c) The Company has not received any draft or final post award audit report, any draft or final notice of cost disallowance or non-compliance with the GSA MAS “Price Reductions” clause. To the Company’s knowledge, information provided by the Company for any such audits was in compliance in all material respects with applicable regulations.
      (d) The Company and each subsidiary of the Company have no disputes pending before a contracting office of, or any current claim pending against, any agency or instrumentality of the United States Government.
      (e) The Company and, to the Company’s knowledge, each subsidiary of the Company has not, with respect to any contracts or subcontracts for any Governmental Entity and within the preceding three years, received a cure notice or show cause notice advising the Company that it was in default or would, if it failed to take remedial action, be in default under such contract.
      (f) There are no outstanding claims with respect to contracts or subcontracts for any Governmental Entity, other than routine invoices in process and unbilled charges, by the Company against a customer, or by a customer against the Company.
      (g) The operation of its business by the Company and each subsidiary of the Company, as it relates to the contracts or subcontracts for any Governmental Entity, has been conducted in accordance with all applicable laws, regulations, and other requirements of all Governmental Entities.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
      In this Agreement, any reference to a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent and its subsidiaries, taken as a whole, or the ability of Parent to perform its obligations under this Agreement and timely consummate the transactions contemplated hereby; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any change in the market price or trading volume of Parent’s stock after the Execution Date (provided that such exclusion shall not apply to underlying effect that may have caused or contributed to such change in market price or trading volume); (b) any adverse change, effect, event, occurrence, state of facts or developments to the extent directly or indirectly attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent or any of its subsidiaries has material operations or sales, so long as such change, event, effect, occurrence, state of facts or development does not have a materially disproportionate effect on the Parent; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from the taking of any action required by, this Agreement; or (f) any adverse change, effect, event, occurrence, state of facts or developments to the extent attributable to stockholder litigation against Parent and/or its board of directors relating to this Agreement and the transactions contemplated hereby.
      Parent and Merger Sub hereby jointly and severally represent and warrant to Company as follows:
      3.1     Organization, Standing and Power. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each of Parent and Merger Sub has the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect. Parent is the owner of all outstanding shares of capital stock of Merger Sub.
      3.2     Authority.
      (a) Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable.
      (b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and each constitutes the valid and binding obligations of Parent and Merger Sub enforceable against each by Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have a Parent Material Adverse Effect.
      (c) Except as otherwise would not have a Parent Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.2, (ii) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (iii) such filings as may be required under HSR and any other applicable antitrust or anti-competition laws of any foreign country, (iv) the filing with the NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon exercise of the options under the Company Stock Option Plans and assumed by Parent, to the extent required, (v) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans and assumed by Parent; (vi) the filing of current reports on Form 8-K with the SEC within four (4) business days after the Execution Date and within four (4) business days after the Closing; and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.
      3.3     Board and Stockholder Approval. The Board of Directors of Parent has approved this Agreement. No action is necessary on the part of the stockholders of Parent in connection with this Agreement or the Merger.
      3.4     Proxy Statement/ Proxy. The information relating to Parent which is provided by Parent (including any information previously provided by Parent in the Parent SEC Documents) for inclusion in the Proxy

Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of Company, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Company or relating to Company which is contained in the Proxy Statement.
      3.5     Funds. Parent and Merger Sub have, and as of the Effective Time will continue to have, sufficient funds necessary to consummate the Merger and the other transactions contemplated hereby in accordance with the terms set forth herein and to perform their respective obligations hereunder (including the payment of all cash amounts contemplated by Article 1).
      3.6     Litigation. As of the date hereof, neither Parent nor Merger Sub are engaged in, or a party to, or threatened with, any civil, criminal, administrative or other similar actions, suits, claims, proceedings or other investigations before any Governmental Entity that seeks to restrain, invalidate or modify the terms or conditions of the Merger or any other transactions contemplated by this Agreement.
ARTICLE 4
CONDUCT PRIOR TO THE EFFECTIVE TIME
      4.1     Conduct of Business of Company. From the date of this Agreement through the earlier of the termination of this Agreement or the Effective Time, Company agrees (except as consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned), to carry on its business, and to cause its subsidiaries to carry on their respective businesses, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Subject to Section 4.2 hereof, Company further agrees to pay, and to cause it subsidiaries to pay, all debts and Taxes when due, subject (i) to good faith disputes over such debts or Taxes and (ii) the filing of material Tax Returns (provided that Company shall inform Parent of its intention to file such Tax Returns prior to filing), and to pay or perform, and to cause its subsidiaries to pay and perform, all other obligations when due. Company shall use commercially reasonable efforts to preserve intact its and its subsidiaries’ present business organizations, to keep available the services of its and its subsidiaries’ present officers and key employees and to preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with any of them, with the intention that its and its subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Effective Time.
      4.2     Restriction on Conduct of Business of Company. From the date of this Agreement through the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or except as permitted by the terms of this Agreement, Company shall not do, cause or permit any of the following, with respect to itself or any of its subsidiaries, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock except for dividends or other distributions by any subsidiary only to Company or any direct or indirect wholly-owned subsidiary of Company; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements in effect on the Execution Date providing for the repurchase of shares in connection with any termination of service to it;

(c) Stock Option Plans. Except as contemplated by written contractual agreements existing as of the Execution Date, accelerate, amend or change the period of exercisability or vesting of options, securities or other rights granted under the Company Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of the above;

(d) Material Contracts. Enter into or violate any material contract or commitment, or amend or otherwise modify or waive any of the terms of any of its material contracts other than in the ordinary course of business; provided, that in no event shall Company or any of its subsidiaries enter into any contract, commitment or agreement except that Company shall be permitted to amend or otherwise modify or waive any of the terms of its existing contracts, commitments and agreements in the ordinary course of business (i) which grants any Person exclusive rights or “most favored party” rights of any type or scope, (ii) which provides any Person with equity, as compensation or otherwise, or (iii) with any third party which could reasonably be deemed to be a competitor of Parent; (iv) which contains any non-competition clauses or other material restrictions relating to its or any of its affiliates’ business activities;

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to (i) the exercise of Company Options issued and outstanding on the Execution Date or granted pursuant to clause (iii) below, (ii) other rights therefor outstanding as of the Execution Date; (iii) the issuance of no more than 120,000 additional Unvested Company Options in accordance with the ordinary course of business and providing for vesting in accordance with the Company’s customary four year vesting schedule with no acceleration upon a change of control; and (iv) pursuant to the Company ESPP pursuant to Section 5.9(b) hereof.

(f) Intellectual Property. Transfer, license or otherwise convey to any Person any of its Intellectual Property or any rights to its Intellectual Property, other than in the ordinary course of business;

(g) Exclusive Rights. Enter into or amend in any material respect any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or amend any such agreement, except in either case any marketing agreements entered into or amended in the ordinary course of business;

(h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for sales, leases, licenses or other dispositions of products in the ordinary course of business;

(i) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business;

(j) Leases. Enter into any material operating lease;

(k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $250,000, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder in the amounts set forth in Schedule 2.6(b);

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, and not withstanding the above, make any such expenditures, additions or improvements in excess of $500,000;

(m) Other Expenses. Except in the ordinary course of business, commit to or incur any other expenses (excluding discharge of indebtedness which is addressed in (k) above and capital expenditures which are addressed in (l) above) in an amount in excess of $250,000, and except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder in the amounts set forth in Schedule 2.6(b);

(n) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(o) Termination or Waiver. Terminate or waive any right of any material value to the Company, except in the ordinary course of business;

(p) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any Plan (or any plan or arrangement that would be a Plan if in effect on the Execution Date) or any other employee benefit or stock purchase or option plan, except as required under ERISA or as necessary to maintain the qualified status of such plan under the Code; hire any new officer level employee; increase the compensation (including salary, bonuses, commission and all other forms of remuneration) of any employee, consultant or contractor, or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director, consultant or contractor, except in the ordinary course of business;

(q) Severance Arrangements. Grant any severance or termination pay to any director, officer or any employee, except payments made pursuant to Company’s existing severance policies and practices and written agreements outstanding on the Execution Date;

(r) Lawsuits. Commence a lawsuit, other than (i) for the routine collection of bills, (ii) in such cases where Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

(t) Taxes. Other than in the ordinary course of business, or as required by GAAP or other applicable law or regulation, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Tax;

(u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP; or

(v) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above or otherwise take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its obligations hereunder.

      4.3     No Solicitation.
      (a) Company shall not, shall ensure that its subsidiaries do not, and shall not authorize or permit any of the officers, directors, employees, and other agents and representatives, of Company and its subsidiaries to, directly or indirectly, (i) take any action to solicit, initiate, knowingly facilitate or encourage the making, submission or announcement of any Takeover Proposal, (ii) engage in negotiations or discussions regarding, or disclose any nonpublic information relating to Company or any of its subsidiaries or afford access to the properties, books or records of Company or any of its subsidiaries with respect to, any inquiry or proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, or (iii) enter into any letter of intent or similar document or any other contract, agreement or commitment contemplating or otherwise relating to any Takeover Proposal.

      (b) Notwithstanding anything to the contrary in this Agreement, prior to the Company Stockholders Meeting, if the Company receives a bona fide written Takeover Proposal, or a bona fide written expression of interest that could reasonably be expected to lead to a Takeover Proposal and the Board of Directors of Company in good faith (i) determines (after consultation with its financial advisors) that such Takeover Proposal (or written expression of interest) constitutes or could reasonably be expected to lead to a Superior Proposal, and (ii) determines (after consultation with its outside legal counsel) that the failure to take such action with respect to such Takeover Proposal would be a breach of its fiduciary duties to the stockholders of the Company under applicable law, then Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives may take any of the actions otherwise prohibited by the terms of Section 4.3(a)(ii); provided, that Company first (A) notifies Parent in writing of such determination by the Company Board of Directors, (B) provides Parent with a true and complete copy of such Takeover Proposal (or written expression of interest), (C) provides Parent with all information provided to such third party, written or oral, including but not limited to all documents containing or referring to information of Company that are supplied to such third party, and (D) provides any such non public information pursuant to a non-disclosure agreement at least as restrictive with respect to matters of confidentiality of information as the Confidentiality Agreement.
      (c) Notwithstanding anything to the contrary in this Agreement, Company’s Board of Directors shall continue to recommend the Merger, and may not recommend any Takeover Proposal, unless and until such time as (i) the Company’s Board of Directors determines that it has received a Superior Proposal, and (ii) the Board of Directors determines in connection with receipt of such Superior Proposal, after consultation with outside legal counsel, that continuing to make such recommendation with respect to the Merger, failing to change or withdraw such recommendation with respect to the Merger, or failing to recommend such Superior Proposal, would be a breach of its fiduciary duties to the stockholders of the Company under applicable law, at which time the Company’s Board of Directors may change or withdraw its recommendation with respect to the Merger or recommend such Superior Proposal; provided, that, before and as a condition to taking any such action, (i) Company first notifies Parent, in writing and at least 72 hours before doing so, of this intention to take such action, and (ii) Company attaches the most current version of such Superior Proposal (or a description of all material terms and conditions thereof), and (iii) Parent fails to make, within 72 hours of receipt of such written notification, an offer that the Board of Directors of Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Company from a financial point of view as such Superior Proposal. Company shall make its senior executives available for discussions with Parent and otherwise shall negotiate in good faith with Parent with respect to the terms and conditions of this Agreement and the Merger during such 72-hour period.
      (d) Notwithstanding anything herein to the contrary, Company shall in all events call, give notice of, convene and hold the Company Stockholders Meeting and allow Company stockholders to vote on the Merger and transactions contemplated hereby, unless Parent shall have terminated this Agreement pursuant to Section 7.1(a)(iii) and Company shall have paid to Parent all amounts payable to Parent pursuant to Section 7.3(b). Company shall not submit to the vote of its stockholders any Takeover Proposal, or propose to do so, prior to termination of this Agreement.
      (e) Company shall (i) promptly notify Parent after receipt, but in no event later than 24 hours from such receipt, of any Takeover Proposal (or any notice from any Person that such Person is considering making a Takeover Proposal), or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries, by any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal; (ii) keep Parent informed of the status and details of any such Takeover Proposal notice or request in all material respects; and (iii) provide Parent with a true and complete copy of such Takeover Proposal notice or request, if it is in writing, or an oral summary thereof, if it is not in writing.
      (f) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, or from making any statement or other disclosure if the Company’s Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such statement or other disclosure would be a breach of its fiduciary duties to the stockholders of the Company under applicable law.
      (g) For purposes of this Agreement, “Takeover Proposal” means any offer or tender offer or proposal for, or any indication of interest in (whether written or oral), (i) a merger or other business combination involving the Company or any of its subsidiaries, (ii) the acquisition of any significant equity interest (15% or more) in the Company or any of its subsidiaries, or (iii) the acquisition of a significant portion (15% or more on a consolidated basis) of the assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement.
      (h) For purposes of this Agreement, “Superior Proposal” shall mean a bona fide written proposal made by a third party to acquire all or substantially all the assets of Company or a majority of or total voting securities of Company on terms that are more favorable to Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement and for which financing, to the extent required, is then committed.
ARTICLE 5
ADDITIONAL AGREEMENTS
      5.1     Proxy Statement. As soon as reasonably practicable after the execution of this Agreement, Company shall prepare and file with the SEC a proxy statement, which complies in form with applicable SEC requirements, for use in connection with the solicitation of proxies from the Company Stockholders in favor of the adoption of this Agreement and the approval of the Merger at the Company Stockholders Meeting (as may be amended or supplemented from time to time, the “Proxy Statement”). If, at any time prior to the Effective Time, any event or information should be discovered by Company which should be set forth in a supplement to the Proxy Statement, Company shall promptly inform Parent. Subject to Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of Company that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.
      5.2     Meeting of Stockholders. Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of Company Stockholders at which such stockholders will consider and vote on a proposal to adopt this Agreement and approve the Merger (the “Company Stockholders Meeting”) as promptly as practicable after the Execution Date, and in any event within twenty (20) business days, after the date upon which the Proxy Statement is first mailed to the Company Stockholders (it being understood and hereby agreed that, in the event that the SEC shall elect to provide comments on the Proxy Statement, the Company shall not be required to mail the Proxy Statement to the Company Stockholders until the SEC has indicated to the Company, orally or in writing, that it has no further comments on the Proxy Statement). Company shall give Parent no less than ten (10) business days advance notice of the date which shall be set as the “record date” for the Company Stockholders eligible to vote on this Agreement and the Merger. Company shall also consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent unless this Agreement is first terminated by Company pursuant to Article 7 hereof. Subject to Section 4.3, Company shall use commercially reasonable efforts to solicit from stockholders of Company proxies in favor of the adoption of this Agreement and the approval of the Merger, and shall take all other action required by the rules of Nasdaq, the laws of Delaware or other applicable law to secure the vote or consent of the Company Stockholders to effect the Merger.
      5.3     Access to Information; Notice of Certain Matters.
      (a) Upon reasonable notice, Company shall afford Parent and its accountants, counsel and other representatives reasonable access during the period prior to the Effective Time or the earlier termination of this Agreement, provided, that such access does not unreasonably disrupt the day-to-day operation of Company, to (i) all of Company’s properties, books, contracts and records, and (ii) all other information concerning the business, properties and personnel of Company as Parent may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.
      (b) Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company’s Tax Returns and other records and workpapers relating to Taxes, provided that such access does not unreasonably disrupt the day-to-day operation of Company.
      (c) Subject to compliance with applicable law, from the Execution Date until the Effective Time or the earlier termination of this Agreement, Company and Parent shall confer on a regular basis to report operational matters of materiality and the general status of ongoing operations of Company.
      (d) During the period from the Execution Date and prior to the Effective Time or the earlier termination of this Agreement, Company shall promptly notify Parent in writing of:

(i) the discovery of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation or warranty made by Company in this Agreement or any other agreement contemplated hereby to the extent that such event, condition, fact or circumstance would cause the condition in Section 6.3(a) of this Agreement not to be satisfied;

(ii) any material breach of any covenant or obligation by Company; and

(iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article 5 or Article 6 impossible or unlikely.
      (e) No information or knowledge obtained in any investigation conducted pursuant to this Section 5.3, or as a result of any notice provided pursuant to this Section 5.3, after the Execution Date shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.
      (f) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company to disclose or otherwise make any information available, provide access to any information, or otherwise notify Parent or Merger Sub of any information that, in Company’s sole and absolute discretion, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable law or binding order (including any Antitrust Laws), or (ii) the disclosure of which would violate the express terms of any contract or other binding agreement, or (iii) the disclosure of which would jeopardize any attorney-client or other legal privilege.
      5.4     Confidentiality. The parties acknowledge that Parent and Company have previously executed a Confidentiality Agreement dated June 29, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
      5.5     Public Statements and Disclosure. Company and Parent shall consult with each other before issuing any press releases or otherwise any public statements or other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without the prior written approval of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD; provided, that no such consultation or approval shall be required to make any disclosure or otherwise take any action permitted by the terms of Section 4.3.
      5.6     Consents; Cooperation.
      (a) Each of Parent and Company shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR. Company and Parent shall each use their respective commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of their respective material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other applicable antitrust or anti-competition laws of any foreign country.
      (b) Each of Parent and Company shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Each of Parent and Company shall use their respective commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.
      (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), Parent shall not be required to divest any of its or its subsidiaries’ businesses, product lines or assets or to take or agree to take any other action or agree to any limitation with respect to any of its or its subsidiaries’ businesses (in each case including Company and its subsidiaries).
      (d) Company shall use commercially reasonable efforts to furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth, or required to be set forth, on Schedule 2.24.
      5.7     FIRPTA. Company shall, on or prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit C, which states that shares of capital stock of Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall provide to Parent, as agent for Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form attached hereto as Exhibit D, along with written authorization for Parent to deliver such notice form to the IRS on behalf of Company upon the Closing of the Merger.
      5.8     Legal Requirements. Each of Parent and Company shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.
      5.9     Employee Benefit Plans.
      (a) Assumption of Company Options.

(i) At the Effective Time, the Company Stock Option Plans will be assumed by Parent and each outstanding Unvested Company Option will be assumed by Parent and converted into an option to purchase shares of Common Stock of the Parent (“Parent Common Stock”) (each a “Parent Option”). On the Closing Date, Company shall deliver to Parent an updated Schedule 2.2(c) hereto current as of such date. Each Unvested Company Option so assumed by Parent under this Agreement shall retain its respective vesting schedule under the applicable Company Stock Option Plan and its respective stock option agreement and each such Unvested Company Option shall continue to be subject to the terms and conditions set forth in the applicable Company Stock Option Plan and stock option agreement, except that (x) each assumed Unvested Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of such Unvested Company Option immediately prior to the Effective Time, assuming that all vesting conditions applicable to such option were then satisfied, multiplied by the quotient obtained by dividing (A) the Per Share Common Stock Consideration by (B) the average closing price of the Parent Common Stock on the NASDAQ National Market System for the five (5) trading days immediately preceding (but not including) the Closing Date (the “Option Exchange Ratio”) and rounded down to the nearest whole number of shares of Parent Common Stock, and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Unvested Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Company Stock Option Plans and the documents governing the outstanding Company Options under such plans, except as otherwise set forth on Schedule 5.9(a), the Merger will not accelerate the exercisability or vesting of the Unvested Company Options or the shares of Parent Common Stock which will be subject to those options upon the assumption of the Unvested Company Options in connection with the Merger. It is the intention of the parties that the Unvested Company Options assumed by Parent qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent, and only to the extent, the Unvested Company Options so replaced qualified as incentive stock options prior to the Effective Time. Following the assumption of the Unvested Company Options, all references to the Company in the Unvested Company Options and the Company Stock Option Plans shall be deemed to refer to the Parent.

(ii) After the Effective Time, Parent shall deliver to each holder of an outstanding Unvested Company Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Unvested Company Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.9(a) after giving effect to the Merger). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of such assumed Unvested Company Options pursuant to the terms set forth in this Section 5.9(a).

(iii) The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Company Options in the Merger. Provided that Company shall first provide to Parent the names of its stockholders and the number of shares of Company Capital Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase Parent Common Stock under the Unvested Company Options (as assumed pursuant hereto).

      (b) Company ESPP. The Company shall take all actions necessary to cause all outstanding purchase rights under the Company ESPP to be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPP, or (ii) three (3) trading days immediately preceding but not including the Closing Date (the “New Exercise Date”). In addition, the Company shall take all actions necessary to terminate all existing offering periods under the Company ESPP immediately after the earlier of (i) the next scheduled purchase date under the Company ESPP, or (ii) the New Exercise Date. Any purchase rights existing on the New Exercise Date (if it occurs) under the Company ESPP shall be exercised on the New Exercise Date and each participant in the Company ESPP shall accordingly be issued shares of Company Common Stock at that time. The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to ensure that no offering periods under the Company ESPP commence after the date hereof. The Company shall take all actions necessary to terminate the Company ESPP immediately prior to the Effective Time.
      (c) Employee Plans. If requested by Parent, Company shall, immediately prior to the Closing Date, terminate any one or more of the Plans and no further contributions shall be made to the Plans, provided, that, as conditions of such termination, (i) Company’s employees who become employees of Parent and/or the Surviving Corporation shall receive employee benefits which in the aggregate are no less favorable than those provided from time to time by Parent and its subsidiaries to their respective similarly situated employees; and (ii) Company’s employees shall be eligible to participate in Parent’s 401(k) plan immediately following the Closing Date in accordance with the terms of such 401(k) plan. Parent and/or Surviving Corporation shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee’s eligibility to participate, vesting, or level or amount of benefits, employees of Company who become employees of Parent and/or the Surviving Corporation shall be credited with their period of service with Company prior to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules. Subject to the approval of any insurance carrier and to the extent consistent with applicable law and applicable tax qualification requirements, Parent and/or the Surviving Corporation shall make available, or cause to be made available, to those employees of Company who become employees of Parent and/or the Surviving Corporation, medical, dental, disability and other welfare benefits plans and programs, to the extent the same is offered by Parent generally to its employees, without regard to any preexisting condition limitation, actively-at-work requirement or similar limitation, provided, and only to the extent, that any analogous restriction applied to such employee under an analogous plan of Company had been satisfied as of the Closing Date. In determining an employee’s share of the cost of coverage under any plan or program of Parent and/or the Surviving Corporation for the year in which the Closing occurs, Parent and/or the Surviving Corporation shall make commercially reasonable efforts to credit the employee with any pre-Closing co-pays and deductibles made by or on behalf of such employee under each comparable plan maintained by Company prior to the Effective Time for such year. Parent shall not be required to have any preexisting condition limitation, actively-at-work requirement or similar limitation waived or to credit any pre-Closing co-pays and deductibles made by or on behalf of such employee unless Company (or its successor entity) or the applicable insurance carrier makes available a HIPAA Certificate evidencing prior coverage under the corresponding or analogous Company plan. Parent and/or Surviving Corporation shall use commercially reasonable efforts to permit Company’s employees who become employees of Parent and/or Surviving Corporation to transfer elections and nominal account balances (if any) from the flexible spending arrangement plans of the Company to the flexible spending arrangement plans of the Parent and/or Surviving Corporation. In the event such plans are not sponsored by Parent and/or Surviving Corporation, Parent and/or Surviving Corporation shall establish, as soon as practicable after the Effective Time, such plans and permit the plan-to-plan transfer of such elections and nominal account balances (if any). Parent shall honor all elections made under Company’s flexible spending arrangement plans. In the event Parent requests Company to terminate any of the Plans, Company shall provide to Parent executed resolutions by the Board of Directors of Company authorizing the termination of the applicable Plan or Plans.
      5.10     Indemnification; Directors’ and Officers’ Insurance.
      (a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its subsidiaries and any of its current or former directors and officers (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its subsidiaries to) cause the certificate or articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable to the beneficiaries thereof as the indemnification and exculpation provisions contained in the certificate or articles of incorporation and bylaws (or other similar organizational documents) of the Company and its subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable law. For purposes of this Section 5.10(a) and Section 5.10(e) below, those provisions providing for indemnification and exculpation contained in Parent’s certificate of incorporation and bylaws immediately prior to the Effective Time shall be deemed to sufficient in scope to satisfy Parent’s obligations as to such indemnification and exculpation provisions if maintained through such six (6) year period.
      (b) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to maintain in effect the Company’s existing officers’ and directors’ liability insurance policy (the “D&O Policy”) in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the D&O Policy; provided, that, in satisfying their obligations under this Section 5.10(b), Parent and Surviving Corporation shall not be obligated to pay premiums under the D&O Policy in excess of 150% of the Annual Premium, provided, however, that if Parent and the Surviving Corporation would otherwise be required to expend more than 150% of the Annual Premium to maintain the D&O Policy during such six-year period, then they shall obtain as much comparable insurance as possible for an annual premium equal to 150% of the Annual Premium. Notwithstanding the foregoing, prior to the Effective Time, the Company may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program, in form and substance reasonably satisfactory to Parent, effective as of the Effective Time, covering a period of six (6) years from and after the Effective Time with respect to acts or omissions occurring on or prior to the Effective Time, with such coverage to have an aggregate coverage limit over the term of such policy in an amount at least equal to the annual aggregate coverage limits under the D&O Policy; provided that the premium for such coverage shall not exceed four (4) times the Annual Premium. In the event that the Company purchases such a “tail” or “runoff” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” or “runoff” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.10(b) for so long as such “tail” or “runoff” policy shall be maintained in full force and effect. Company represents to Parent that the amount per annum Company paid for the D&O Policy for the period from June 1, 2005 to May 31, 2006 (the “Annual Premium”) is as set forth in Schedule 5.10(b) of the Company Disclosure Letter. Neither Parent or the Company shall be deemed in breach of their obligations to maintain any insurance policy pursuant to this Section 5.10(b) as to any Indemnified Party that is denied coverage under such insurance policy by the issuer or underwriter thereof as a result of any act or omission of an Indemnified Person in connection with the application for such insurance policy or any claim thereunder.
      (c) The obligations and liability of Parent, the Surviving Corporation and its subsidiaries under this Section 5.10 shall be joint and several.
      (d) The obligations under this Section 5.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” or “runoff” policy referred to in Section 5.10(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” or “runoff” policy referred to in Section 5.10(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” or “runoff” policy referred to in Section 5.10(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement as if a party hereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” or “runoff” policy referred to in Section 5.10(b) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its subsidiaries, or applicable law (whether at law or in equity).
      (e) In the event that Parent, Surviving Corporation or any of their subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.10.
      5.11     Form S-8. As soon as practicable and in no event more than ten (10) days after the Closing, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to the Company Options assumed pursuant to Section 5.9(a) and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Company will cooperate and assist Parent in the preparation of such registration statement(s).
      5.12     Takeover Statutes. If any Takeover Statute shall become applicable to the transaction contemplated hereby, Company and the members of the Board of Directors of Company shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, to the extent required in the exercise of the fiduciary duties of the Board of Directors of Company under applicable law as advised by independent counsel.
      5.13     Notices. Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, if applicable, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.
      5.14     Further Assurances. Parent, Merger Sub and Company shall use their respective commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
      5.15     Novation of Contracts or Subcontracts for any Governmental Entity.
      (a) The parties agree that novation agreements should not be necessary, but recognize that, in accordance with certain statutes, including Subpart 42.12 et seq. and other regulations, novation or other approval of contracts for any Governmental Entity may be requested by a contracting officer for the full transfer and assignment of the contracts for any Governmental Entity to Parent and that application for novation or other approvals will not be made until after the execution of this Agreement and may take a substantial amount of processing time.
      (b) Promptly following the execution of this Agreement, if any contracting officer requests novation of contracts for any Governmental Entity, the parties shall cooperate in an attempt to persuade the contracting officer that a novation is not necessary in light of the nature of this transaction. If unsuccessful in persuading the contracting officer, however, each party shall complete its respective portion of the documentation required for novation of each contracts for any Governmental Entity by FAR Subpart 42.12, including FAR 42.1204(b), 42.1204(e) and 42.1204(f) as well as by reasonable request of the Governmental Entity, and the Company shall deliver its portion to Parent. On behalf of Company, Parent shall promptly submit the required documentation to the appropriate contracting officer and provide a copy thereof to Company. Each party will thereafter, promptly and in coordination with the other party, respond appropriately to any requests from the contracting officer for additional information or documentation relating to such novation. Each party shall keep the other fully informed, on a current and timely basis, as to the progress of the novation process and provide copies of all letters, correspondence, and other material documents to or from the Governmental Entity with respect thereto. If the appropriate contracting officer (i) provides no acknowledgment of or response to the notice of change in ownership and control within thirty (30) days, or (ii) asserts that novation of the contracts for any Governmental Entity is required, but then refuses to permit novation of a contracts for any Governmental Entity under substantially the same terms and conditions as in effect at the time of the Closing in the name of Parent and without material adverse conditions upon either Company or Parent within ninety (90) days and, (A) such decision is no longer appealable by law or regulation, or (B) the parties jointly agree that such decision cannot or should not as a practical matter be further pursued, appealed, or submitted for reconsideration, the parties shall for a period of thirty (30) days consult in good faith on how to proceed.
ARTICLE 6
CONDITIONS TO THE MERGER
      No party may refuse to close as to any condition that remains unsatisfied where such party’s failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, the condition not being satisfied, provided, however, that no party shall be obligated to close in the absence of fulfillment of any such condition, where a closing without fulfillment of such conditions would result in a violation of Applicable Law.
      6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger and effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity (which has jurisdiction over Company or Parent) seeking any of the foregoing be pending.

(c) No Illegality. No statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(d) Governmental Approval. Parent, Merger Sub and Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary to consummate the Merger, including but not limited to such approvals, waivers and consents as may be required under HSR.
      6.2     Additional Conditions to Obligations of Company. The obligations of Company to consummate the Merger and effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Parent which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect, and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.

(b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 6.2(a).

      6.3     Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement (as qualified by the Company Disclosure Schedule) shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and or, in the case of representations and warranties of Company which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect, and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) No Company Material Adverse Effect. Since the Execution Date, there shall not have occurred any Company Material Adverse Effect that has not been remedied or otherwise cured.

(c) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President to the effect set forth in Sections 6.3(a).
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
      7.1     Termination.
      (a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(i) by mutual written consent duly authorized by each party’s Board of Directors;

(ii) by either Parent or Company, if the Closing shall not have occurred on or before January 31, 2006; provided, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

(iii) by either Parent or Company, if the Requisite Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or any postponement or adjournment thereof;

(iv) by either Parent or Company, if:

(A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

(B) any statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

(v) by Parent, if

(A) Company shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach of Section 4.3(a) hereof which is specifically addressed in subsection (B) below) such that the conditions to Parent’s obligation to close the Merger set forth in Sections 6.3(a) would not be satisfied at the Closing and such breach shall not have been cured within twenty (20) business days of receipt by Company of written notice of such breach, provided, that the right to terminate this Agreement by Parent under this Section 7.1(a)(v)(A) shall not be available to Parent where Parent is at that time in material breach of this Agreement; or

(B) Company or any of its subsidiaries or their respective officers, directors, employees or representatives have materially breached or violated the restrictions of Section 4.3(a) hereof; or

(C) the Board of Directors of Company shall have (w) changed or withdrawn its recommendation in respect of the Merger in a manner adverse to Parent, (x) failed to include in the Proxy Statement its recommendation that Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger, or (y) recommended, endorsed, accepted or agreed to a Takeover Proposal, or (z) resolved to take any of the actions referenced in the foregoing clauses (w) — (y), inclusive; or

(vi) by Company:

(A) if Parent shall materially breach any representation, warranty, obligation or agreement hereunder such that the conditions to Company’s obligation to consummate the Merger set forth in Section 6.2(a) would not be satisfied and such breach shall not have been cured within twenty (20) business days of receipt by Parent of written notice of such breach, provided, that the right to terminate this Agreement by Company under this Section 7.1(a)(vi)(A) shall not be available to Company where Company is at that time in material breach of this Agreement; or

(B) prior to entering into a definitive agreement with respect to a Superior Proposal; provided that (1) Company has not breached the terms of Section 4.3 with respect to such Superior Proposal, (2) the Company’s Board of Directors has authorized the Company to enter into a definitive agreement in respect of such Superior Proposal, (3) Parent has not made an offer that the Company’s Board of Directors determines in good faith, after consultation with a financial advisor and its outside legal counsel, is at least as favorable to Company Stockholders as such Superior Proposal within the 72-hour period contemplated by Section 4.3(c), and (4) concurrently with the termination of this Agreement, Company pays to Parent a cash fee in an amount equal to the Termination Fee Amount set forth in Section 7.3(f) and enters into a definitive agreement with respect to such Superior Proposal.
      7.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part, of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the above, (i) the provisions of Section 5.4 (Confidentiality), this Section 7.2 and Section 7.3 (Expenses and Termination Fees) shall remain in full force and effect and survive any termination of this Agreement and (ii) subject to Section 7.3(h), nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement.
      7.3     Expenses and Termination Fees.
      (a) Subject to the terms of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.
      (b) The Company shall pay Parent a cash fee of $5,500,000 (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account designated in writing by Parent within one (1) business day after satisfaction of all conditions to such payment referenced in this Section 7.3(b), in the event that (i) Parent or Company terminates this Agreement pursuant to Section 7.1(a)(ii) or Section 7.1(a)(iii) hereof, and (ii) following the Execution Date and prior to such termination of this Agreement, a Takeover Proposal shall have been publicly announced or shall have become publicly known and shall not have been withdrawn, and (iii) within twelve (12) months following such termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company enters into a letter of intent or binding contract providing for a Company Acquisition and such Company Acquisition is later consummated. For purposes of this Agreement, a “Company Acquisition” shall mean any of the following transactions or a series of related transactions having any of the following effects (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction; (B) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company’s business immediately prior to such sale; or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.
      (c) If Parent terminates this Agreement pursuant to Section 7.1(a)(v)(A), Company shall promptly reimburse Parent for up to $2,000,000 of the actual, reasonable and documented out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its outside advisors, outside accountants and outside legal counsel).
      (d) If Parent terminates this Agreement pursuant to Section 7.1(a)(v)(B) or Section 7.1(a)(v)(C), Company shall promptly pay to Parent a cash fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account designated in writing by Parent.
      (e) If Company shall terminate this Agreement pursuant to Section 7.1(a)(vi)(A), Parent shall promptly reimburse Company for up to $2,000,000 of the actual, reasonable and documented out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its outside advisors, outside accountants and outside legal counsel).
      (f) If Company terminates this Agreement pursuant to Section 7.1(a)(vi)(B), as a condition and prior to such termination, the Company shall pay to Parent a cash fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account designated in writing by Parent.
      (g) Company and Parent acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company and Parent would not enter into this Agreement. Company and Parent further agree that if Company or Parent, as the case may be, fails to pay the fees required hereunder, and, in order to obtain such payment, Company or Parent commences a suit against the other that results in a judgment against Company or Parent, as the case may be, for such fees, Company or Parent, as the case may be, shall pay to the other interest on such required fees from and including the date payment of the applicable fees ware originally due to (but excluding) the date of actual payment, at the prime rate of Bank of America, National Association in effect on the date such fee payment was originally required to be made.
      (h) Company and Parent acknowledge and agree that payment of the fees contemplated by this Section 7.3 shall be liquidated damages paid in lieu of any other damages that may arise of any breach of this Agreement.
      7.4     Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made subsequent to adoption of the Agreement by the stockholders of Company shall not alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock.
      7.5     Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension.

ARTICLE 8
GENERAL PROVISIONS
      8.1     Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article 1, Section 5.4 (Confidentiality), Section 5.9 (Employee Benefit Plans), Section 5.10 (Indemnification; Directors’ and Officers’ Insurance), Section 5.11 (Form S-8), Section 5.14 (Further Assurances), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this Article 8 shall survive the Effective Time.
      8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
      (a) if to Parent, to:

BEA Systems, Inc.
2315 North First Street
San Jose, CA 95131
Attention: General Counsel
Facsimile No.: (408) 570-8944
Telephone No.: (408) 570-8000
      with a copy to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304-1018
Attention: Michael C. Phillips, Esq.
Facsimile No.: (650) 494-0792
Telephone No.: (650) 813-5620
      (b) if to Company, to:

Plumtree Software, Inc.
500 Sansome Street
San Francisco, CA 94111
Attention: General Counsel
Facsimile No.: (415) 263-8991
Telephone No.: (415) 263-8900
      with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street, Spear Tower, Suite 3300
San Francisco, CA 94105-1126
Attention: Michael S. Ringler, Esq.
Facsimile No.: (415) 947-2099
Telephone No.: (415) 947-2000
      8.3     Interpretation; Certain Definitions. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The term “Person” shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      8.4     Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
      8.5     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Company Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Article 1, Sections 5.9, 5.10 and 5.11, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.
      8.6     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
      8.7     Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
      8.8     Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction of any state court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
      8.9     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
      8.10     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
      8.11     Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorneys’ fees and all other costs and expenses incurred in such action or suit.
[Signatures Follow On A Separate Page.]

      IN WITNESS WHEREOF, Company, Parent and Merger Sub have each caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

“Company”

PLUMTREE SOFTWARE, INC.

By:	/s/ John Kunze

Name: John Kunze

Title:	Chief Financial Officer

“Parent”

BEA SYSTEMS, INC.

By:	/s/ Alfred S. Chuang

Name: Alfred S. Chuang

Title:	CEO and President

“Merger Sub”

BAJA, INC.

By:	/s/ Mark P. Dentinger

Name: Mark P. Dentinger

Title:	President
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

APPENDIX I
INDEX OF DEFINED TERMS

Defined Term	Section

Agreement	Introduction
Annual Premium	5.10(b)
Antitrust Laws	5.6(b)
Certificate of Merger	1.2
Certificates	1.7(c)(i)
Closing	1.2
Closing Date	1.2
Code	1.9
Company	Introduction
Company Acquisition	7.3(b)
Company Authorizations	2.8
Company Balance Sheet Date	2.4(b)
Company Capital Stock	1.6(a)
Company Common Stock	1.6(a)
Company Disclosure Schedule	Article 2
Company ESPP	1.6(a)
Company Financial Statements	2.4(b)
Company Material Adverse Effect	Article 2
Company Preferred Stock	1.6(a)
Company Options	1.6(a)
Company Stockholder	1.7(c)(iii)
Company Stockholders Meeting	5.2
Company SEC Documents	2.4(a)
Company Stock Option Plan(s)	1.6(a)
Company Warrant	1.6(g)
Confidential Information	2.10(h)
Confidentiality Agreement	5.4
DCAA	2.29(b)
Defined Benefit Plan	2.13(a)(i)
Delaware Law	1.1
Dissenting Shares	1.11
D&O Policy	2.10(b)
Effective Date	1.2
Effective Time	1.2
Environmental Laws	2.11
ERISA	2.13(a)(ii)
Exchange Act	2.4(a)
Exchange Agent	1.7(a)
Execution Date	Introduction
GAAP	Article 2
Governmental Entity	2.3(c)
GSA	2.29(b)

Defined Term	Section

Hazardous Materials	2.11
HSR	2.3(c)(iv)
Indemnified Parties	5.10(a)
Intellectual Property	2.10(a)
IRS	2.13(h)
knowledge	Article 2
Leased Premises	2.25(a)
Leases	2.25(a)
Material Contracts	2.22
Member of the Controlled Group	2.13(a)(iii)
Merger	Recital A
Merger Sub	Introduction
Multiemployer Plan	2.13(a)(iv)
NASD	2.3(c)(ii)
Option Exchange Ratio	5.9(a)(i)
Order	5.6(b)
ordinary course of business	Article 2
Parent	Introduction
Parent Common Stock	5.9(a)(i)
Parent Material Adverse Effect	Article 3
Parent Option	5.9(a)
Per Share Common Stock Consideration	1.6(a)
Person	8.3
Plans	2.13(b)
Proceeding	2.7
Products	2.10(b)
Proxy Statement	5.1
Requisite Stockholder Approval	2.19
SEC	Article 2
Securities Act	2.4(a)
SOX	2.4(c)
Superior Proposal	4.3(h)
Surviving Corporation	1.1
Takeover Proposal	4.3(g)
Takeover Statute	2.28
Tax Authority	2.12(g)
Tax Return	2.12(g)
Tax, Taxes and Taxable	2.12(g)
Termination Fee Amount	7.3(b)
Third Party Intellectual Property Rights	2.10(c)
Unvested Company Option	1.6(a)
Vested Company Option	1.6(a)
Voting Agreement	Recitals

ANNEX B
STOCKHOLDER VOTING AGREEMENT
      THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of the 22nd day of August, 2005 between BEA Systems, Inc., a Delaware corporation (“Parent”), and the undersigned Stockholder (“Stockholder”) of Plumtree Software, Inc., a Delaware corporation (“Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).
RECITALS
      A. Parent, Baja, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Company will enter into an Agreement and Plan of Merger, dated as of August 22, 2005 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Company (the “Merger”).
      B. In contemplation of executing the Merger Agreement, the parties agreed that concurrently with the execution of the Merger Agreement, Parent and Stockholder would execute and deliver a Stockholder Voting Agreement containing the terms and conditions set forth herein.
      C. Stockholder understands and acknowledges that Parent, Merger Sub, Company and their respective Stockholders, as well as legal counsel to Parent, Merger Sub and Company, are entitled to rely on (x) the truth and accuracy of Stockholder’s representations contained herein and (y) Stockholder’s performance of the obligations set forth herein.
      NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement and in this Agreement, it is hereby agreed as follows:
      1.     Share Ownership; Agreement to Retain Shares.
      1.1     Transfer and Encumbrance.
      (a) Stockholder is the beneficial owner of that number of shares of Company Capital Stock (as such term is defined in the Merger Agreement) and that number of shares of Company Capital Stock issuable upon the exercise in full of the options for shares of Company Capital Stock set forth on the signature page hereto (the “Shares”). These Shares constitute Stockholder’s entire beneficial interest in the outstanding capital stock of Company. No other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire such Shares or any portion of such Shares (except for such Stockholder’s spouse and to the extent such Stockholder is a partnership; the partners thereof shall be deemed to have a beneficial interest). As of the date hereof, except as set forth on the signature page hereto, (i) the Shares are free and clear of any liens, claims, options, charges or other encumbrances; (ii) none of the Shares is deposited into a voting trust with voting instructions inconsistent with any of the provisions of Section 2; and (iii) other than the Proxy, as defined below, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Shares that is inconsistent with any of the provisions of Section 2. Stockholder’s principal residence or place of business is set forth on the signature page hereto.
      (b) Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares, or deposit any Shares into a voting trust or grant a proxy (except for the Proxy, as defined below) or to make any offer or other agreement relating thereto, at any time prior to the Expiration Date, unless the transferee of such Shares agrees in writing to be bound by the terms hereof. Stockholder agrees and consents to the entry of stop transfer instructions by the Company consistent with the terms of this Section 1 against the transfer of any Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement.
      1.2     New Shares. Stockholder agrees that any shares of capital stock of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this

Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.
      2.     Voting.
      2.1     Agreement to Vote Shares. Prior to the Expiration Date, Stockholder hereby agrees to appear, or cause the holder of record of any Shares on any applicable record date (the “Record Holder”) to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of the stockholders of Company and at any adjournment thereof (a “Meeting”) and on every action or approval by written consent or resolution of the stockholders of Company for the purpose of voting on the Merger Agreement and the transactions contemplated thereby. Prior to the Expiration Date, at every Meeting or on any action or approval taken by written consent, Stockholder shall vote the Shares (solely in Stockholder’s capacity as a stockholder of the Company):

(a) in favor of adoption of the Merger Agreement and approval of the Merger;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement;

(c) against approval or adoption of any transaction involving (i) the sale or transfer of all or substantially all of the capital stock of the Company, whether by merger, consolidation or other business combination, (ii) a sale or transfer of all or substantially all of the assets of the Company or its subsidiaries, (iii) a reorganization, recapitalization or liquidation of the Company or its subsidiaries, or (iv) any amendment to the Company’s governing instruments creating any new class of securities of the Company or otherwise affecting the rights of any class of security as currently in effect; and

(d) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Takeover Proposal; (ii) any change in a majority of the members of the board of directors of the Company; or (iii) any other action which is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Stockholder Voting Agreement.
      2.2     Obligations as Director and/or Officer. If at any time prior to the Expiration Date, Stockholder is a member of the Board of Directors of Company (“Director”) or an officer of Company (“Officer”) of Company, nothing in this Agreement shall be deemed to limit or restrict the Director or Officer in acting in his capacity as a Director or Officer, as the case may be, of Company and exercising his fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to the Stockholder solely in his capacity as a stockholder of Company and shall not apply to his actions, judgments or decisions as a Director or Officer of Company.
      3.     Irrevocable Proxy. Contemporaneously with the execution of this Agreement, Stockholder shall execute and deliver to Parent a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to each and every Meeting or action or approval by written consent or resolution of the Stockholders of Company, such Proxy to cover the total number of Shares in respect of which Stockholder is entitled to vote at any such Meeting or in connection with any such written consent which calls for the vote of the Stockholders to adopt or approve the Merger, the Merger Agreement and other actions which could reasonably be expected to facilitate the Merger.
      4.     Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

(a) Stockholder has the legal capacity and absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement and the Proxy by such Stockholder do not, and the performance of this Agreement and the Proxy by such Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Shares pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his affiliates or properties is or may be bound or affected.

(c) Until the Expiration Date, Stockholder will (and will use commercially reasonable efforts to cause Company, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Stockholder or them, to) fully comply with the provisions of Section 4.3 of the Merger Agreement. Stockholder has carefully read this Agreement and Section 4.3 of the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the Stockholder’s ability to solicit, initiate or intentionally encourage any Takeover Proposal (as defined in the Merger Agreement) to the extent the undersigned felt necessary with the Stockholder’s counsel or counsel for Company.

(d) Stockholder shall not advise or counsel or seek to advise or counsel any Person to vote against the Merger or any of the other transactions contemplated by the Merger Agreement.

      5.     Miscellaneous.
      5.1     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
      5.2     Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder as a Stockholder of Company only with respect to the specific matters set forth herein.
      5.3     Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.
      5.4     Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.
      5.5     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail

(return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
      (a) If to Stockholder, at the address set forth below Stockholder’s signature on the signature page hereto with a copy to:
      (b) If to Parent:

BEA Systems, Inc.
2315 North First Street
San Jose, California 95131
Attention: General Counsel
Facsimile No.: (408) 570-8944
Telephone No.: (408) 570-8000
      with a copy to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304-1018
Attention: Michael C. Phillips, Esq.
Facsimile: (650) 494-0792
Telephone: (650) 813-5620
or to such other address as any party hereto may designate for itself by notice given as herein provided.
      5.6     Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of laws.
      5.7     Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.
      5.8     Counterpart; Delivery by Facsimile. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. This Agreement may be delivered by facsimile.
      5.9     Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
      5.10     Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by the Stockholder in this Agreement shall survive until the Expiration Date, at which time this Agreement shall be of no further force or effect.
      5.11.     Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of the ownership of any outstanding Shares.
      5.12.     Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder’s obligations, or the rights or remedies of Parent, under any agreement between Parent and Stockholder; and nothing in any such agreement shall limit any of Stockholder’s obligations, or any of the rights or remedies of Parent, under this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BEA SYSTEMS, INC	STOCKHOLDER

By:

Name:	(Signature)
Title:

(Print Name)

(Print Address)

(Print Address)

(Print Telephone Number)

(Print Facsimile Number)

(Social Security or Tax I.D. Number)
Number of shares of Company capital stock owned on the date hereof:

Common Stock:
Stock Options:
State of Residence:
[Signature Page to Stockholder Voting Agreement]

EXHIBIT A TO STOCKHOLDER VOTING AGREEMENT
IRREVOCABLE PROXY
TO VOTE STOCK OF
PLUMTREE SOFTWARE, INC.
      The undersigned Stockholder of Plumtree Software, Inc., a Delaware corporation (“Company”), hereby irrevocably (to the fullest extent permitted by the laws of the State of Delaware) appoints the members of the Board of Directors of BEA Systems, Inc., a Delaware corporation (“Parent”), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) until the Expiration Date (as defined below) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned Stockholder of Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.
      This Irrevocable Proxy is irrevocable (to the fullest extent provided under Delaware law), is coupled with an interest, including, but not limited to, that certain Stockholder Voting Agreement dated as of even date herewith by and among Parent and the undersigned, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger dated as of August 22, 2005 (the “Merger Agreement”), among Company, Parent and Baja, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), which agreement provides for the merger of Merger Sub with and into the Company (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the date of termination of the Merger Agreement.
      The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Delaware General Corporation Law), at every annual, special or adjourned meeting of the Stockholders of Company and in every written consent in lieu of such meeting as follows: (a) in favor of adoption of the Merger Agreement and the approval of the Merger; (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; (c) against approval or adoption of any transaction involving (i) the sale or transfer of all or substantially all of the capital stock of the Company, whether by merger, consolidation or other business combination, (ii) a sale or transfer of all or substantially all of the assets of the Company or its subsidiaries, (iii) a reorganization, recapitalization or liquidation of the Company or its subsidiaries, or (iv) any amendment to the Company’s governing instruments creating any new class of securities of the Company or otherwise affecting the rights of any class of security as currently in effect; and (d) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Takeover Proposal (as defined in the Merger Agreement); (ii) any change in a majority of the members of the board of directors of the Company; or (iii) any other action which is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Proxy.
      THE ATTORNEYS AND PROXIES NAMED ABOVE MAY NOT EXERCISE THIS IRREVOCABLE PROXY ON ANY OTHER MATTER EXCEPT AS PROVIDED ABOVE. THE UNDERSIGNED STOCKHOLDER MAY VOTE THE SHARES ON ALL OTHER MATTERS.
      All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

      This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

_______________________________________ (Signature of Stockholder)

_______________________________________ (Print Name of Stockholder)
Dated: August 22, 2005
Number of shares beneficially owned by Stockholder subject to the Irrevocable Proxy:

Common Stock:
Stock Options:
[Signature Page to Irrevocable Proxy]

ANNEX C

Jefferies Broadview
950 Tower Lane, 18th Floor
Foster City, CA 94404
www.jefferiesbroadview.com
August 22, 2005
CONFIDENTIAL
Board of Directors
Plumtree Software, Inc.
500 Sansome Street, Suite 100
San Francisco, CA 94111
Dear Members of the Board:
      We understand that Plumtree Software, Inc. (“Plumtree” or the “Company”), BEA Systems, Inc. (“BEA” or “Parent”) and Baja, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into Plumtree (the “Merger”). Pursuant to the Merger, each issued and outstanding share of Plumtree common stock other than shares cancelled pursuant to Section 1.6(c) of the Agreement or Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $5.50 in cash (the “Merger Consideration”), as such amount may be adjusted in accordance with the Agreement. The terms and conditions of the Merger are more fully detailed in the Agreement.
      You have requested our opinion as to whether, as of the date hereof, the Merger Consideration is fair from a financial point of view to holders of Plumtree common stock.
      Jefferies Broadview, a division of Jefferies & Company, Inc. (“Jefferies Broadview”), provides investment banking services, including merger and acquisition advisory services, to information technology (“IT”), communications, healthcare technology, and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, healthcare technology, and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Plumtree’s Board of Directors and will receive fees from Plumtree upon delivery of this opinion and upon the successful conclusion of the Merger. In addition, the Company has agreed to indemnify Jefferies Broadview and its affiliates in connection with its engagement and to reimburse certain of our expenses. In the ordinary course of their businesses, Jefferies and its affiliates may publish research reports regarding the securities of the Company or Parent or their respective affiliates, may trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.
      In rendering our opinion, we have, among other things:

1.) reviewed the terms of the Agreement in the form of the draft furnished to us by the Company’s legal counsel on August 22, 2005, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed;

2.) reviewed Plumtree’s annual report on Form 10-K for the fiscal year ended December 31, 2004, including the audited financial statements included therein and Plumtree’s quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005, including the unaudited financial statements included therein;

3.) reviewed certain internal financial and operating information for Plumtree, including quarterly financial projections through December 31, 2005, prepared and furnished to us by Plumtree management;

4.) participated in discussions with Plumtree management concerning the operations, business strategy, current financial performance and prospects for the Company;

5.) discussed with Plumtree management its view of the strategic rationale for the Merger;

6.) reviewed the recent reported closing prices and trading activity for Plumtree common stock;

7.) compared certain aspects of Plumtree’s financial performance with those of public companies we deemed comparable;

8.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

9.) reviewed recent equity research analyst reports covering Plumtree, including quarterly projections through December 31, 2006, contained therein;

10.) assisted in negotiations and discussions related to the Merger among Plumtree, BEA and their respective financial and legal advisors; and

11.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.
      In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Plumtree or its advisors. With respect to the financial projections examined by us, we have assumed, with your permission, that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We have also assumed, with your permission, that in the course of obtaining the regulatory and third party approvals, consents and releases necessary for the consummation of the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Merger and that the Merger will be consummated in accordance with applicable laws and regulations and the terms of the Merger Agreement as set forth in the August 22, 2005 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We have not made or taken into account any independent appraisal or valuation of any of Plumtree’s assets or liabilities, contingent or otherwise. We express no view as to the federal, state or local tax consequences of the Merger.
      For purposes of this opinion, we have assumed that Plumtree is not currently involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion. It should be understood that, although subsequent developments may affect this opinion, we have no obligation to update, revise or reaffirm the opinion.
      Based upon and subject to the foregoing qualifications and limitations and those set forth below, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of Plumtree common stock.

      This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Plumtree in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Plumtree common stock, or any other person, as to how such person should vote on or act with respect to the Merger. This opinion may not be used for any other purpose whatsoever or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; except that this opinion may be included in its entirety, if required, in any proxy statement filed by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel in our sole discretion.

Sincerely,

/s/ Jefferies Broadview,
a division of Jefferies & Company, Inc.

Jefferies Broadview,
a division of Jefferies & Company, Inc.

ANNEX D
DELAWARE GENERAL CORPORATION LAW
Section 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PLUMTREE SOFTWARE, INC.
C/O COMPUTERSHARE
P.O. BOX 8694
EDISON, NJ 08818-8694
There are two ways to vote your Proxy. Your telephone votes authorize the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Your vote is important. Please vote immediately.
Vote-by-Telephone
Call toll-free
1-877-PRX-VOTE (1-877-779-8683)
If you vote by telephone, please do not mail your card.
Vote-by-Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plumtree Software, Inc. c/o Computershare P.O. Box 8687, Edison, NJ 08818-9247.
[PLTCM — PLUMTREE SOFTWARE, INC.] [FILE NAME: ZPLS11.ELX] [VERSION — (1)] [09/07/05] [orig. 09/07/05]
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☑	Please mark votes as in this example.
THE BOARD OF DIRECTORS OF PLUMTREE SOFTWARE, INC. RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

		FOR	AGAINST	ABSTAIN
1.	To approve and adopt the Agreement and Plan of Merger, dated as of August 22, 2005, among Plumtree Software, Inc., BEA Systems, Inc. and Baja, Inc., a wholly owned subsidiary of BEA Systems, Inc., and to approve the merger contemplated thereby.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted “FOR” the proposal listed and, with respect to such other matters as may come before the special meeting and any postponements or adjournments thereof, as said proxies deem advisable.

Mark box at right if you plan to attend the meeting.	☐

Mark box at right if an address change has been noted on this card.	☐

This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature:                     Date:                     Signature:                     Date:

     [PLTCM — PLUMTREE SOFTWARE, INC.] [FILE NAME: ZPLS12.ELX] [VERSION — (1)] [09/07/05] [orig. 09/07/05]
DETACH HERE
PLUMTREE SOFTWARE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS
                     , 2005
     The undersigned stockholder(s) of Plumtree Software, Inc., a Delaware corporation (“Plumtree”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated                     , 2005, and hereby appoints Eric Borrmann and Adriana Chiocchi, and each of them, proxies and attorneys-in-fact, with full power of each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Plumtree Software, Inc. to be held on                     , 2005 at                     a.m., at                     and at any postponements or adjournments thereof, and to vote all shares of Plumtree common stock which the undersigned is entitled to vote on the matters set forth on the reverse side.
IF YOU VOTE “AGAINST” THE PROPOSAL, THE PROXIES ARE NOT AUTHORIZED TO VOTE FOR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS OF THE SPECIAL MEETING, INCLUDING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE